Exhibit 10.26

EXECUTION VERSION

FOURTEENTH AMENDMENT TO THE
RECEIVABLES FINANCING AGREEMENT

This FOURTEENTH AMENDMENT TO THE RECEIVABLES FINANCING AGREEMENT (this “Amendment”), dated as of January 10, 2025, is entered into by and among the following parties:

(i)	AROP FUNDING, LLC (“Borrower”), as Borrower;
(ii)	ALLIANCE COAL, LLC, as initial Servicer; and
(iii)	PNC CAPITAL MARKETS LLC, a Pennsylvania limited liability company, as Structuring Agent; and
(iv)	PNC BANK, NATIONAL ASSOCIATION (“PNC”), as LC Bank, LC Participant, Lender and Administrative Agent.

Capitalized terms used but not otherwise defined herein (including such terms used above) have the respective meanings assigned thereto in the Receivables Financing Agreement described below.

BACKGROUND

A.The parties hereto have entered into a Receivables Financing Agreement, dated as of December 5, 2014 (as amended, restated, supplemented or otherwise modified through to the date hereof, the “Receivables Financing Agreement”).

B.Concurrently herewith, the parties hereto are entering into an Amended and Restated Fee Letter (the “Fee Letter”) dated as of the date hereof.

C.The parties hereto desire to amend the Receivables Financing Agreement as set forth herein.

NOW, THEREFORE, with the intention of being legally bound hereby, and in consideration of the mutual undertakings expressed herein, each party to this Amendment hereby agrees as follows:

SECTION 1.Amendments to the Receivables Financing Agreement. The Receivables Financing Agreement is hereby amended as shown on the marked pages set forth on Exhibit A hereto.

SECTION 2.Representations and Warranties of the Borrower and Servicer. The Borrower and the Servicer hereby represent and warrant to each of the parties hereto as of the date hereof as follows:

(a)Representations and Warranties. The representations and warranties made by it in the Receivables Financing Agreement and each of the other Transaction Documents to which it is a party are true and correct as of the date hereof.

(b)Enforceability. The execution and delivery by it of this Amendment, and the performance of its obligations under this Amendment, the Receivables Financing Agreement (as amended hereby) and the other Transaction Documents to which it is a party are within its organizational powers and have been duly authorized by all necessary action on its part, and this Amendment, the Receivables Financing Agreement (as amended hereby) and the other Transaction Documents to which it is a party are (assuming due authorization and execution by the other parties thereto) its valid and legally binding obligations, enforceable in accordance with its terms, except (x) the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws from time to time in effect relating to creditors’ rights, and (y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(c)No Event of Default. No Event of Default or Unmatured Event of Default has occurred and is continuing, or would occur as a result of this Amendment or the transactions contemplated hereby.

SECTION 3.Effect of Amendment; Ratification. All provisions of the Receivables Financing Agreement and the other Transaction Documents, as expressly amended and modified by this Amendment, shall remain in full force and effect. After this Amendment becomes effective, all references in the Receivables Financing Agreement (or in any other Transaction Document) to “this Receivables Financing Agreement”, “this Agreement”, “hereof”, “herein” or words of similar effect referring to the Receivables Financing Agreement shall be deemed to be references to the Receivables Financing Agreement as amended by this Amendment. This Amendment shall not be deemed, either expressly or impliedly, to waive, amend or supplement any provision of the Receivables Financing Agreement other than as set forth herein. The Receivables Financing Agreement, as amended by this Amendment, is hereby ratified and confirmed in all respects.

SECTION 4.Conditions to Effectiveness. This Amendment shall become effective as of the date hereof upon the Administrative Agent’s receipt of:

(a)counterparts to this Amendment executed by each of the parties hereto; and

(b)counterparts to the Fee Letter executed by each of the parties thereto and all fees owing thereunder.

SECTION 5.Severability. Any provisions of this Amendment which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 6.Transaction Document. This Amendment shall be a Transaction Document for purposes of the Receivables Financing Agreement.

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SECTION 7.Counterparts. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or e-mail transmission shall be effective as delivery of a manually executed counterpart hereof.

SECTION 8.GOVERNING LAW AND JURISDICTION.

THIS AMENDMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF, EXCEPT TO THE EXTENT THAT THE PERFECTION, THE EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF ADMINISTRATIVE AGENT OR ANY LENDER IN THE COLLATERAL IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK).

EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO (I) WITH RESPECT TO THE BORROWER AND THE SERVICER, THE EXCLUSIVE JURISDICTION, AND (II) WITH RESPECT TO EACH OF THE OTHER PARTIES HERETO, THE NON-EXCLUSIVE JURISDICTION, IN EACH CASE, OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK CITY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDMENT, AND EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING (I) IF BROUGHT BY THE BORROWER, THE SERVICER OR ANY AFFILIATE THEREOF, SHALL BE HEARD AND DETERMINED, AND (II) IF BROUGHT BY ANY OTHER PARTY TO THIS AMENDMENT, MAY BE HEARD AND DETERMINED, IN EACH CASE, IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY OTHER CREDIT PARTY TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR THE SERVICER OR ANY OF THEIR RESPECTIVE PROPERTY IN THE COURTS OF OTHER JURISDICTIONS. EACH OF THE BORROWER AND THE SERVICER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING. THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

SECTION 9. Section Headings. The various headings of this Amendment are included for convenience only and shall not affect the meaning or interpretation of this Amendment, the Receivables Financing Agreement or any provision hereof or thereof.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their duly authorized officers as of the date first above written.

AROP FUNDING, LLC
as the Borrower

By:	/s/ Cary P. Marshall
Name: Cary P. Marshall
Title: Senior Vice President and Chief Financial Officer

ALLIANCE COAL, LLC,
as the Servicer

By:	/s/ Cary P. Marshall
Name: Cary P. Marshall
Title: Senior Vice President and Chief Financial Officer

Fourteenth Amendment to Receivables Financing Agreement

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:	/s/ Deric Bradford
Name: Deric Bradford
Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION,
as LC Bank and as an LC Participant

By:	/s/ Deric Bradford
Name: Deric Bradford
Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Deric Bradford
Name: Deric Bradford
Title: Senior Vice President

Fourteenth Amendment to Receivables Financing Agreement

PNC CAPITAL MARKETS LLC,
as a Structuring Agent

By:	/s/ Deric Bradford
Name: Deric Bradford
Title: Managing Director

Fourteenth Amendment to Receivables Financing Agreement

Reaffirmation of Performance Guaranty.  By executing a counterpart to this Amendment, the Performance Guarantor hereby unconditionally reaffirms its obligations under the Performance Guaranty and acknowledges and agrees that such obligations continue in full force and effect (including, without limitation, with respect to the “Guaranteed Obligations”, as defined in the Performance Guaranty), and the Performance Guaranty is hereby ratified and confirmed.

ALLIANCE RESOURCE OPERATING
PARTNERS, L.P., as Performance Guarantor

By: MGP II, LLC, its managing general partner

By:	/s/ Cary P. Marshall
Name: Cary P. Marshall
Title: Senior Vice President and Chief Financial Officer

Fourteenth Amendment to Receivables Financing Agreement

EXHIBIT A

Fourteenth Amendment to Receivables Financing Agreement

EXECUTION VERSION

EXHIBIT A to ~~Thirteenth~~Fourteenth Amendment dated January ~~12~~10, ~~2024~~2025

RECEIVABLES FINANCING AGREEMENT

Dated as of December 5, 2014

by and among

AROP FUNDING, LLC,
as Borrower,

THE PERSONS FROM TIME TO TIME PARTY HERETO,
as Lenders and LC Participants,

PNC BANK, NATIONAL ASSOCIATION,
as LC Bank,

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent,

PNC CAPITAL MARKETS LLC,
as Structuring Agent,

and

ALLIANCE COAL, LLC,
as initial Servicer

-i-

(continued)

-ii-

(continued)

Page
SECTION 11.02. Administrative Agent’s Reliance, Etc	~~104~~105
SECTION 11.03. Administrative Agent and Affiliates	105
SECTION 11.04. Indemnification of Administrative Agent	106
SECTION 11.05. Delegation of Duties	~~105~~106
SECTION 11.06. Action or Inaction by Administrative Agent	~~105~~106
SECTION 11.07. Notice of Events of Default; Action by Administrative Agent	106
SECTION 11.08. Non-Reliance on Administrative Agent and Other Parties	106
SECTION 11.09. Successor Administrative Agent	~~106~~107
SECTION 11.10. Erroneous Payments.	107
ARTICLE XII [RESERVED]	~~109~~110
ARTICLE XIIIINDEMNIFICATION	~~109~~110
SECTION 13. 01. Indemnities by the Borrower	~~109~~110
SECTION 13. 02. Indemnification by the Servicer	~~112~~113
ARTICLE XIVMISCELLANEOUS	~~113~~114
SECTION 14. 01. Amendments, Etc	~~113~~114
SECTION 14. 02. Notices, Etc	~~114~~115
SECTION 14. 03. Assignability; Addition of Lenders	~~114~~115
SECTION 14.04. Costs and Expenses	118
SECTION 14. 05. No Proceedings	~~117~~118
SECTION 14.06. Confidentiality.	~~117~~118
SECTION 14.07. GOVERNING LAW	120
SECTION 14.08. Execution in Counterparts	120
SECTION 14.09. Integration; Binding Effect; Survival of Termination	120
SECTION 14. 10. CONSENT TO JURISDICTION	~~119~~120
SECTION 14.11. WAIVER OF JURY TRIAL	121
SECTION 14.12. Ratable Payments	121
SECTION 14. 13. Limitation of Liability	~~120~~121
SECTION 14.14. Intent of the Parties	122
SECTION 14.15. USA Patriot Act	122
SECTION 14. 16. Right of Setoff	~~121~~122

-iii-

(continued)

Page
SECTION 14.17. Severability	~~122~~123
SECTION 14.18. Mutual Negotiations	123
SECTION 14.19. Captions and Cross References	123
SECTION 14.20. Structuring Agent	123

EXHIBITS

EXHIBIT A	–	Form of [Loan Request] [LC Request]
EXHIBIT B	–	Form of Assignment and Acceptance Agreement
EXHIBIT C	–	Form of Assumption Agreement
EXHIBIT D	–	Form of Letter of Credit Application
EXHIBIT E	–	Credit and Collection Policy
EXHIBIT F	–	Form of Information Package
EXHIBIT G	–	Form of Compliance Certificate
EXHIBIT H	–	Closing Memorandum
EXHIBIT I-1	–	Form of Weekly Report
EXHIBIT I-2	–	Form of Daily Report

SCHEDULES

SCHEDULE I	–	Commitments
SCHEDULE II	–	Lock-Boxes, Lock-Box Accounts and Lock-Box Banks
SCHEDULE III	–	Notice Addresses
SCHEDULE IV	–	Excluded Receivables
SCHEDULE V	–	Mining Locations

-iv-

This RECEIVABLES FINANCING AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of December 5, 2014 by and among the following parties:

(i)AROP FUNDING, LLC, a Delaware limited liability company, as Borrower (together with its successors and assigns, the “Borrower”);

(ii)the Persons from time to time party hereto as Lenders and LC Participants;

(iii)PNC BANK, NATIONAL ASSOCIATION, as LC Bank (in such capacity, together with its successors and assigns in such capacity, the “LC Bank”);

(iv)PNC BANK, NATIONAL ASSOCIATION (“PNC”), as Administrative Agent;

(v)PNC CAPITAL MARKETS LLC, a Pennsylvania limited liability company, as Structuring Agent; and

(vi)ALLIANCE COAL, LLC, a Delaware limited liability company (“Alliance”), as initial Servicer (in such capacity, together with its successors and assigns in such capacity, the “Servicer”).

PRELIMINARY STATEMENTS

The Borrower has acquired, and will acquire from time to time, Receivables from the Transferor pursuant to the Sale and Contribution Agreement. The Transferor has acquired, and will acquire from time to time, Receivables from the Originator(s) pursuant to the Purchase and Sale Agreement. The Borrower has requested (a) that the Lenders make Loans from time to time to the Borrower and (b) the LC Bank to issue Letters of Credit for the account of the Borrower from time to time, in each case, on the terms, and subject to the conditions set forth herein, secured by, among other things, the Receivables.

In consideration of the mutual agreements, provisions and covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Adjusted LC Participation Amount” means, at any time of determination, the greater of (i) the LC Participation Amount less the amount of cash collateral held in the LC Collateral Account at such time and (ii) zero ($0).

“Administrative Agent” means PNC, in its capacity as contractual representative for the Credit Parties, and any successor thereto in such capacity appointed pursuant to Article XI or Section 14.03(f).

“Administrative Agent’s Account” means the account from time to time designated by the Administrative Agent to the Borrower and the Servicer for purposes of receiving payments to or for the account of the Credit Parties hereunder.

“Adverse Claim” means any ownership interest or claim, mortgage, deed of trust, pledge, lien, security interest, hypothecation, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including, but not limited to, any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing); it being understood that any thereof in favor of, or assigned to, the Administrative Agent (for the benefit of the Secured Parties) shall not constitute an Adverse Claim.

“Advisors” has the meaning set forth in Section 14.06(c).

“Affected Person” means each Credit Party and each of their respective Affiliates.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person. For purposes of this definition, control of a Person shall mean the power, direct or indirect: (x) to vote 25% or more of the securities having ordinary voting power for the election of directors or managers of such Person or (y) to direct or cause the direction of the management and policies of such Person, in either case whether by ownership of securities, contract, proxy or otherwise.

“Aggregate Capital” means, at any time of determination, the aggregate outstanding Capital of all Lenders and LC Participants at such time.

“Aggregate Interest” means, at any time of determination, the aggregate accrued and unpaid Interest on the Loans of all Lenders at such time.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“AHGP Management Investors” means any of (1) C-Holdings, LLC, (2) the management, officers and/or directors of Alliance GP, LLC and/or the Parent and/or the sole or managing general partner of Parent who are also unit holders (or partners or shareholders) of Alliance Holdings GP, L.P. or Alliance Resource Partners, L.P. (all such persons of management, officers and directors, collectively, the “Management Persons”), (3) any corporation, limited liability company, partnership, trust or other legal entity owned, directly or indirectly, by such Management Person or by such Management Person and his or her spouse or direct lineal descendent or, in the case of a trust, as to which such Management Person is (either individually or together with such Management Person’s spouse) a trustee, and/or (4) any Person that is a party to the Transfer Restrictions Agreement (so long as the Transfer Restrictions Agreement remains in effect).

“Alliance” has the meaning set forth in the preamble to this Agreement.

“ARLP” means Alliance Resource Partners, L.P., a Delaware limited partnership.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, and any other similar anti-corruption Laws or regulations administered or enforced in any jurisdiction in which the Parent or any of its Subsidiaries conduct business.

“Anti-Terrorism Law” means any Law in force or hereinafter enacted related to terrorism, money laundering, or economic sanctions, including the Bank Secrecy Act, 31 U.S.C. § 5311 et seq., the USA PATRIOT Act, the International Emergency Economic Powers Act, 50 U.S.C. 1701, et seq., the Trading with the Enemy Act, 50 U.S.C. App. 1, et seq., 18 U.S.C. § 2332d, and 18 U.S.C. § 2339B.

“Applicable Law” means, with respect to any Person, any Law (x) that is applicable to such Person or any of its property, (y) to which such Person is a party or (z) by which any of such Person’s property is bound. For the avoidance of doubt, FATCA shall constitute an “Applicable Law” for all purposes of this Agreement.

“Asset Acquisition” means (a) an investment by the Parent or any Subsidiary of Parent in any other person pursuant to which such person shall become a Subsidiary of Parent or shall be merged with or into the Parent or any Subsidiary of Parent, (b) the acquisition by the Parent or any Subsidiary of Parent of the assets of any person (other than a Subsidiary of Parent) which constitute all or substantially all of the assets of such person or (c) the acquisition by the Parent or any Subsidiary of Parent of any division or line of business of any person (other than a Subsidiary of Parent).

“Assignment and Acceptance Agreement” means an assignment and acceptance agreement entered into by a Lender, an Eligible Assignee, and the Administrative Agent, and, if required, the Borrower, pursuant to which such Eligible Assignee may become a party to this Agreement, in substantially the form of Exhibit B hereto.

“Assumption Agreement” has the meaning set forth in Section 14.03(h).

“Attorney Costs” means and includes all reasonable fees, costs, expenses and disbursements of any law firm or other external counsel and all reasonable disbursements of internal counsel.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Base Rate” means, for any day, a fluctuating per annum rate of interest equal to the highest of (i) the Overnight Bank Funding Rate, plus 0.50%, (ii) the Prime Rate, and (iii) Daily

Simple SOFR, plus 0.10%, so long as Daily Simple SOFR is offered, ascertainable and not unlawful provided, however, if the Base Rate as determined above would be less than zero, then such rate shall be deemed to be zero. Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs. Notwithstanding anything to the contrary contained herein, in the case of any event specified in Section 2.06(a) or Section 2.06(b), to the extent any such determination affects the calculation of Base Rate, the definition hereof shall be calculated without reference to clause (iii) above until the circumstances give rise to such event no longer exist.

“Base Rate Loan” means, at any time, any Loan or any related Capital (or portion thereof) on which Interest accrues by reference to the Base Rate.

“Benchmark Replacement” has the meaning set forth in Section 2.06(d).

“Beneficial Ownership Regulation” means 31 C.F.R § 1010.230.

“Blocked Property” means any property: (a) owned, directly or indirectly, by a Sanctioned Person; (b) due to or from a Sanctioned Person; (c) in which a Sanctioned Person otherwise holds any interest; (d) located in a Sanctioned Jurisdiction; or (e) that otherwise could cause any actual or possible violation by the Lenders or Administrative Agent of any applicable International Trade Law if the Lenders or the Administrative Agent were to obtain an encumbrance on, lien on, pledge of, or security interest in such property, or provide services in consideration of such property.

“Bloomberg” means Bloomberg Index Services Limited (or a successor administrator).

“Borrower” has the meaning specified in the preamble to this Agreement.

“Borrower Indemnified Amounts” has the meaning set forth in Section 13.01(a).

“Borrower Indemnified Party” has the meaning set forth in Section 13.01(a).

“Borrower Obligations” means all present and future indebtedness, reimbursement obligations, and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Borrower to any Credit Party, Borrower Indemnified Party and/or any Affected Person, arising under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, and shall include, without limitation, all Capital and Interest on the Loans, reimbursement for drawings under the Letters of Credit, all Fees and all other amounts due or to become due under the Transaction Documents (whether in respect of fees, costs, expenses, indemnifications or otherwise), including, without limitation, interest, fees and other obligations that accrue after the commencement of any Insolvency Proceeding with respect to the Borrower (in each case whether or not allowed as a claim in such proceeding).

“Borrower’s Net Worth” means, at any time of determination, an amount equal to (i) the sum of (A) the aggregate Outstanding Balance of all Pool Receivables at such time, plus (B) the fair market value of all cash and cash equivalents owned by Borrower at such time, minus (ii) the sum of (A) the Aggregate Capital at such time, plus (B) the Adjusted LC Participation Amount at such time, plus (C) the Aggregate Interest at such time, plus (D) the aggregate accrued and unpaid Fees at such time, plus (E) the aggregate outstanding principal balance of all Subordinated Notes at such time, plus (F) the aggregate accrued and unpaid interest on all Subordinated Notes at such time, plus (G) without duplication, the aggregate accrued and unpaid other Borrower Obligations at such time.

“Borrowing Base” means, at any time of determination, the amount equal to (a) the Net Receivables Pool Balance at such time, minus (b) the Total Reserves at such time.

“Borrowing Base Deficit” means, at any time of determination, the amount, if any, by which (a) the Aggregate Capital plus the Adjusted LC Participation Amount at such time, exceeds (b) the Borrowing Base at such time.

“Borrowing Tranche” means specified portions of Loans outstanding as follows: (a) all Loans (or portions of Capital thereof) for which the applicable Interest Rate is determined by reference to Daily 1M SOFR shall constitute one Borrowing Tranche, (b) all Loans (or portions of Capital thereof) for which the applicable Interest Rate is determined by reference to Base Rate shall constitute one Borrowing Tranche, and (c) any Loans (or portions of Capital thereof) for which the applicable Interest Rate is determined by reference to the Term SOFR Rate and which have the same Interest Period shall constitute one Borrowing Tranche.

“Breakage Fees” means amounts owed by Borrower pursuant to Section 5.02.

“Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in Pittsburgh, Pennsylvania or New York City, New York; provided that, for purposes of any direct or indirect calculation or determination of SOFR, the term “Business Day” means any such day that is also a U.S. Government Securities Business Day.

“Capital” means, with respect to any Lender, without duplication, the aggregate amounts (i) paid to, or on behalf of, the Borrower in connection with all Loans made by such Lender pursuant to Article II, (ii) paid by such Lender, as an LC Participant, to the LC Bank in respect of a Participation Advance made by such Lender to LC Bank pursuant to Section 3.04(b) and (iii) with respect to the Lender that is the LC Bank, paid by the LC Bank with respect to all drawings under the Letter of Credit to the extent such drawings have not been reimbursed by the Borrower or funded by Participation Advances, as reduced from time to time by Collections distributed and applied on account of such Capital pursuant to Section 4.01; provided, that if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution as though it had not been made.

“Capital Stock” means, with respect to any Person, any and all common shares, preferred shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, partnership interests, limited liability company interests, membership interests or other equivalent interests and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options exchangeable for or convertible into such capital stock or other equity interests.

“Change in Control” means the occurrence of any of the following: (a) the Transferor ceases to own, directly, 100% of the issued and outstanding Capital Stock and other equity interests of Borrower free and clear of all Adverse Claims (other than any Adverse Claim in favor of the Credit Agreement Administrative Agent), (b) Parent ceases to own, directly or indirectly, 98% or more of the issued and outstanding Capital Stock or other equity interests of any Originator or the Servicer, (c) the managing general partner of the Parent shall at any time for any reason cease to be either the sole or managing general partner of Alliance Resource Partners, L.P. or (d) the AHGP Management Investors shall at any time for any reason cease to (i) possess the right, directly or indirectly, to elect or appoint a majority of the board of directors of the managing general partner of the Parent or (ii) control, directly or indirectly, the managing general partner of the Parent. Notwithstanding the foregoing, any transaction or series of transactions that result in (I) Alliance Holdings GP, L.P. merging with and into Alliance Resource Partners, L.P., with either Alliance Holdings GP, L.P. or Alliance Resource Partners, L.P. as the surviving entity, (II) Alliance Holdings GP, L.P. becoming a direct or indirect wholly-owned subsidiary of Alliance Resource Partners, L.P., (III) Alliance Resource Partners, L.P. merging with or into Alliance Holdings GP, L.P. or a Subsidiary thereof, with Alliance Holdings GP, L.P. or such Subsidiary as the surviving entity, or (IV) any exchange of incentive distribution rights in Alliance Resource Partners, L.P. and/or exchange of general partner interests in Alliance Resource Partners, L.P. or the Parent for common units of Alliance Resource Partners, L.P. (any such transaction described in clause (I) - (IV) above, a “Simplification Transaction”), shall not constitute a Change in Control hereunder regardless of whether or not, after giving effect to such Simplification Transaction, any of the events described in clauses (c) or (d) of the first sentence of this definition of Change in Control shall have occurred.

“Change in Law” means the occurrence, after the Closing Date (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to the agreements reached by the Basel Committee on Banking Supervision in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems” (as amended, supplemented or otherwise modified or replaced from time to time), shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means December 5, 2014.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collateral” has the meaning set forth in Section 5.05(a).

“Collections” means, with respect to any Pool Receivable: (a) all funds that are received by any Originator, the Transferor, the Borrower, the Servicer or any other Person on their behalf in payment of any amounts owed in respect of such Pool Receivable (including purchase price, finance charges, interest and all other charges), or applied to amounts owed in respect of such Pool Receivable (including insurance payments and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other Person directly or indirectly liable for the payment of such Pool Receivable and available to be applied thereon), (b) all Deemed Collections, (c) all proceeds of all Related Security with respect to such Pool Receivable and (d) all other proceeds of such Pool Receivable.

“Commitment” means, with respect to any Lender, LC Participant or LC Bank, as applicable, the maximum aggregate amount which such Person is obligated to lend or pay hereunder on account of all Loans and all drawings under all Letters of Credit, on a combined basis, as set forth on Schedule I or in the Assumption Agreement or other agreement pursuant to which it became a Lender and/or LC Participant, as such amount may be modified in connection with any subsequent assignment pursuant to Section 14.03 or in connection with a reduction in the Facility Limit pursuant to Section 2.02(e) or an increase in Commitments pursuant to Section 2.02(h). If the context so requires, “Commitment” also refers to a Lender’s obligation to make Loans, make Participation Advances and/or issue Letters of Credit hereunder in accordance with this Agreement.

“Concentration Percentage” means (i) for any Group AA Obligor, 30.00%, (ii) for any Group A Obligor, 17.50%, (iii) for any Group B Obligor, 15.00%, (iv) for any Group C Obligor, 12.50% and (v) for any Group D Obligor, 7.50%.

“Concentration Reserve” means, at any time of determination, an amount equal to: (a) the sum of the Aggregate Capital plus the LC Participation Amount on such date, multiplied by (b)(i) the Concentration Reserve Percentage on such date, divided by (ii) 100% minus the Concentration Reserve Percentage on such date.

“Concentration Reserve Percentage” means, at any time of determination, the largest of: (a) the sum of the five (5) largest Obligor Percentages of the Group D Obligors, (b) the sum of the three (3) largest Obligor Percentages of the Group C Obligors, (c) the sum of the two (2) largest Obligor Percentage of the Group B Obligors and (d) the largest Obligor Percentage of the Group A Obligors; provided, that, for purposes of determining the Concentration Reserve Percentage, with respect to any Eligible Receivable supported by an Eligible Supporting Letter of Credit, the “Obligor” thereof (including for purposes of determining such Obligor’s Obligor Percentage and status as a Group A Obligor, Group B Obligor, Group C Obligor or Group D Obligor) shall be deemed to be the related Eligible Supporting Letter of Credit Provider; provided, further that if any Pool Receivable is partially supported by an Eligible Supporting Letter of Credit, then the “Obligor” thereof shall be deemed to be (i) with respect to the Unsupported Outstanding Balance of such Pool Receivable, the Obligor of such Pool Receivable and (ii) with respect to the Supported Outstanding Balance of such Pool Receivable, the related Eligible Supporting Letter of Credit Provider.

“Conforming Changes” means, with respect to Daily 1M SOFR, the Term SOFR Rate or any Benchmark Replacement in relation thereto, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” the definition of “U.S. Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of Daily 1M SOFR, the Term SOFR Rate or such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of Daily 1M SOFR, the Term SOFR Rate or the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).

“Consolidated Cash Flow” means, as of any date of determination for any applicable period, the excess, if any, of (a) the sum of, without duplication, the amounts for such period, taken as a single accounting period, of (i) Consolidated Net Income for such period, plus (ii) to the extent deducted in the determination of Consolidated Net Income for such period, without duplication, (A) Consolidated Non-Cash Charges, (B) Consolidated Interest Expense and (C) Consolidated Income Tax Expense, over (b) the sum of, without duplication, the amounts for such period, taken as a single accounting period, of (i) any non-cash items increasing Consolidated Net Income for such period (x) to the extent that such items constitute reversals of Consolidated Non-Cash Charges for a previous period and which were included in the computation of Consolidated Cash Flow for such previous period pursuant to the provisions of the preceding clause (a) or (y) for unrealized gains under derivative instruments, and (ii) any cash charges for such period to the extent that such charges constituted non-cash items for a previous period and to the extent such charges are not otherwise included in the determination of Consolidated Net Income; provided that Consolidated Cash Flow shall be calculated, without duplication, after giving effect on a pro forma basis for such period, in all respects in accordance with GAAP, to any Transfer or Asset Acquisitions (including, without limitation any Asset Acquisition by the Parent or any Subsidiary of Parent giving rise to the need to determine Consolidated Cash Flow as a result of the Parent or one of its Subsidiaries (including any person that becomes a Subsidiary as result of any such Asset Acquisition) incurring, assuming or otherwise becoming liable for any debt) occurring during the period commencing on the first day of such period to and including the date of the transaction, as if such Transfer or Asset Acquisition occurred on the first day of such period.

“Consolidated Fixed Charges” means, with respect to the Parent and its Subsidiaries for any period, the sum of Consolidated Interest Expense plus cash distributions for such period, in each case, determined on a consolidated basis in accordance with GAAP.

“Consolidated Income Tax Expense” means, with respect to any period, all provisions for Federal, state, local and foreign income taxes of the Parent and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, as of any date of determination for any applicable period, the sum (without duplication) of the following (in each case, eliminating all offsetting debits and credits between the Parent and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Parent and its Subsidiaries in accordance with GAAP): (a) all interest in respect of debt of the Parent and its Subsidiaries whether paid or accrued (including non-cash interest payments and imputed interest on capital lease obligations) deducted in determining Consolidated Net Income for such period, and (b) all debt discount (but not expense) amortized or required to be amortized in the determination of Consolidated Net Income for such period.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Parent and its Subsidiaries for such period (taken as a cumulative whole), as determined in accordance with GAAP; provided that there shall be excluded:

(a)the income (or loss) of any person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Parent or a Subsidiary, and the income (or loss) of any person, substantially all of the assets of which have been acquired in any manner, realized by such other person prior to the date of acquisition,

(b)any aggregate net gain or loss during such period arising from the sale, conversion, exchange or other disposition of capital assets (such term to include, without limitation, (i) all non-current assets, and, without duplication, (ii) the following, whether or not current: all fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets, and all securities (as defined in Section 2(a)(1) of the Securities Act, as amended from time to time);

(c)debt extinguishment costs and expenses in an amount not to exceed $25,000,000 for the duration of the Parent Revolving Facility;

(d)transaction costs, fees and expenses in connection with any acquisition or issuance of Debt or equity (whether or not successful) by the Parent or any of its Subsidiaries; and

(e)the amount of any non-cash unusual or non-recurring restructuring or similar charges; provided that any determination of whether a charge is unusual or non-recurring shall be made by the Parent’s chief financial officer (or person acting in a similar capacity) pursuant to such officer’s good faith judgment.

“Consolidated Non-Cash Charges” means, with respect to the Parent and its Subsidiaries for any period, the aggregate depreciation, depletion and amortization (other than amortization of debt discount and expense), the non-cash portion of advance royalties, any non-cash employee compensation expenses for such period, impairment charges, unrealized losses and gains under derivative instruments and non-cash charges due to cumulative effects of changes in accounting principles, in each case, reducing Consolidated Net Income of the Parent and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

“Contract” means, with respect to any Receivable, any and all contracts, instruments, agreements, leases, invoices, notes or other writings, pursuant to which such Receivable arises or that evidence such Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Receivable.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with Parent or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Controlled Related Party” of a Borrower Indemnified Party or Servicer Indemnified Party means (1) any Affiliate of a Borrower Indemnified Party or Servicer Indemnified Party (as applicable), (2) the respective directors, officers, or employees of such Borrower Indemnified Party or Servicer Indemnified Party (as applicable) and its Affiliates and (3) the respective agents or representatives of such Borrower Indemnified Party or Servicer Indemnified Party (as applicable) and its Affiliates, in the case of this clause (3), acting on behalf of or at the instructions of such Borrower Indemnified Party or Servicer Indemnified Party (as applicable) or its Affiliates; provided, however, that no Covered Entity or Affiliate of a Covered Entity, or any director, officer, employee, agent or representative of any of the foregoing shall constitute a “Controlled Related Party”.

“Covered Entity” means (a) each of the Parent, the Borrower, the Originators, the Servicer, the Performance Guarantor and their respective Subsidiaries, and (b) each Person that, directly or indirectly, controls a Person described in clause (a) above. For purposes of this definition, control of a Person means the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Credit Agreement” means the Credit Agreement, dated as of January 13, 2023, among Alliance Coal LLC, as borrower, the lenders from time to time party thereto, the letter of credit issuing banks from time to time party thereto and the Credit Agreement Administrative Agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Credit Agreement Administrative Agent” means PNC Bank, National Association, as administrative agent and/or collateral agent under the Credit Agreement.

“Credit and Collection Policy” means, as the context may require, those receivables credit and collection policies and practices of the Originators in effect on the Closing Date and described in Exhibit E, as modified in compliance with this Agreement.

“Credit Extension” means the making of any Loan or the issuance of any Letter of Credit or any modification, extension or renewal of any Letter of Credit.

“Credit Party” means each Lender, the LC Bank, each LC Participant and the Administration Agent.

“Daily 1M SOFR” means, for any day, the rate per annum determined by the Administrative Agent equal to the Term SOFR Reference Rate for such day for a one (1) month period, as published by the Term SOFR Administrator; provided, that if Daily 1M SOFR, determined as provided above, would be less than the SOFR Floor, then Daily 1M SOFR shall be deemed to be the SOFR Floor. Such rate of interest will be adjusted automatically as of each Business Day based on changes in Daily 1M SOFR without notice to the Borrower.

“Daily Report” means a report substantially in the form of Exhibit I-2.

“Days’ Sales Outstanding” means, for any Fiscal Month, an amount computed as of the last day of such Fiscal Month equal to: (a) the average of the Outstanding Balance of all Pool Receivables as of the last day of each of the three most recent Fiscal Months ended on the last day of such Fiscal Month, divided by (b) (i) the aggregate initial Outstanding Balance of all Pool Receivables originated by the Originators during the three most recent Fiscal Months ended on the last day of such Fiscal Month, divided by (ii) 90.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), the interest rate per annum determined by the Administrative Agent equal to SOFR for the day (the “SOFR Determination Date”) that is 2 Business Days prior to (i) such SOFR Rate Day if such SOFR Rate Day is a Business Day or (ii) the Business Day immediately preceding such SOFR Rate Day if such SOFR Rate Day is not a Business Day, in each case, as such SOFR is published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at ~~http://www.newyorkfed.org~~http://www.newyorkfed.org, or any successor source identified by the Federal Reserve Bank of New York or its successor administrator for the secured overnight financing rate from time to time. If Daily Simple SOFR as determined above would be less than the SOFR Floor, then Daily Simple SOFR shall be deemed to be the SOFR Floor. If SOFR for any SOFR Determination Date has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the second Business Day immediately following such SOFR Determination Date, then SOFR for such SOFR Determination Date will be SOFR for the first Business Day preceding such SOFR Determination Date for which SOFR was published in accordance with the definition of “SOFR”; provided that SOFR determined pursuant to this sentence shall be used for purposes of calculating Daily Simple SOFR for no more than 3 consecutive SOFR Rate Days. If and when Daily Simple SOFR as determined above changes, any applicable rate of interest based on Daily Simple SOFR will change automatically without notice to the Borrower, effective on the date of any such change.

“Debt” means, as to any Person at any time of determination, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person (without duplication) for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any bonds, debentures, notes, note purchase, acceptance or credit facility, or other similar instruments or facilities, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit, (iv) any other transaction (including production payments (excluding royalties), installment purchase agreements, forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including accounts payable incurred in the ordinary course of such Person’s business payable on terms customary in the trade), (v) all net obligations of such Person in respect of interest rate on currency hedges or (vi) any Guaranty of any such Debt.

“Deemed Collections” has the meaning set forth in Section 4.01(d).

“Default Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each Fiscal Month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables that are Defaulted Receivables at such time, by (b) the initial Outstanding Balance of all Pool Receivables generated by the Originators during the month that is three Fiscal Months before such month. For avoidance of doubt, the exclusion of any Excluded Calculation Obligor Receivable from the definition of Defaulted Receivable shall be retroactively applied in calculating the Default Ratio for all months during its Excluded Calculation Obligor Ineligibility Period.

“Defaulted Receivable” means a Receivable:

(a)as to which any payment, or part thereof, remains unpaid for more than 60 days and less than 91 days from the original due date for such payment;

(b)as to which any payment, or part thereof, remains unpaid for less than 61 days from the original due date for such payment and consistent with the Credit and Collection Policy, has been or should be written off the applicable Originator’s or the Borrower’s books as uncollectible; or

(c)as to which any payment, or part thereof, remains unpaid for less than 61 days from the original due date for such payment and an Insolvency Proceeding shall have occurred with respect to the Obligor thereof or any other Person obligated thereon or owning any Related Security with respect thereto;

provided, that no Receivable the Obligor of which is an Excluded Calculation Obligor shall constitute a Defaulted Receivable during its Excluded Calculation Obligor Ineligibility Period.

“Delinquency Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each Fiscal Month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables that were Delinquent Receivables on such day, by (b) the aggregate Outstanding Balance of all Pool Receivables on such day. For avoidance of doubt, the exclusion of any Excluded Calculation Obligor Receivable from the definition of Delinquent Receivable shall be retroactively applied in calculating the Delinquency Ratio for all months during its Excluded Calculation Obligor Ineligibility Period.

“Delinquent Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for 61 days or more from the original due date for such payment; provided, that no Receivable the Obligor of which is an Excluded Calculation Obligor shall constitute a Delinquent Receivable during its Excluded Calculation Obligor Ineligibility Period.

“Dilution Horizon Ratio” means, for any Fiscal Month, the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of such Fiscal Month by dividing: (a) the aggregate initial Outstanding Balance of all Pool Receivables generated by the Originators during the most recent Fiscal Month, by (b) the Net Receivables Pool Balance as of the last day of such Fiscal Month.

“Dilution Ratio” means, for any Fiscal Month, the greater of (i) 0.50% and (ii) the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward), computed as of the last day of each Fiscal Month by dividing: (a) the aggregate amount of Deemed Collections during such Fiscal Month (other than any Deemed Collections with respect to any Receivables that were both (I) generated by an Originator during such Fiscal Month and (II) written off the applicable Originator’s or the Borrower’s books as uncollectible during such Fiscal Month), by (b) the aggregate initial Outstanding Balance of all Pool Receivables generated by the Originators during the Fiscal Month that is one month prior to such Fiscal Month.

“Dilution Reserve” means, on any day, an amount equal to: (a) the Aggregate Capital plus the LC Participation Amount on such day, multiplied by (b) (i) the Dilution Reserve Percentage on such day, divided by (ii) 100% minus the Dilution Reserve Percentage on such day.

“Dilution Reserve Percentage” means, on any day, the product of (a) the Dilution Horizon Ratio, multiplied by (b) the sum of (i) 2.25 times the average of the Dilution Ratios for the twelve most recent Fiscal Months, plus (ii) the Dilution Volatility Component.

“Dilution Volatility Component” means, for any Fiscal Month, (a) the positive difference, if any, between: (i) the highest Dilution Ratio for any Fiscal Months during the twelve most recent Fiscal Month and (ii) the arithmetic average of the Dilution Ratios for such twelve months times (b) (i) the highest Dilution Ratio for any Fiscal Month during the twelve most recent Fiscal Months, divided by (ii) the arithmetic average of the Dilution Ratios for such twelve months.

“Dollars” and “$” each mean the lawful currency of the United States of America.

“Drawing Date” has the meaning set forth in Section 3.04(a).

“Eligible Assignee” means (i) any Lender or any of its Affiliates and (ii) any other financial institution approved by the Borrower, such approval not to be unreasonably withheld, conditioned or delayed.

“Eligible Foreign Obligor” means an Obligor (or with respect to any Receivable that is supported by an Eligible Supporting Letter of Credit, such Eligible Supporting Letter of Credit Provider) which is organized under the laws of any country (or with respect to an Eligible Supporting Letter of Credit Provider, the country in which the office from which it is obligated to make payment with respect to such Eligible Supporting Letter of Credit is located) (other than the United States) that is not a Sanctioned Country and that has a foreign currency rating of at least “BBB-” by S&P and “Baa3” by Moody’s.

“Eligible Receivable” means, at any time of determination, a Pool Receivable:

(a)the Obligor of which is: (i) a resident of the United States of America or an Eligible Foreign Obligor; (ii) not a federal governmental authority other than TVA; (iii) not a Sanctioned Person; (iv) not an Affiliate of the Borrower, the Parent, the Transferor, the Servicer or any Originator; (v) [Reserved]; (vi) not the Obligor with respect to Delinquent Receivables with an aggregate Outstanding Balance exceeding 25% of the aggregate Outstanding Balance of all such Obligor’s Pool Receivables; and (vii) not a Material Supplier to any Originator or the Transferor or an Affiliate of such Material Supplier;

(b)for which an Insolvency Proceeding shall not have occurred with respect to the Obligor thereof or any other Person obligated thereon or owning any Related Security with respect thereto;

(c)that is denominated and payable only in U.S. dollars in the United States of America, and the Obligor with respect to which has been instructed to remit Collections in respect thereof directly to a Lock-Box or Lock-Box Account in the United States of America;

(d)that does not have a due date which is more than 60 days after the original invoice date of such Receivable; provided that a Receivable the Obligor of which is Alcoa Corporation, Alcoa Power Generating, Inc. or one of their Affiliates may satisfy this clause (d) so long as (i) such Receivable does not have a due date which is more than 120 days after the original invoice date of such Receivable and (ii) the Administrative Agent has not given five (5) Business Days’ notice to the Servicer that such increased tenor provided for in this proviso has not been revoked by the Administrative Agent (acting in its sole discretion);

(e)that arises under a Contract for the sale of goods or services in the ordinary course of the applicable Originator’s business;

(f)that arises under a duly authorized Contract that is in full force and effect and that is a legal, valid and binding obligation of the related Obligor, enforceable against such Obligor in accordance with its terms;

(g)that has been sold by an Originator to the Transferor pursuant to the Purchase and Sale Agreement and sold or contributed by the Transferor to the Borrower pursuant to the Sale and Contribution Agreement, and with respect to which transfers all conditions precedent under the Sale Agreements have been met;

(h)that, together with any Contract related thereto, conforms in all material respects with all Applicable Laws (including any applicable laws relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy);

(i)with respect to which all consents, licenses, approvals or authorizations of, or registrations or declarations with or notices to, any Governmental Authority or other Person required to be obtained, effected or given by an Originator in connection with the creation of such Receivable, the execution, delivery and performance by such Originator of the related Contract or the assignment thereof under the Purchase and Sale Agreement have been duly obtained, effected or given and are in full force and effect;

(j)that is not subject to any existing dispute, right of rescission, set-off, counterclaim, any other defense against the applicable Originator (or any assignee of such Originator) or Adverse Claim, and the Obligor of which holds no right as against the applicable Originator to cause such Originator to repurchase the goods or merchandise, the sale of which shall have given rise to such Receivable; provided, that only such portion of such Receivable that is subject to any of the foregoing shall be deemed to be ineligible pursuant to this clause (j);

(k)that satisfies all applicable requirements of the Credit and Collection Policy;

(l)that, together with the Contract related thereto, has not been modified, waived or restructured since its creation, except as permitted pursuant to Section 9.02 of this Agreement and for amendments, modifications or restructuring of Contracts with respect to future Receivables to the extent as permitted by Sections 8.01(j) and 8.02(g);

(m)in which the Borrower owns good and marketable title, free and clear of any Adverse Claims, and that is freely assignable (including without any consent of the related Obligor or any Governmental Authority);

(n)for which the Administrative Agent (on behalf of the Secured Parties) shall have a valid and enforceable first priority perfected security interest therein and in the Related Security and Collections with respect thereto, in each case free and clear of any Adverse Claim;

(o)that constitutes an “account” or a “general intangible” as defined in the UCC, and that is not evidenced by instruments or chattel paper;

(p)that is neither a Defaulted Receivable nor a Delinquent Receivable;

(q)for which none of any Originator, the Borrower, the Transferor, the Parent or the Servicer has established any offset or netting arrangements with the related Obligor in connection with the ordinary course of payment of such Receivable;

(r)that represents amounts earned and payable by the Obligor that are not subject to the performance of additional services by the Originator thereof, the Transferor or the Borrower (other than the delivery of the related goods or merchandise with respect to In-Transit Receivables), and the related goods or merchandise shall have been shipped and/or services performed;

(s)that if not yet billed or invoiced, the related coal has been shipped within the last sixty (60) days;

(t)which (i) does not arise from a sale of accounts made as part of a sale of a business or constitute an assignment for the purpose of collection only, (ii) is not a transfer of a single account made in whole or partial satisfaction of a preexisting indebtedness or an assignment of a right to payment under a contract to an assignee that is also obligated to perform under the contract and (iii) is not a transfer of an interest in or an assignment of a claim under a policy of insurance;

(u)which does not relate to the sale of any consigned goods or finished goods which have incorporated any consigned goods into such finished goods;

(v)if the Obligor of which is a Top Twenty-Five Obligor, in which no Originator or the Transferor (or any Affiliate of any of the foregoing) owes any amount to such Obligor (including as a result of such Obligor being a Supplier to such Person); provided, that only such portion of such Receivable to the extent subject to potential offset respecting any of the foregoing shall be deemed to be ineligible pursuant to this clause (v);

(w)that satisfies all applicable requirements of clause (j) of Section 6.1 of the Purchase and Sale Agreement; and

(x)that for any Excluded Calculation Obligor Receivable, an Excluded Calculation Obligor Ineligibility Period is not then continuing for such Excluded Calculation Obligor.

“Eligible Supporting Letter of Credit” means, with respect to any Pool Receivables of an Obligor, an unconditional (except for any draft or documentation required to be presented as a condition to drawings thereunder), irrevocable standby or commercial letter of credit, at all times in form and substance acceptable to the Administrative Agent in its sole discretion, issued or confirmed by an Eligible Supporting Letter of Credit Provider, which letter of credit (i) supports the payment of such Pool Receivables, (ii) names the Originator of such Pool Receivables as the sole beneficiary thereof and (iii) is payable in U.S. Dollars.

“Eligible Supporting Letter of Credit Provider” means a bank so designated in writing by the Administrative Agent to the Servicer (in the sole discretion of the Administrative Agent); provided, at any time after the long-term unsecured senior debt obligation of such bank is withdrawn or falls below a rating of (a) “BBB-” by S&P’s on its long-term senior unsecured and uncredit-enhanced debt securities, or (b) “Baa3” by Moody’s on its long-term senior unsecured and uncredit-enhanced debt securities, that the Administrative Agent may revoke (in the sole discretion) any such designation by written notice, which revocation shall be effective on the date so designated, and on such effective date, each letter of credit issued or confirmed by such bank shall cease to be an Eligible Supporting Letter of Credit.

~~“Embargoed Property” means any property; (a) beneficially owned, directly or indirectly, by a Sanctioned Person; (b) that is due to or from a Sanctioned Person; (c) in which a Sanctioned Person otherwise holds any interest; (d) that is located in a Sanctioned Jurisdiction; or (e) that otherwise would cause any actual or possible violation by the Lenders or the Administrative Agent of any applicable Anti-Terrorism Law if the Lenders or the Administrative Agent were to obtain an encumbrance on, lien on, pledge of, or security interest in such property, or provide services in consideration of such property.~~

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“ERISA Affiliate” means, with respect to any Person, any corporation, trade or business which together with the Person is a member of a controlled group of corporations or a controlled group of trades or businesses and would be deemed a “single employer” within the meaning of Sections 414(b), (c), (m) of the Code or Section 4001(b) of ERISA.

“Event of Default” has the meaning specified in Section 10.01.

“Excess Concentration” means, the sum, without duplication, of:

(a)the sum of the amounts calculated for each of the Obligors equal to the excess (if any) of (i) aggregate Outstanding Balance of the Eligible Receivables of such Obligor, over (ii) the product of (x) such Obligor’s Concentration Percentage, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables; plus

(b)the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables, the Obligors of which are Eligible Foreign Obligors, over (ii) the product of (x) 3.50%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables; plus

(c)the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables that are In-Transit Receivables, over (ii) the product of (x) 7.5%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables; plus

(d)the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables that have not been billed, over (ii) the product of (x) 10.0%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables; plus

(e)the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables that have a due date which is more than 60 days after the original invoice date of such Receivable, over (ii) the product of (x) 7.5%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables;

provided, that, for purposes of determining the “Excess Concentration” pursuant to clause (a) above, with respect to any Eligible Receivable supported by an Eligible Supporting Letter of Credit, the “Obligor” thereof shall be deemed to be the related Eligible Supporting Letter of Credit Provider, provided, further that, for purposes of determining the “Excess Concentration” pursuant to clause (b) above, with respect to any Eligible Receivable supported by an Eligible Supporting Letter of Credit, the “Obligor” thereof shall be deemed to be the related Eligible Supporting Letter of Credit Provider (and, with respect to any Eligible Receivable supported by an Eligible Supporting Letter of Credit, such Obligor shall be deemed to be organized under the laws of the country in which the office from which it is obligated to make payment with respect to such Eligible Supporting Letter of Credit is located) and provided, further that if any Pool Receivable is partially supported by an Eligible Supporting Letter of Credit, then the “Obligor” thereof shall be deemed to be (i) with respect to the Unsupported Outstanding Balance of such Pool Receivable, the Obligor of such Pool Receivable and (ii) with respect to the Supported Outstanding Balance of such Pool Receivable, the related Eligible Supporting Letter of Credit Provider.

“Exchange Act” means the Securities Exchange Act of 1934, as amended or otherwise modified from time to time.

“Excluded Calculation Obligor” means any Obligor listed in Schedule VI hereto, which may be amended from time to time by the Borrower’s delivering a revised Schedule VI that is approved in writing by the Administrative Agent (acting in its sole discretion).

“Excluded Calculation Obligor Ineligibility Period” means the period for any Obligor specified on Schedule VI, which may be amended from time to time by the Borrower’s delivering a revised Schedule VI that is approved in writing by the Administrative Agent (acting in its sole discretion).

“Excluded Calculation Obligor Receivable” means a Receivable the Obligor of which is an Excluded Calculation Obligor.

“Excluded Receivable” means any Receivable (without giving effect to the exclusion of “Excluded Receivables” from the definition of “Receivable”) which arose from the sale of minerals that were extracted from one or more of the mineheads set forth on Schedule IV hereto or the sale or leasing of equipment (provided, that coal shall not constitute equipment for purposes of this definition).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to an Affected Person or required to be withheld or deducted from a payment to an Affected Person: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Affected Person being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S.

federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Loans or Commitment pursuant to a law in effect on the date on which (i) such Lender makes a Loan or its Commitment or (ii) such Lender changes its lending office, except in each case to the extent that amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office and (c) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Exiting Lender” has the meaning set forth in Section 2.02(g).

“Facility Limit” means $~~90,000,000~~75,000,000 as reduced or increased from time to time pursuant to Section 2.02(e) or 2.02(h), as applicable. References to the unused portion of the Facility Limit shall mean, at any time of determination, an amount equal to (x) the Facility Limit at such time, minus (y) the sum of the Aggregate Capital plus the LC Participation Amount.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Fee Letter” has the meaning specified in Section 2.03.

“Fees” has the meaning specified in Section 2.03.

“Final Maturity Date” means the date that is one hundred eighty (180) days following the Termination Date (as such date may be extended pursuant to Section 2.02(g)), or such earlier date on which the Loans become due and payable pursuant to Section 10.01.

“Final Payout Date” means the date on or after the Termination Date when (i) the Aggregate Capital and Aggregate Interest have been paid in full, (ii) the LC Participation Amount has been reduced to zero ($0) and no Letters of Credit issued hereunder remain outstanding and undrawn, (iii) all Borrower Obligations shall have been paid in full, (iv) all other amounts owing to the Credit Parties and any other Borrower Indemnified Party or Affected Person hereunder and under the other Transaction Documents have been paid in full and (v) all accrued Servicing Fees have been paid in full.

“Financial Officer” of any Person means, the chief executive officer, the chief financial officer, the chief accounting officer, the principal accounting officer, the controller, the treasurer or the assistant treasurer of such Person.

“Fiscal Month” means each calendar month.

“Fitch” means Fitch, Inc. and any successor thereto that is a nationally recognized statistical rating organization.

“Fixed Charge Ratio” means the ratio of (a) Consolidated Cash Flow minus (i) Consolidated Income Tax Expense, minus (ii) Maintenance Cap Ex to (b) Consolidated Fixed Charges of the Parent and its Subsidiaries for each rolling four-quarter period (provided that in calculating the Fixed Charge Ratio for any rolling four-quarter period (i) distributions made in the first quarter of such four-quarter period shall be excluded from determining the Fixed Charge Ratio and (ii) all distributions declared or made in the current quarter when the calculation is being made (up to the time when the calculation is being made) shall be included in determining the Fixed Charge Ratio).

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“Governmental Acts” has the meaning set forth in Section 3.09.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Group AA Obligor” means any Obligor with a rating of at least: (a) “AA” or better by S&P on such Obligor’s long-term senior unsecured and uncredit-enhanced debt securities, and (b) “Aa2” or better by Moody’s on such Obligor’s long-term senior unsecured and uncredit-enhanced debt securities; provided, that if an Obligor receives a split rating from S&P and Moody’s and satisfies only one of clause (a) or clause (b) above, then if such differences in ratings between S&P and Moody’s is not more than one ratings level, such Obligor shall be deemed to have satisfied each of clause (a) and clause (b) above. Notwithstanding the foregoing, any Obligor that is an Affiliate of an Obligor that satisfies the definition of “Group AA Obligor” shall be deemed to be a Group AA Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining the “Concentration Reserve Percentage” and the definition of “Excess Concentration” for such Obligors, unless such deemed Obligor separately satisfies the definition of “Group A Obligor”, “Group B Obligor”, “Group C Obligor” or “Group D Obligor”, in which case such Obligor shall be separately treated as a Group A Obligor, a Group B Obligor, a Group C Obligor or a Group D Obligor, as the case may be, and shall be aggregated and combined for such purposes with any of its Affiliates that are Obligors.

“Group A Obligor” means any Obligor with a short-term rating of at least: (a) “A-1” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of “A+” or better by S&P on such Obligor’s long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-1” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Al” or better by Moody’s on such Obligor’s long-term senior unsecured and uncredit-enhanced debt securities; provided, that if an Obligor receives a split rating from S&P and Moody’s and satisfies only one of clause (a) or clause (b) above, then (i) if such differences in ratings between S&P and Moody’s is not more than one ratings level, such Obligor shall be deemed to have satisfied each of clause (a) and clause (b) above and (ii) if such differences in ratings between S&P and Moody’s is two ratings level, such Obligor’s rating shall be deemed to be one ratings level lower than its rating from the higher of S&P and Moody’s and after giving effect to such adjustment in rating, such Obligor shall be required to satisfy only one of clause (a) or clause (b) above. Notwithstanding the foregoing, any Obligor that is an Affiliate of an Obligor that satisfies the definition of “Group A Obligor” shall be deemed to be a Group A Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining the “Concentration Reserve Percentage” and the definition of “Excess Concentration” for such Obligors, unless such deemed Obligor separately satisfies the definition of “Group AA Obligor”, “Group B Obligor”, “Group C Obligor” or “Group D Obligor”, in which case such Obligor shall be separately treated as a Group AA Obligor, a Group B Obligor, a Group C Obligor or a Group D Obligor, as the case may be, and shall be aggregated and combined for such purposes with any of its Affiliates that are Obligors.

“Group B Obligor” means an Obligor that is not a Group A Obligor, with a short-term rating of at least: (a) “A-2” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of “BBB+” to “A” by S&P on such Obligor’s long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-2” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Baal” to “A2” by Moody’s on such Obligor’s long-term senior unsecured and uncredit-enhanced debt securities; provided, that if an Obligor receives a split rating from S&P and Moody’s and satisfies only one of clause (a) or clause (b) above, then (i) if such differences in ratings between S&P and Moody’s is not more than one ratings level, such Obligor shall be deemed to have satisfied each of clause (a) and clause (b) above and (ii) if such differences in ratings between S&P and Moody’s is two ratings level, such Obligor’s rating shall be deemed to be one ratings level lower than its rating from the higher of S&P and Moody’s and after giving effect to such adjustment in rating, such Obligor shall be required to satisfy only one of clause (a) or clause (b) above. Notwithstanding the foregoing, any Obligor that is an Affiliate of an Obligor that satisfies the definition of “Group B Obligor” shall be deemed to be a Group B Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining the “Concentration Reserve Percentage” and the definition of “Excess Concentration” for such Obligors, unless such deemed Obligor separately satisfies the definition of “Group AA Obligor”, “Group A Obligor”, “Group C Obligor” or “Group D Obligor”, in which case such Obligor shall be separately treated as a Group AA Obligor, a Group A Obligor, a Group C Obligor or a Group D Obligor, as the case may be, and shall be aggregated and combined for such purposes with any of its Affiliates that are Obligors.

“Group C Obligor” means an Obligor that is not a Group A Obligor or a Group B Obligor, with a short-term rating of at least: (a) “A-3” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of “BBB-” to “BBB” by S&P on such Obligor’s long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-3” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Baa3” to “Baa2” by Moody’s on such Obligor’s long-term senior unsecured and uncredit-enhanced debt securities; provided, that if an Obligor receives a split rating from S&P and Moody’s and satisfies only one of clause (a) or clause (b) above, then (i) if such differences in ratings between S&P and Moody’s is not more than one ratings level, such Obligor shall be deemed to have satisfied each of clause (a) and clause (b) above and (ii) if such differences in ratings between S&P and Moody’s is two ratings level, such Obligor’s rating shall be deemed to be one ratings level lower than its rating from the higher of S&P and Moody’s and after giving effect to such adjustment in rating, such Obligor shall be required to satisfy only one of clause (a) or clause (b) above. Notwithstanding the foregoing, any Obligor that is an Affiliate of an Obligor that satisfies the definition of “Group C Obligor” shall be deemed to be a Group C Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining the “Concentration Reserve Percentage” and the definition of “Excess Concentration” for such Obligors, unless such deemed Obligor separately satisfies the definition of “Group AA Obligor”, “Group A Obligor”, “Group B Obligor” or “Group D Obligor”, in which case such Obligor shall be separately treated as a Group AA Obligor, a Group A Obligor, a Group B Obligor or a Group D Obligor, as the case may be, and shall be aggregated and combined for such purposes with any of its Affiliates that are Obligors.

“Group D Obligor” means any Obligor that is not a Group A Obligor, Group B Obligor or Group C Obligor; provided, that any Obligor that is not rated by either Moody’s or S&P shall be a Group D Obligor. Notwithstanding the foregoing, any Obligor that is an Affiliate of an Obligor that satisfies the definition of “Group D Obligor” shall be deemed to be a Group D Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining the “Concentration Reserve Percentage” and the definition of “Excess Concentration” for such Obligors, unless such deemed Obligor separately satisfies the definition of “Group AA Obligor”, “Group A Obligor”, “Group B Obligor” or “Group C Obligor”, in which case such Obligor shall be separately treated as a Group AA Obligor, a Group A Obligor, a Group B Obligor or a Group C Obligor, as the case may be, and shall be aggregated and combined for such purposes with any of its Affiliates that are Obligors.

“Guaranty” of any Person means any obligation of such Person guarantying or in effect guarantying any liability or obligation of any other Person in any manner, whether directly or indirectly, including any such liability arising by virtue of partnership agreements, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any of its Affiliates under any Transaction Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Independent Director” has the meaning set forth in Section 8.03(c).

“Information Package” means a report, in substantially the form of Exhibit F.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors or (b) any general assignment for the benefit of creditors of a Person, composition, marshaling of assets for creditors of a Person, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each of cases (a) and (b) undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Intended Tax Treatment” has the meaning set forth in Section 14.14.

“Interest” means, for each Loan, the amount of interest accrued on the Capital of such Loan in accordance with this Agreement.

“Interest Period” means the period of time selected by the Borrower in connection with (and to apply to) any election permitted hereunder by the Borrower to have Loans bear interest under the Term SOFR Rate Option. Subject to the last sentence of this definition, such period shall be one month. Such Interest Period shall commence on the effective date of such Term SOFR Rate Option, which shall be (i) the date on which the affected Loans are made if the Borrower is requesting new Loans or (ii) the date of renewal of or conversion to the Term SOFR Rate Option if the Borrower is renewing or converting to the Term SOFR Rate Option applicable to outstanding Loans. Notwithstanding the second sentence hereof: (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (B) the Borrower shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Scheduled Termination Date, and (C) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

“Interest Rate” means, subject to Sections 2.03 and 2.05, for any day in any Interest Period for any Loan (or any portion thereof):

(a)if no Event of Default is then continuing and the Administrative Agent has not elected (in its sole discretion) for the Interest Rate for such Loan (or all Loans) to be determined pursuant to clause (b) below, the sum of (i) either (x) if the Borrower has elected the Term SOFR Rate Option for such Loan (or any portion thereof) and such day occurs during an Interest Period, the Term SOFR Rate for such Interest Period, or (y) in any other case (including if no such election has been made), Daily 1M SOFR, plus (ii) the SOFR Adjustment; or

(b)if an Event of Default is then continuing and the Administrative Agent elects (in its sole discretion) for the Interest Rate for such Loan (or all Loans) to be determined pursuant to this clause (b), the greater of (x) the sum of Daily 1M SOFR plus the SOFR Adjustment, and (y) the Base Rate (in either case, plus any additional margin or spread imposed pursuant to Section 2.05).

For the avoidance of doubt, any election by the Administrative Agent pursuant to clause (b) above shall have immediate effect, and if any Loan is converted to, or deemed to be, a Base Rate Loan pursuant to the terms hereof, the Interest Rate for such Loan shall be the Base Rate as in effect from time to time (plus any additional margin or spread imposed pursuant to Section 2.05).

“Interim Report” means each Daily Report and Weekly Report.

“International Trade Laws” means all Laws relating to economic and financial sanctions, trade embargoes, export controls, customs and anti-boycott measures.

“In-Transit Receivable” means, at any time of determination, any Receivable arising in connection with the sale of any goods or merchandise that as of such time, have been shipped but not delivered to the related Obligor.

“Investment Company Act” means the Investment Company Act of 1940, as amended or otherwise modified from time to time.

“Law” means any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Governmental Authority, foreign or domestic.

“LC Bank” has the meaning set forth in the preamble to this Agreement.

“LC Collateral Account” means the account at any time designated as the LC Collateral Account established and maintained by the Administrative Agent (for the benefit of the LC Bank and the LC Participants), or such other account as may be so designated as such by the Administrative Agent.

“LC Fee Expectation” has the meaning set forth in Section 3.05(c).

“LC Limit” means an amount equal to the Facility Limit. References to the unused portion of the LC Limit shall mean, at any time of determination, an amount equal to (x) the LC Limit at such time, minus (y) the LC Participation Amount.

“LC Participant” means each Lender.

“LC Participation Amount” means at any time of determination, the sum of the amounts then available to be drawn under all outstanding Letters of Credit.

“LC Request” means a letter in substantially the form of Exhibit A hereto executed and delivered by the Borrower to the Administrative Agent, the LC Bank and the Lenders pursuant to Section 3.02(a).

“LCR Security” means any commercial paper or security (other than equity securities issued to Parent or any Originator that is a consolidated subsidiary of Parent under generally accepted accounting principles) within the meaning of Paragraph .32(e)(1)(viii) of the final rules titled Liquidity Coverage Ratio: Liquidity Risk Measurement Standards, 79 Fed. Reg. 197, 61440 et seq. (October 10, 2014).

“Lenders” means PNC and each other Person that becomes a party to this Agreement in the capacity of a “Lender”.

“Letter of Credit” means any stand-by letter of credit issued by the LC Bank at the request of the Borrower pursuant to this Agreement.

“Letter of Credit Application” has the meaning set forth in Section 3.02(a).

“Loan” means any loan made by a Lender pursuant to Section 2.02.

“Loan Request” means a letter in substantially the form of Exhibit A hereto executed and delivered by the Borrower to the Administrative Agent and each Lender pursuant to Section 2.02(a).

“Lock-Box” means each locked postal box with respect to which a Lock-Box Bank who has executed a Lock-Box Agreement pursuant to which it has been granted exclusive access for the purpose of retrieving and processing payments made on the Receivables and which is listed on Schedule II (as such schedule may be modified from time to time in connection with the addition or removal of any Lock-Box in accordance with the terms hereof).

“Lock-Box Account” means each account listed on Schedule II to this Agreement (as such schedule may be modified from time to time in connection with the closing or opening of any Lock-Box Account in accordance with the terms hereof) (in each case, in the name of the Borrower) and maintained at a bank or other financial institution acting as a Lock-Box Bank pursuant to a Lock-Box Agreement for the purpose of receiving Collections.

“Lock-Box Agreement” means each agreement, in form and substance satisfactory to the Administrative Agent, among the Borrower, the Servicer, the Administrative Agent and a Lock-Box Bank, governing the terms of the related Lock-Box Accounts, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Lock-Box Bank” means any of the banks or other financial institutions holding one or more Lock-Box Accounts.

“Loss Horizon Ratio” means, at any time of determination, the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed by dividing: (a) the sum of (x) the aggregate initial Outstanding Balance of all Pool Receivables generated by the Originators during the five (5) most recent Fiscal Months, plus (y) the product of 35%, times the aggregate initial Outstanding Balance of all Pool Receivables generated by the Originators during the sixth (6th) most recent Fiscal Month, by (b) the Net Receivables Pool Balance as of such date.

“Loss Reserve” means, at any time of determination, an amount equal to: (a) the sum of the Aggregate Capital plus the LC Participation Amount on such date, multiplied by (b) (i) the Loss Reserve Percentage on such date, divided by (ii) 100% minus the Loss Reserve Percentage on such date.

“Loss Reserve Percentage” means, at any time of determination, the product of (a) 2.25, times (b) the highest average of the Default Ratios for any three consecutive Fiscal Months during the twelve most recent Fiscal Months, times (c) the Loss Horizon Ratio.

“Maintenance Cap Ex” means Parent’s and its Subsidiaries’ annual (or quarterly, if applicable) average estimated capital expenditures required to maintain, over the long-term, the operating capacity of their capital assets based on estimates developed by management upon a five-year planning horizon and publicly communicated by management from time to time.

“Majority Lenders” means Lenders representing more than 50% of the aggregate Commitments of all Lenders (or, if the Commitments have been terminated, Lenders representing more than 50% of the aggregate outstanding Capital held by all the Lenders).

“Material Adverse Effect” means a material adverse effect on any of the following:

(a)the assets, operations, business or financial condition of (i) if a particular Person is specified, such Person or (ii) if no particular Person is specified, the Borrower, the Transferor, the Servicer, the Performance Guarantor or any Originator;

(b)(i) if a particular Person is specified, the ability of such Person to perform its obligations under this Agreement or any other Transaction Document to which it is a party, or (ii) if no particular Person is specified, the ability of any of the Borrower, the Transferor, the Servicer, the Performance Guarantor or any Originator to perform its obligations, if any, under this Agreement or any other Transaction Document to which it is a party;

(c)the validity or enforceability of this Agreement or any other Transaction Document, or the validity, enforceability, value or collectibility of any material portion of the Pool Receivables;

(d)the status, perfection, enforceability or priority of the Administrative Agent’s security interest in the Collateral; or

(e)the rights and remedies of any Credit Party under the Transaction Documents or associated with its respective interest in the Collateral.

“Material Supplier” means, with respect to any Person at any time, any material Supplier for such Person, other than any Supplier that provides such Person electricity or gas in its ordinary course of its business (and does not provide such Person with any other goods or services material to such Person, other than goods or services incidental to providing electricity and gas).

“Mined Properties” has the meaning set forth in the Purchase and Sale Agreement.

“Minimum Dilution Reserve” means, on any day, an amount equal to (a) the Aggregate Capital plus the LC Participation Amount on such date multiplied by (b) (i) the Minimum Dilution Reserve Percentage, divided by (ii) 100% minus the Minimum Dilution Reserve Percentage on such day.

“Minimum Dilution Reserve Percentage” means, on any day, the product of (a) the average of the Dilution Ratios for the twelve most recent Fiscal Months, multiplied by (b) the Dilution Horizon Ratio.

“Minimum Fixed Charge Ratio Period” means each period, if any, commencing on the date that the Fixed Charge Ratio is less than 1.25:1, and ending on (but not including) the date, if any, that the Fixed Charge Ratio is no longer less than 1.25:1.

“Monthly Settlement Date” means the 25th day of each calendar month (or if such day is not a Business Day, the next occurring Business Day).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized statistical rating organization.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower, the Servicer, any Originator, the Parent or any of their respective ERISA Affiliates (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code) is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Net Receivables Pool Balance” means, at any time of determination: (a) the Outstanding Balance of Eligible Receivables then in the Receivables Pool, minus (b) the Excess Concentration.

“Notice Date” has the meaning set forth in Section 3.02(b).

“No-Petition Letter” means that certain Letter Agreement re Pledge of SPV Interests, entered into, or to be entered into, in connection with the Eleventh Amendment to this Agreement, by and among the Credit Agreement Administrative Agent, the Administrative Agent and the other parties thereto.

“Obligor” means, with respect to any Receivable, the Person obligated to make payments pursuant to the Contract relating to such Receivable.

“Obligor Percentage” means, at any time of determination, for each Obligor, a fraction, expressed as a percentage, (a) the numerator of which is the aggregate Outstanding Balance of the Eligible Receivables of such Obligor less the amount (if any) then included in the calculation of the Excess Concentration with respect to such Obligor and (b) the denominator of which is the aggregate Outstanding Balance of all Eligible Receivables at such time.

“Order” has the meaning set forth in Section 3.10.

“Originator” and “Originators” have the meaning set forth in the Purchase and Sale Agreement, as the same may be modified from time to time by adding new Originators or removing Originators, in each case with the prior written consent of the Administrative Agent.

“Other Connection Taxes” means, with respect to any Affected Person, Taxes imposed as a result of a present or former connection between such Affected Person and the jurisdiction imposing such Tax (other than connections arising from such Affected Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Loan or Transaction Document).

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies or fees arising from any payment made hereunder or from the execution, delivery, filing, recording or enforcement of, or otherwise in respect of, this Agreement, the other Transaction Documents and the other documents or agreements to be delivered hereunder or thereunder, except any such Taxes that are Other Connection Taxes imposed with respect to any assignment or participation.

“Outstanding Balance” means, at any time of determination, with respect to any Receivable, the then outstanding principal balance thereof.

“Overnight Bank Funding Rate” means for any day, the rate comprised of both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York (“NYFRB”), as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the NYFRB (or by such other recognized electronic source (such as Bloomberg) selected by the Administrative Agent for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrower. “Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Parent” means Alliance Resource Operating Partners, L.P., a Delaware limited partnership.

“Parent Revolving Facility” means the Parent’s revolving credit facility under the Credit Agreement, as it may be extended, refinanced or refunded by some or all of the lenders thereunder.

“Parent Group” has the meaning set forth in Section 8.03(c).

“Participant” has the meaning set forth in Section 14.03(d).

“Participant Register” has the meaning set forth in Section 14.03(e).

“Participation Advance” has the meaning set forth in Section 3.04(b).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“PATRIOT Act” has the meaning set forth in Section 14.15.

“Pension Plan” means a pension plan as defined in Section 3(2) of ERISA that is subject to Title IV of ERISA with respect to which any Originator, the Transferor, the Borrower or any other member of the Controlled Group may have any liability, contingent or otherwise.

“Percentage” means, at any time of determination, with respect to any Lender, a fraction (expressed as a percentage), (a) the numerator of which is (i) prior to the termination of all Commitments hereunder, its Commitment at such time or (ii) if all Commitments hereunder have been terminated, the aggregate outstanding Capital of all Loans being funded by the Lenders at such time and (b) the denominator of which is (i) prior to the termination of all Commitments hereunder, the aggregate Commitments of all Lenders at such time or (ii) if all Commitments hereunder have been terminated, the aggregate outstanding Capital of all Loans at such time.

“Performance Guarantor” means Parent.

“Performance Guaranty” means the Performance Guaranty, dated as of the Closing Date, by the Performance Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“PNC” has the meaning set forth in the preamble to this Agreement.

“Pool Receivable” means a Receivable in the Receivables Pool.

“Pro Rata Share” shall mean, as to any LC Participant, a fraction, the numerator of which equals the Commitment of such LC Participant at such time and the denominator of which equals the aggregate of the Commitments of all LC Participants at such time.

“Prime Rate” means the interest rate per annum announced from time to time by the Administrative Agent at its main offices in Pittsburgh, Pennsylvania as its then prime rate, which rate may not be the lowest or most favorable rate then being charged to commercial borrowers or others by the Administrative Agent and may not be tied to any external rate of interest or index. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.

“Purchase and Sale Agreement” means the Purchase and Sale Agreement, dated as of the Closing Date, among the Servicer, the Originators and the Transferor, as such agreement may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Qualifying Interim Report” has the meaning set forth in Section 4.01(e).

“Receivable” means any right to payment of a monetary obligation, whether or not earned by performance, owed to any Originator, the Transferor or the Borrower, whether constituting an account, as-extracted collateral, chattel paper, payment intangible, instrument or general intangible, in each instance arising in connection with the sale of goods that have been or are to be sold or for services rendered or to be rendered, and includes, without limitation, the obligation to pay any finance charges, fees and other charges with respect thereto; provided, however, that “Receivable” shall not include any such right to payment of a monetary obligation that is an Excluded Receivable. Any such right to payment arising from any one transaction, including, without limitation, any such right to payment represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of any such right to payment arising from any other transaction.

“Receivables Pool” means, at any time of determination, all of the then outstanding Receivables transferred (or purported to be transferred) to the Borrower pursuant to the Sale and Contribution Agreement prior to the Termination Date.

“Register” has the meaning set forth in Section 14.03(b).

“Reimbursement Obligation” has the meaning set forth in Section 3.04(a).

“Related Rights” has the meaning set forth in Section 1.1 of the Purchase and Sale Agreement.

“Related Security” means, with respect to any Receivable:

(a)all of the Borrower’s, the Transferor’s and each Originator’s interest in any goods (including returned goods), and documentation of title evidencing the shipment or storage of any goods (including returned goods), the sale of which gave rise to such Receivable;

(b)all instruments and chattel paper that may evidence such Receivable;

(c)all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto;

(d)all of the Borrower’s, the Transferor’s and each Originator’s rights, interests and claims under the related Contracts and all guaranties, indemnities, insurance and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise; and

(e)all of the Borrower’s and the Transferor’s rights, interests and claims under the Sale Agreements and the other Transaction Documents.

“Reportable Compliance Event” means that: (a) any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint, or similar charging instrument, arraigned, custodially detained, penalized or the subject of an assessment for a penalty, or enters into a settlement with an Governmental Authority in connection with any economic sanctions or other Anti-Terrorism Law or Anti-Corruption law, or any predicate crime to any anti-Terrorism Law or Anti-Corruption Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations represents a violation of any Anti-Terrorism Law or Anti-Corruption Law; (b) any Covered Entity engages in a transaction that has caused or may cause the Lenders or the Administrative Agent to be in violation of any Anti-Terrorism Laws or Anti-Corruption Law, including a Covered Entity’s use of any proceeds of the facilities to fund any operations in, finance any investments or activities in, or, make any payments to, directly or indirectly, a Sanctioned Person or Sanctioned Jurisdiction; (c) any Collateral becomes ~~Embargoed~~Blocked Property; or (d) any Covered Entity otherwise violates, or reasonably believes that it will violate, any of the representations, warranties or covenants set forth in Sections 7.01(o), 7.01(bb), 7.02(r), 7.02(x), 8.01(u) or 8.01(m) of this Agreement.

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Pension Plan (other than a Pension Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Representatives” has the meaning set forth in Section 14.06(c).

“Required Capital Amount” means $12,000,000.

“Responsible Officer” of any Person means, any Financial Officer, any vice president, the secretary, the general counsel, or any other officer of such Person customarily performing functions similar to those performed by any of the above-designated officers or responsible for the administration of the obligations of such Person under the Transaction Documents and also, with respect to a particular matter any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto that is a nationally recognized statistical rating organization.

“Sale Agreements” means the Purchase and Sale Agreement and the Sale and Contribution Agreement.

“Sale and Contribution Agreement” means the Sale and Contribution Agreement, dated as of the Closing Date, among the Servicer, the Transferor and the Borrower, as such agreement may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Sanctioned Country” means a country subject to a sanctions program maintained under any Anti-Terrorism Law.

“Sanctioned Person” means (a) a Person that is the subject of sanctions administered by OFAC or the U.S. Department of State (“State”), including by virtue of being (i) named on OFAC’s list of “Specially Designated Nationals and Blocked Persons”; (ii) organized under the Laws of, ordinarily resident in, or physically located in a Sanctioned Jurisdiction; (iii) owned or controlled 50% or more in the aggregate, by one or more Persons that are the subject of sanctions administered by OFAC; (b) a Person that is the subject of sanctions maintained by the European Union (“E.U.”), including by virtue of being named on the E.U.’s “Consolidated list of persons, groups and entities subject to E.U. financial sanctions” or other, similar lists; (c) a Person that is the subject of sanctions maintained by the United Kingdom (“U.K.”), including by virtue of being named on the “Consolidated List Of Financial Sanctions Targets in the U.K.” or other, similar lists; or (d) a Person that is the subject of sanctions imposed by any Governmental Authority of a jurisdiction whose Laws apply to this Agreement.

“Sanctioned Jurisdiction” means any country, territory, or region that is the subject of sanctions administered by OFAC.

“Scheduled Termination Date” means January ~~10~~9, ~~2025~~2026, as such date may be extended from time to time pursuant to Section 2.02(g).

“SEC” shall mean the U.S. Securities and Exchange Commission or any governmental agencies substituted therefor.

“Secured Parties” means each Credit Party and each Borrower Indemnified Party.

“Securities Act” means the Securities Act of 1933, as amended or otherwise modified from time to time.

“Servicer” has the meaning set forth in the preamble to this Agreement.

“Servicer Indemnified Amount” has the meaning set forth in Section 13.02(a).

“Servicer Indemnified Party” has the meaning set forth in Section 13.02(a).

“Servicing Fee” shall mean the fee referred to in Section 9.06(a) of this Agreement.

“Servicing Fee Rate” shall mean the rate referred to in Section 9.06(a) of this Agreement.

“Settlement Date” means (i) prior to the Termination Date, the Monthly Settlement Date and (ii) on and after the Termination Date, each day selected from time to time by the Administrative Agent (with the consent or at the direction of the Majority Lenders) (it being understood that the Administrative Agent (with the consent or at the direction of the Majority Lenders) may select such Settlement Date to occur as frequently as daily), or, in the absence of such selection, the Monthly Settlement Date.

“SOFR” means, for any day, a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Adjustment” means ten basis points (0.10%).

“SOFR Floor” means a rate of interest per annum equal to zero basis points (0.00%).

“Solvent” means, with respect to any Person and as of any particular date, (i) the present fair market value of the assets of such Person is not less than the total amount required to pay the probable liabilities of such Person on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured, (ii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business, (iii) such Person is not incurring debts or liabilities beyond its ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in any business or transaction, and is not about to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged.

“Structuring Agent” means PNC Capital Markets LLC, a Pennsylvania limited liability company.

“Subject Affiliate Receivable” means any indebtedness and other obligations owed to Hamilton County Coal, LLC, arising in connection with the sale of goods or for services rendered, and includes, without limitation, the obligation to pay any finance charges, fees and other charges with respect thereto.

“Subordinated Note” means the Company Note (as defined in the Sale and Contribution Agreement).

“Sub-Servicer” has the meaning set forth in Section 9.01(d).

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors or other managers of such entity are at the time owned, or management of which is otherwise controlled: (a) by such Person, (b) by one or more Subsidiaries of such Person or (c) by such Person and one or more Subsidiaries of such Person.

“Supplier” means any Person that provides goods or services to another Person.

“Supported Outstanding Balance” means, for any Receivable at any time that is supported in whole or in part by an Eligible Supporting Letter of Credit, the lesser of (a) the Outstanding Balance of such Receivable and (b) the face amount of such Eligible Supporting Letter of Credit.

“Tax Benefit” has the meaning set forth in Section 5.03(k).

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority and all interest, penalties, additions to tax and any similar liabilities with respect thereto.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Rate” means, for any Interest Period, the interest rate per annum determined by the Administrative Agent (rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) equal to the Term SOFR Reference Rate for a tenor of one month on the day (the “Term SOFR Determination Date”) that is two (2) Business Days prior to the first day of such Interest Period. If the Term SOFR Reference Rate for the applicable tenor has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the Term SOFR Determination Date, then the Term SOFR Reference Rate, for purposes of clause (A) in the preceding sentence, shall be the Term SOFR Reference Rate for such tenor on the first Business Day preceding such Term SOFR Determination Date for which such Term SOFR Reference Rate for such tenor was published in accordance herewith, so long as such first preceding Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Date. If the Term SOFR Rate, determined as provided above, would be less than the SOFR Floor, then the Term SOFR Rate shall be deemed to be the SOFR Floor. The Term SOFR Rate shall be adjusted automatically without notice to the Borrower on and as of the first day of each Interest Period.

“Term SOFR Rate Option” means the option of the Borrower to have Loans (or any portion of Capital) bear interest by reference to the Term SOFR Rate pursuant to Section 2.03(d).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Date” means the earliest to occur of (a) the Scheduled Termination Date, (b) the date on which the “Termination Date” is declared or deemed to have occurred under Section 10.01 and (c) the date selected by the Borrower on which all Commitments have been reduced to zero pursuant to Section 2.02(e).

“Termination Event” means a “Termination Event” under any Sale Agreement.

“Top Twenty-Five Obligor” means, at any time of determination, the largest twenty-five Obligors based on Outstanding Balance of Receivables then in the Receivables Pool.

“Total Reserves” means, at any time of determination, the sum of: (a) the Yield Reserve, plus (b) the greater of (i) the sum of the Concentration Reserve plus the Minimum Dilution Reserve and (ii) the sum of the Loss Reserve plus the Dilution Reserve. An Excluded Calculation Obligor Receivable shall be excluded from each component of the calculations used to determine Total Reserves during the continuation of an Excluded Calculation Obligor Ineligibility Period with respect to such Excluded Calculation Obligor.

“Transaction Documents” means this Agreement, the Sale Agreements, the Lock-Box Agreements, the Fee Letter, the No-Petition Letter, each Subordinated Note, Demand Note, the Performance Guaranty and all other certificates, instruments, UCC financing statements, reports, notices, agreements and documents executed or delivered under or in connection with this

Agreement, in each case as the same may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Transfer” means, with respect to any person, any transaction in which such person sells, conveys, abandons, transfers, leases (as lessor), or otherwise disposes of any of its assets; provided, however, that “Transfer” shall not include (a) the granting of any liens permitted to be granted under the Credit Agreement, (b) any transfer of assets permitted pursuant to Section 5.02(d) of the Credit Agreement, (c) the making of any Restricted Payment (as defined in the Credit Agreement) permitted in the loan documentation relating to the Credit Agreement or (d) the making of any investments permitted in the loan documentation relating to the Credit Agreement.

“Transfer Restrictions Agreement” means that certain Transfer Restrictions Agreement, dated as of June 13, 2006, by and among Alliance Holdings GP, L.P., Alliance GP, LLC, C-Holdings, LLC, Joseph W. Craft III, Alliance Resource Holdings II, Inc., Alliance Resource Holdings, Inc., Alliance Resource GP, LLC and each other party named therein as a party thereto, as the same may be amended, modified or supplemented.

“Transferor” means the Parent.

“TVA” means Tennessee Valley Authority.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

“Unmatured Event of Default” means an event that but for notice or lapse of time or both would constitute an Event of Default.

“Unsupported Outstanding Balance” means, for any Receivable at any time, (a) the then Outstanding Balance of such Receivable, less (b) the Supported Outstanding Balance for such Receivable.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday or Sunday or (b) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.03(f)(ii)(B)(3).

“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.

“Weekly Report” means a report substantially in the form of Exhibit I-1.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Yield Reserve” means, at any time of determination, an amount equal to the product of (i) the sum of the Aggregate Capital plus the LC Participation Amount on such date, multiplied by (ii) (x) the Yield Reserve Percentage on such date, divided by (y) 100% minus the Yield Reserve Percentage on such date.

“Yield Reserve Percentage” means, at any time of determination:

1.50 x DSO x (BR + SFR)
360

where:

BR	=	the Base Rate at such time;
DSO	=	Days’ Sales Outstanding for the month most recently ended; and
SFR	=	the Servicing Fee Rate.

SECTION 1.02. Other Interpretative Matters. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York and not specifically defined herein, are used herein as defined in such Article 9. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule”, “Exhibit” or “Annex” shall mean articles and sections of, and schedules, exhibits and annexes to, this Agreement. For purposes of this Agreement, the other Transaction Documents and all such certificates and other documents, unless the context otherwise requires: (a) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (b) the words “hereof,” “herein” and “hereunder” and words of similar import refer to such agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of such agreement (or such certificate or document); (c) references to any Section, Schedule or Exhibit are references to Sections, Schedules and Exhibits in or to such agreement (or the certificate or other document in which the reference is made), and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (d) the term “including” means “including without limitation”; (e) references to any Applicable Law refer to that Applicable Law as amended from time to time and include any successor Applicable Law; (f) references to any agreement refer to that agreement as from time to time amended, restated or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; (g) references to any Person include that Person’s permitted successors and assigns; (h) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof; (i) unless otherwise provided, in the calculation of time from a specified date to a later specified date, the term “from” means “from and including”, and the terms “to” and “until” each means “to but excluding”; and (j) terms in one gender include the parallel terms in the neuter and opposite gender.

SECTION 1.03. Benchmark Replacement Notification. Section 2.06(d) provides a mechanism for determining an alternative rate of interest in the event that Daily 1M SOFR or the Term SOFR Rate is no longer available or in certain other circumstances. The Administrative

Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to Daily 1M SOFR or the Term SOFR Rate, or with respect to any alternative or successor rate thereto, or replacement rate therefor.

ARTICLE II

TERMS OF THE LOANS

SECTION 2.01.  Loan Facility.  Upon a request by the Borrower pursuant to  Section 2.02, and on the terms and subject to the conditions hereinafter set forth, each Lender, severally and not jointly, agrees to make Loans to the Borrower on a revolving basis, ratably in accordance with its Commitment from time to time during the period from the Closing Date to the Termination Date. Under no circumstances shall any Lender be obligated to make any such Loan if, after giving effect to such Loan:

(i)the Aggregate Capital plus the LC Participation Amount would exceed the Facility Limit at such time;

(ii)the sum of (A) the Capital of such Lender, plus (B) such Lender’s (in its capacity as an LC Participant) Pro Rata Share of the LC Participation Amount, would exceed the Commitment of such Lender at such time; or

(iii)the Aggregate Capital plus the Adjusted LC Participation Amount would exceed the Borrowing Base at such time.

SECTION 2.02. Making Loans; Repayment of Loans. (a) Each Loan hereunder shall be made on at least two (2) Business Days’ prior written request from the Borrower to the Administrative Agent and each Lender in the form of a Loan Request attached hereto as Exhibit A. Each such request for a Loan shall be made no later than 1:00 p.m. (New York City time) on a Business Day (it being understood that any such request made after such time shall be deemed to have been made on the following Business Day) and shall specify (i) the amount of the Loan(s) requested (which shall not be less than $500,000 and shall be an integral multiple of $100,000), (ii) the allocation of such amount among the Lenders (which shall be ratable based on the Commitments), (iii) the account to which the proceeds of such Loan shall be distributed and (iv) the date such requested Loan is to be made (which shall be a Business Day).

(b)On the date of each Loan, the Lenders shall, upon satisfaction of the applicable conditions set forth in Article VI and pursuant to the other conditions set forth in this Article II, make available to the Borrower in same day funds an aggregate amount equal to the amount of such Loans requested, at the account set forth in the related Loan Request.

(c)Each Lender’s obligation shall be several, such that the failure of any Lender to make available to the Borrower any funds in connection with any Loan shall not relieve any other Lender of its obligation, if any, hereunder to make funds available on the date such Loans are requested (it being understood, that no Lender shall be responsible for the failure of any other Lender to make funds available to the Borrower in connection with any Loan hereunder).

(d)The Borrower shall repay in full the outstanding Capital of each Lender on the Final Maturity Date. Prior thereto, the Borrower shall, on each Settlement Date, make a prepayment of the outstanding Capital of the Lenders to the extent required under Section 4.01 and otherwise in accordance therewith. Notwithstanding the foregoing, the Borrower, in its discretion, shall have the right to make a prepayment, in whole or in part, of the outstanding Capital of the Lenders (together with any associated Breakage Fees and any accrued Interest and Fees in respect of such prepaid Capital) on any Business Day upon two (2) Business Days’ prior written notice thereof to the Administrative Agent and each Lender; provided, however, that each such prepayment shall be in a minimum aggregate amount of $100,000 and shall be an integral multiple of $100,000 (or, if less, the outstanding Capital, plus accrued but unpaid Interest and Fees together with any associated Breakage Fees). All prepayments pursuant to this section shall be accompanied by any associated indemnity payments due under Section 5.02.

(e)The Borrower may, at any time upon at least fifteen (15) days’ prior written notice to the Administrative Agent and each Lender, terminate the Facility Limit in whole or ratably reduce the Facility Limit in part. Each partial reduction in the Facility Limit shall be in a minimum aggregate amount of $5,000,000 and shall be an integral multiple of $1,000,000. In connection with any partial reduction in the Facility Limit, the Commitment of each Lender and LC Participant, as well as the LC Limit, shall be ratably reduced. All prepayments pursuant to this section shall be accompanied by any associated indemnity payments due under Section 5.02.

(f)In connection with any reduction of the Commitments, the Borrower shall remit to the Administrative Agent (i) instructions regarding such reduction and (ii) for payment to the Lenders, cash in an amount sufficient to pay (A) Capital of each Lender in excess of its Commitment and (B) all other outstanding Borrower Obligations with respect to such reduction (determined based on the ratio of the reduction of the Commitments being effected to the amount of the Commitments prior to such reduction or, if the Administrative Agent reasonably determines that any portion of the outstanding Borrower Obligations is allocable solely to that portion of the Commitments being reduced or has arisen solely as a result of such reduction, all of such portion) including, without duplication, any associated Breakage Fees. Upon receipt of any such amounts, the Administrative Agent shall apply such amounts first to the reduction of the outstanding Capital, and second to the payment of the remaining outstanding Borrower Obligations with respect to such reduction, including any Breakage Fees, by paying such amounts to the Lenders.

(g)Provided that no Event of Default or Unmatured Event of Default has occurred and is continuing, the Borrower may from time to time advise the Administrative Agent, the LC Bank and each Lender in writing of its desire to extend the Scheduled Termination Date for an additional 364 day period, provided that such request is made not more than one hundred twenty (120) days prior to, and not less than sixty (60) days prior to, the then current Scheduled Termination Date. The Administrative Agent, the LC Bank and each Lender shall notify the Borrower and the Administrative Agent in writing whether or not such Person is agreeable to such extension (it being understood that the Administrative Agent, the LC Bank and any Lender may accept or decline such a request in their sole discretion and on such terms as they may elect) not less than thirty (30) days prior to the then current Scheduled Termination Date; provided, however, that if the Administrative Agent, the LC Bank or any Lender fails to so notify the Borrower and the Administrative Agent, the Administrative Agent, the LC Bank or such Lender, as the case may be, shall be deemed to have declined such extension. In the event that the Administrative Agent, the LC Bank and one or more Lenders have so notified the Borrower and the Administrative Agent in writing that they are agreeable to such extension, the Borrower, the Servicer, the Administrative Agent, the LC Bank and the applicable Lenders shall enter into such documents as the Administrative Agent, the LC Bank and the applicable Lenders may deem necessary or appropriate to effect such extension, and all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent, the LC Bank and the applicable Lenders in connection therewith (including Attorney Costs) shall be paid by the Borrower. In the event any Lender declines such request to extend the Scheduled Termination Date or is deemed to have declined such extension, such Lender shall be an “Exiting Lender” for all purposes of this Agreement.

(h)Increases in Commitments. So long as no Event of Default or Unmatured Event of Default has occurred and is continuing, with the prior written consent of the Administrative Agent and the LC Bank and upon prior notice to the Lenders, the Borrower may from time to time request an increase in the Commitment with respect to one or more Lenders or cause additional Persons to become parties to this Agreement, as lenders, at any time following the Closing Date and prior to the Termination Date; provided, that any such increase in such Lenders’ Commitments and the Commitments of all such additional Lenders may not exceed $100,000,000 in the aggregate during the life of this Agreement; provided, that each request for an increase and addition shall be in a minimum amount of $10,000,000. At the time of sending such notice with respect to any Lender, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which such Lenders and the Administrative Agent are requested to respond to the Borrower’s request (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Administrative Agent). Each Lender being asked to increase its Commitment, the LC Bank and the Administrative Agent shall notify the Borrower within the applicable time period whether or not such Person agrees, in its respective sole discretion, to the increase to such Lender’s Commitment. Any such Person not responding within such time period shall be deemed to have declined to consent to an increase in such Lender’s Commitment. For the avoidance of doubt, only the consent of the Lender then being asked to increase its Commitment (or an additional Lender), the Administrative Agent and the LC Bank shall be required in order to approve any such request. If the Commitment of any Lender is increased (or a new Person is added as Lender) in accordance with this clause (h), the Administrative Agent, such Lender, the LC Bank and the Borrower shall determine the effective date with respect to such increase and shall enter into such documents as agreed to by such parties to document such increase; it being understood and agreed that the Administrative Agent or any Lender increasing its Commitment pursuant to this Section 2.01(h) may request any of (x) resolutions of the Board of Directors of the Borrower approving or consenting to such Commitment increase and authorizing the execution, delivery and performance of any amendment to this Agreement, (y) a corporate and enforceability opinion of counsel of the Borrower and (z) such other documents, agreements and opinions reasonably requested by such Lender or the Administrative Agent.

SECTION 2.03. Interest and Fees.

(a)Fees. On each Settlement Date, the Borrowers shall, in accordance with the terms and priorities for payment set forth in Section 4.01(a), pay to each Lender, the Administrative Agent and the Structuring Agent certain fees (collectively, the “Fees”) in the amounts set forth in the fee letter agreements from time to time entered into, among the Borrower, on the one hand, and the Lenders, the Administrative Agent and/or the Structuring Agent, on the other hand (each such fee letter agreement is collectively referred to herein as the “Fee Letter”).

(b)Interest and Fees. The Capital of each Lender shall accrue interest on each day when such Capital remains outstanding at the then-applicable Interest Rate for such Lender’s related Loan. The Borrowers shall pay all interest and Fees accrued during each Interest Period on the first Settlement Date occurring after the end of such Interest Period in accordance with the terms and priorities for payment set for in Section 4.01(a). For the avoidance of doubt, Interest accrued during each Interest Period shall be due and payable on the first Settlement Date after such Interest Period without regard to the availability of Collections for payment thereof or whether any applicable Interest Period is continuing.

(c)Highest Lawful Rate. If at any time the designated rate of interest applicable to any Loan made by any Lender exceeds such Lender’s highest lawful rate, the rate of interest on such Lender’s Loan shall be limited to such Lender’s highest lawful rate.

(d)Selection of Term SOFR Rate; Rate Quotations.

(i)So long as no Event of Default is continuing, the Borrower may, by written notice to the Administrative Agent, elect for all or any portion of the Aggregate Capital to accrue interest by reference to the Term SOFR Rate (rather than Daily 1M SOFR) during any Interest Period.Any such notice must specify the amount of the Aggregate Capital subject of such election and must be delivered not later than three (3) Business Days prior to the first day of the affected Interest Period. Any such portion of the Aggregate Capital that is subject to such an election shall be apportioned among the respective Lenders’ Capital ratably. Notwithstanding the foregoing, (x) the Borrower shall not make such an election if, as a result thereof, more than five (5) Borrowing Tranches would exist and (y) each Borrowing Tranche for Loans accruing interest by reference to the Term SOFR Rate shall be not be less than $500,000 and shall be an integral multiple of $100,000. For the avoidance of doubt, in the event of any conflict between the Borrower’s election pursuant to this clause (i) and rate of interest applied pursuant to the definition of “Interest Rate,” the definition of “Interest Rate” shall control

(ii)The Borrower may call the Administrative Agent on or before the date on which a Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Administrative Agent or the Lenders nor affect the rate of interest which thereafter is actually in effect when the election is made.

(e)Conforming Changes Relating to Daily 1M SOFR and the Term SOFR Rate. With respect to Daily 1M SOFR and the Term SOFR Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without further action or consent of any other party to this Agreement or any other Transaction Document; provided that, the Administrative Agent shall provide notice to the Borrower and the Lenders of each such amendment implementing such Conforming Changes reasonably promptly after such amendment becomes effective.

SECTION 2.04. [Reserved].

SECTION 2.05. Interest After Default. To the extent permitted by Applicable Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived, at the discretion of the Administrative Agent or upon written demand by the Majority Lenders to the Administrative Agent:

(i)Interest Rate. The Interest Rate applicable to each Loan otherwise applicable pursuant to Section 2.03(b) shall be increased by 2.00% per annum;

(ii)Other Obligations. Each other Borrower Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable to Loans under the Base Rate Option plus an additional 2.00% per annum from the time such Borrower Obligation becomes due and payable until the time such Borrower Obligation is paid in full; and

(iii)Acknowledgment. The Borrower acknowledges that the increase in rates referred to in this Section 2.05 reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk; and all such interest shall be payable by Borrower upon demand by Administrative Agent.

SECTION 2.06. Rate Unascertainable; Increased Costs; Illegality; Benchmark Replacement Setting.

(a)Unascertainable; Increased Costs. If, at any time:

(i)the Administrative Agent shall have determined (which determination shall be conclusive and binding absent manifest error) that (x) the Term SOFR Rate or Daily 1M SOFR, as applicable, cannot be determined pursuant to the definition thereof; or

(ii)any Lender determines that for any reason that the Term SOFR Rate does not adequately and fairly reflect the cost to such Lender of funding, establishing or maintaining such Lender’s Loans during the applicable Interest Period or Daily 1M SOFR does not adequately and fairly reflect the cost to such Lender of funding, establishing or maintaining such Lender’s Loans, and such Lender has provided notice of such determination to the Administrative Agent;

then the Administrative Agent shall have the rights specified in Section 2.06(c).

(b)Illegality. If at any time any Lender shall have determined or any Governmental Authority shall have asserted that the making, maintenance or funding of Loan or accruing interest by reference to Daily 1M SOFR or the Term SOFR Rate or the determination of or charging of interest by reference to Daily 1M SOFR or the Term SOFR Rate has been made impracticable or unlawful, by compliance by such Lender in good faith with any Applicable Law or any interpretation or application thereof by any Governmental Authority or with any request or directive of any such Governmental Authority (whether or not having the force of Applicable Law), then the Administrative Agent shall have the rights specified in Section 2.06(c).

(c)Administrative Agent’s and Lender’s Rights. In the case of any event specified in Section 2.06(a)(i), the Administrative Agent shall promptly so notify the Lenders and the Borrower thereof, and in the case of an event specified in Section 2.06(a)(ii), such Lender shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrower.

Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (i) the Lenders, in the case of such notice given by the Administrative Agent, or (ii) such Lender, in the case of such notice given by such Lender, to allow the Borrower to select, convert to, renew or continue a Loan accruing interest by reference to Daily 1M SOFR or the Term SOFR Rate, as applicable, shall be suspended (to the extent of the affected Interest Rate or Interest Period) until the Administrative Agent shall have later notified the Borrower, or such Lender shall have later notified the Administrative Agent, of the Administrative Agent’s or such Lender’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist.

Upon a determination by the Administrative Agent under Section 2.06(a), (A) if a Borrower has previously delivered a Loan Request for an affected Loan that has not yet been made, such Loan Request shall be deemed to request a Base Rate Loan, (B) any outstanding affected Loans accruing interest by reference to Daily 1M SOFR shall automatically be converted into Base Rate Loans and (C) any outstanding affected Loans accruing interest by reference to the Term SOFR Rate shall be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period.

If any Lender notifies the Administrative Agent of a determination under Section 2.06(b), the Borrower shall, subject to the Borrower’s obligation to pay any Breakage Fees, as to any Loan of the Lender to which Daily 1M SOFR or the Term SOFR Rate applies, on the date specified in such notice either convert such Loan to a Base Rate Loan or prepay such Loan. Absent due notice from the Borrower of conversion or prepayment, such Loan shall automatically be converted to a Base Rate Loan upon such specified date.

(d)Benchmark Replacement Setting.

(i)Benchmark Replacement.Notwithstanding anything to the contrary herein or in any other Transaction Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (A) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document and (B) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Majority Lenders.

(ii)Benchmark Replacement Conforming Changes. In connection with the implementation, use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document.

(iii)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption, or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (iv) below and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.06(d), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Transaction Document except, in each case, as expressly required pursuant to this Section 2.06(d).

(iv)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Transaction Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate or based on a term rate and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor; and (B) if a tenor that was removed pursuant to clause (A) above either (I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (II) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, with respect to Daily 1M SOFR or the Term SOFR Rate, the Borrower may revoke any pending request for a Loan bearing interest based on such rate or conversion to or continuation of Loans bearing interest based on such rate to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Base Rate Loan or conversion to a Base Rate Loan. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(vi)Definitions. As used in this Section 2.06(d):

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, if such Benchmark (a) is Daily 1M SOFR, one month, and (b) is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the Term SOFR Rate applicable to a loan or the length of an interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor of such Benchmark that is then-removed from the definition of “Interest Period” pursuant to this clause (vi) of Section 2.06(d).

“Benchmark” means, initially, SOFR, Daily 1M SOFR and the Term SOFR Rate; provided that if a Benchmark Transition Event has occurred with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to this Section.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)the sum of: (A) Daily Simple SOFR and (B) the SOFR Adjustment; and

(2)the sum of (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower, giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment;

provided, that if the Benchmark Replacement as determined pursuant to clause (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents.

“Benchmark Replacement Adjustment,” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower, giving due consideration to (A) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(1)in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (A) the date of the public statement or publication of information referenced therein and (B) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof), or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(2)in the case of clause (3) of the definition of “Benchmark Transition Event,” the date determined by the Administrative Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein;

For the avoidance of doubt, if such Benchmark is a term rate or is based on a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, the occurrence of one or more of the following events, with respect to the then-current Benchmark:

(1)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or based on a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)a public statement or publication of information by a Governmental Authority having jurisdiction over the Administrative Agent, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or based on a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or based on a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or a Governmental Authority having jurisdiction over the Administrative Agent announcing that such Benchmark (or component thereof) or, if such Benchmark is a term rate or based on a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate or based on a term rate, a“Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with this Section 2.06(d) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with this Section 2.06(d).

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to Daily 1M SOFR or the Term SOFR Rate, as applicable, or, if no floor is specified, zero.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or any successor thereto.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

SECTION 2.07. [Reserved].

SECTION 2.08. [Reserved].

SECTION 2.09. [Reserved].

SECTION 2.10. Records of Loans. Each Lender shall record in its records, the date and amount of each Loan made by such the Lender hereunder, the interest rate with respect thereto, the Interest accrued thereon and each repayment and payment thereof. Subject to Section 14.03(b), such records shall be conclusive and binding absent manifest error. The failure to so record any such information or any error in so recording any such information shall not, however, limit or otherwise affect the obligations of the Borrower hereunder or under the other Transaction Documents to repay the Capital of each Lender, together with all Interest accruing thereon and all other Borrower Obligations.

ARTICLE III

LETTER OF CREDIT FACILITY

SECTION 3.01. Letters of Credit.

(a)Subject to the terms and conditions hereof and the satisfaction of the applicable conditions set forth in Article VI, the LC Bank shall issue or cause the issuance of Letters of Credit on behalf of the Borrower (and, if applicable, on behalf of, or for the account of, an Originator or an Affiliate of such Originator in favor of such beneficiaries as such Originator or an Affiliate of such Originator may elect with the consent of the Borrower); provided, however, that the LC Bank will not be required to issue or cause to be issued any Letters of Credit to the extent that after giving effect thereto:

(i)the Aggregate Capital plus the LC Participation Amount would exceed the Facility Limit at such time;

(ii)the Aggregate Capital plus the LC Participation Amount would exceed the Borrowing Base at such time;

(iii)the LC Participation Amount would exceed the LC Limit at such time; or

(iv)the LC Participation Amount would exceed the aggregate of the Commitments of the LC Participants at such time.

(b)Interest shall accrue on all amounts drawn under Letters of Credit for each day on and after the applicable Drawing Date so long as such drawn amounts shall have not been reimbursed to the LC Bank pursuant to the terms hereof.

SECTION 3.02. Issuance of Letters of Credit; Participations.

(a)The Borrower may request the LC Bank, upon two (2) Business Days’ prior written notice submitted on or before 1:00 p.m. (New York City time), to issue a Letter of Credit by delivering to the Administrative Agent, each Lender and the LC Bank, the LC Bank’s form of Letter of Credit Application (the “Letter of Credit Application”), substantially in the form of Exhibit D attached hereto and an LC Request, in each case completed to the satisfaction of the Administrative Agent and the LC Bank; and such other certificates, documents and other papers and information as the Administrative Agent or the LC Bank may reasonably request.

(b)Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts or other written demands for payment when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twelve (12) months after such Letter of Credit’s date of issuance, extension or renewal, as the case may be, and in no event later than twelve (12) months after the Scheduled Termination Date. The terms of each Letter of Credit may include customary “evergreen” provisions providing that such Letter of Credit’s expiry date shall automatically be extended for additional periods not to exceed twelve (12) months unless, not less than thirty (30) days (or such longer period as may be specified in such Letter of Credit) (the “Notice Date”) prior to the applicable expiry date, the LC Bank delivers written notice to the beneficiary thereof declining such extension; provided, however, that if (x) any such extension would cause the expiry date of such Letter of Credit to occur after the date that is twelve (12) months after the Scheduled Termination Date or (y) the LC Bank determines that any condition precedent (including, without limitation, those set forth in Sections 3.01 and Article VI) to issuing such Letter of Credit hereunder are not satisfied (other than any such condition requiring the Borrower to submit an LC Request or Letter of Credit Application in respect thereof), then the LC Bank, in the case of clause (x) above, may (or, at the written direction of any LC Participant, shall) or, in the case of clause (y) above, shall, use reasonable efforts in accordance with (and to the extent permitted by) the terms of such Letter of Credit to prevent the extension of such expiry date (including notifying the Borrower and the beneficiary of such Letter of Credit in writing prior to the Notice Date that such expiry date will not be so extended). Each Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, and any amendments or revisions thereof adhered to by the LC Bank or the International Standby Practices (ISP98-International Chamber of Commerce Publication Number 590), and any amendments or revisions thereof adhered to by the LC Bank, as determined by the LC Bank.

(c)Immediately upon the issuance by the LC Bank of any Letter of Credit (or any amendment to a Letter of Credit increasing the amount thereof), the LC Bank shall be deemed to have sold and transferred to each LC Participant, and each LC Participant shall be deemed irrevocably and unconditionally to have purchased and received from the LC Bank, without recourse or warranty, an undivided interest and participation, to the extent of such LC Participant’s Pro Rata Share, in such Letter of Credit, each drawing made thereunder and the obligations of the Borrower hereunder with respect thereto, and any security therefor or guaranty pertaining thereto. Upon any change in the Commitments or Pro Rata Shares of the LC Participants pursuant to this Agreement, it is hereby agreed that, with respect to all outstanding Letters of Credit and unreimbursed drawings thereunder, there shall be an automatic adjustment to the participations pursuant to this clause (c) to reflect the new Pro Rata Shares of the assignor and assignee LC Participant or of all LC Participants with Commitments, as the case may be. In the event that the LC Bank makes any payment under any Letter of Credit and the Borrower shall not have reimbursed such amount in full to the LC Bank pursuant to Section 3.04(a), each LC Participant shall be obligated to make Participation Advances with respect to such Letter of Credit in accordance with Section 3.04(b).

SECTION 3.03. Requirements For Issuance of Letters of Credit. The Borrower shall authorize and direct the LC Bank to name the Borrower, an Originator or an Affiliate of an Originator as the “Applicant” or “Account Party” of each Letter of Credit.

SECTION 3.04. Disbursements, Reimbursement.

(a)In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the LC Bank will promptly notify the Administrative Agent and the Borrower of such request. The Borrower shall reimburse (such obligation to reimburse the LC Bank shall sometimes be referred to as a “Reimbursement Obligation”) the LC Bank prior to noon (New York City time), on each date that an amount is paid by the LC Bank under any

Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by the LC Bank. In the event the Borrower fails to reimburse the LC Bank for the full amount of any drawing under any Letter of Credit by noon (New York City time) on the Drawing Date (including because the conditions precedent to a Loan requested by the Borrower pursuant to Section 2.01 shall not have been satisfied), the LC Bank will promptly notify each LC Participant thereof. Any notice given by the LC Bank pursuant to this Section may be oral if promptly confirmed in writing; provided that the lack of such a prompt written confirmation shall not affect the conclusiveness or binding effect of such oral notice.

(b)Each LC Participant shall upon any notice pursuant to clause (a) above make available to the LC Bank an amount in immediately available funds equal to its Pro Rata Share of the amount of the drawing (a “Participation Advance”), whereupon the LC Participants shall each be deemed to have made a Loan to the Borrower in that amount. If any LC Participant so notified fails to make available to the LC Bank the amount of such LC Participant’s Pro Rata Share of such amount by 2:00 p.m. (New York City time) on the Drawing Date, then interest shall accrue on such LC Participant’s obligation to make such payment, from the Drawing Date to the date on which such LC Participant makes such payment (i) at a rate per annum equal to the Overnight Bank Funding Rate during the first three days following the Drawing Date and (ii) at a rate per annum equal to the Base Rate on and after the fourth day following the Drawing Date. The LC Bank will promptly give notice to each LC Participant of the occurrence of the Drawing Date, but failure of the LC Bank to give any such notice on the Drawing Date or in sufficient time to enable any LC Participant to effect such payment on such date shall not relieve such LC Participant from its obligation under this clause (b). Each LC Participant’s Commitment shall continue until the last to occur of any of the following events: (A) the LC Bank ceases to be obligated to issue or cause to be issued Letters of Credit hereunder, (B) no Letter of Credit issued hereunder remains outstanding and uncancelled or (C) all Credit Parties have been fully reimbursed for all payments made under or relating to Letters of Credit.

SECTION 3.05. Repayment of Participation Advances.

(a)Upon (and only upon) receipt by the LC Bank for its account of immediately available funds from or for the account of the Borrower (i) in reimbursement of any payment made by the LC Bank under a Letter of Credit with respect to which any LC Participant has made a Participation Advance to the LC Bank or (ii) in payment of Interest on the Loans made or deemed to have been made in connection with any such draw, the LC Bank will pay to each LC Participant, ratably (based on the outstanding drawn amounts funded by each such LC Participant in respect of such Letter of Credit), in the same funds as those received by the LC Bank; it being understood, that the LC Bank shall retain a ratable amount of such funds that were not the subject of any payment in respect of such Letter of Credit by any LC Participant.

(b)If the LC Bank is required at any time to return to the Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by the Borrower to the LC Bank pursuant to this Agreement in reimbursement of a payment made under a Letter of Credit or interest or fee thereon, each LC Participant shall, on demand of the LC Bank, forthwith return to the LC Bank the amount of its Pro Rata Share of any amounts so returned by the LC Bank plus interest at the Overnight Bank

Funding Rate, from the date the payment was first made to such LC Participant through, but not including, the date the payment is returned by such LC Participant.

(c)If any Letters of Credit are outstanding and undrawn on the Termination Date, the LC Collateral Account shall be funded from Collections (or, in the Borrower’s sole discretion, by other funds available to the Borrower) in an amount equal to the aggregate undrawn face amount of such Letters of Credit plus all related fees to accrue through the stated expiration dates thereof (such fees to accrue, as reasonably estimated by the LC Bank, the “LC Fee Expectation”).

SECTION 3.06. Documentation. The Borrower agrees to be bound by the terms of the Letter of Credit Application and by the LC Bank’s interpretations of any Letter of Credit issued for the Borrower and by the LC Bank’s written regulations and customary practices relating to letters of credit, though the LC Bank’s interpretation of such regulations and practices may be different from the Borrower’s own. In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. The LC Bank shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following the Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

SECTION 3.07. Determination to Honor Drawing Request. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the LC Bank shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

SECTION 3.08. Nature of Participation and Reimbursement Obligations. Each LC Participant’s obligation in accordance with this Agreement to make Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of the Borrower to reimburse the LC Bank upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and under all circumstances, including the following circumstances:

(i)any set-off, counterclaim, recoupment, defense or other right which such LC Participant may have against the LC Bank, the other Credit Parties, the Borrower, the Servicer, the Transferor, an Originator, the Performance Guarantor or any other Person for any reason whatsoever;

(ii)the failure of the Borrower or any other Person to comply with the conditions set forth in this Agreement for the making of a Loan, requests for Letters of Credit or otherwise, it being acknowledged that such conditions are not required for the making of Participation Advances hereunder;

(iii)any lack of validity or enforceability of any Letter of Credit or any set-off, counterclaim, recoupment, defense or other right which the Borrower, the Performance Guarantor, the Transferor, the Servicer, an Originator or any Affiliate

thereof on behalf of which a Letter of Credit has been issued may have against the LC Bank, or any other Credit Party or any other Person for any reason whatsoever;

(iv)any claim of breach of warranty that might be made by the Borrower, an Originator, the Transferor, the Servicer or any Affiliate thereof, the LC Bank, or any LC Participant against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, defense or other right which the Borrower, the LC Bank or any LC Participant may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the LC Bank, any other Credit Party or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower or any Affiliates of the Borrower and the beneficiary for which any Letter of Credit was procured);

(v)the lack of power or authority of any signer of, or lack of validity, sufficiency, accuracy, enforceability or genuineness of, any draft, demand, instrument, certificate or other document presented under any Letter of Credit, or any such draft, demand, instrument, certificate or other document proving to be forged, fraudulent, invalid, defective or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, even if the Administrative Agent or the LC Bank has been notified thereof;

(vi)payment by the LC Bank under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(vii)the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii)any failure by the LC Bank or any of the LC Bank’s Affiliates to issue any Letter of Credit in the form requested by the Borrower;

(ix)any Material Adverse Effect;

(x)any breach of this Agreement or any other Transaction Document by any party thereto;

(xi)the occurrence or continuance of an Insolvency Proceeding with respect to the Borrower, the Performance Guarantor, the Transferor, any Originator or any Affiliate thereof;

(xii)the fact that an Event of Default or an Unmatured Event of Default shall have occurred and be continuing;

(xiii)the fact that this Agreement or the obligations of the Borrower or the Servicer hereunder shall have been terminated; and

(xiv)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

SECTION 3.09. Indemnity. In addition to other amounts payable hereunder, the Borrower hereby agrees to protect, indemnify, pay and save harmless the Administrative Agent, the LC Bank, each LC Participant, each other Credit Party and each of the LC Bank’s Affiliates that have issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, Indemnified Taxes, penalties, interest, judgments, losses, costs, charges and expenses (including Attorney Costs), on an after-Tax basis, which the Administrative Agent, the LC Bank, any LC Participant, any other Credit Party or any of their respective Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, except to the extent resulting from (a) the gross negligence or willful misconduct of the party to be indemnified as determined by a final non-appealable judgment of a court of competent jurisdiction or (b) the wrongful dishonor by the LC Bank of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority (all such acts or omissions herein called “Governmental Acts”).

SECTION 3.10. Liability for Acts and Omissions. As between the Borrower, on the one hand, and the Administrative Agent, the LC Bank, the LC Participants, and the other Credit Parties, on the other, the Borrower assumes all risks of the acts and omissions of, or misuse of any Letter of Credit by, the respective beneficiaries of such Letter of Credit. In furtherance and not in limitation of the foregoing, none of the Administrative Agent, the LC Bank, the LC Participants, or any other Credit Party shall be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the LC Bank, any LC Participant or any other Credit Party shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of the Borrower against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, electronic mail, cable, telegraph, telex, facsimile or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Administrative Agent, the LC Bank, the LC Participants, and the other Credit Parties, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of the LC Bank’s rights or powers hereunder. In no event shall the Administrative Agent, the LC Bank, the LC Participants, or the other Credit Parties or their respective Affiliates, be liable to the Borrower or any other Person for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation Attorney Costs), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, the Administrative Agent, the LC Bank, the LC Participants, and the other Credit Parties and each of their respective Affiliates (i) may rely on any written communication believed in good faith by such Person to have been authorized or given by or on behalf of the applicant for a Letter of Credit; (ii) may honor any presentation if the documents presented appear on their face to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the LC Bank or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Administrative Agent, the LC Bank, the LC Participants, or the other Credit Parties or their respective Affiliates, in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each, an “Order”) and may honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the LC Bank under or in connection with any Letter of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction, shall not put the LC Bank under any resulting liability to the Borrower, any Credit Party or any other Person.

ARTICLE IV

SETTLEMENT PROCEDURES AND PAYMENT PROVISIONS

SECTION 4.01. Settlement Procedures.

(a)The Servicer shall set aside and hold in trust for the benefit of the Secured Parties (or, if so requested by the Administrative Agent, segregate in a separate account approved by the Administrative Agent), for application in accordance with the priority of payments set forth below, all Collections on Pool Receivables that are received by the Servicer or the Borrower or received in any Lock-Box or Lock-Box Account. On each Settlement Date, the

Servicer (or, following its assumption of control of the Lock-Box Accounts, the Administrative Agent) shall, distribute such Collections in the following order of priority:

(i)first, to the Servicer for the payment of the accrued Servicing Fees payable as of such Settlement Date;

(ii)second, to each Lender and other Credit Party (ratably, based on the amount then due and owing), all accrued and unpaid Interest, Fees and Breakage Fees due to such Lender as of such Settlement Date (including any additional amounts or indemnified amounts payable under Sections 5.03 and 13.01 in respect of such payments), plus, if applicable, the amount of any such Interest, Fees and Breakage Fees (including any additional amounts or indemnified amounts payable under Sections 5.03 and 13.01 in respect of such payments) payable as of such Settlement Date to the extent such amount has not been distributed to such Lender or Credit Party;

(iii)third, as set forth in clause (x), (y) or (z) below, as applicable:

(x)prior to the occurrence of the Termination Date, to the extent that a Borrowing Base Deficit exists on such date: (I) first, to the Lenders (ratably, based on the aggregate outstanding Capital of each Lender at such time) for the payment of a portion of the outstanding Aggregate Capital at such time, in an aggregate amount equal to the amount necessary to reduce the Borrowing Base Deficit to zero ($0) and (II) second, to the LC Collateral Account, in reduction of the Adjusted LC Participation Amount, in an amount equal to the amount necessary (after giving effect to clause (I) above) to reduce the Borrowing Base Deficit to zero ($0);

(y)on and after the occurrence of the Termination Date: (I) first, to each Lender (ratably, based on the aggregate outstanding Capital of each Lender at such time) for the payment in full of the aggregate outstanding Capital of such Lender at such time and (II) second, to the LC Collateral Account (A) the amount necessary to reduce the Adjusted LC Participation Amount to zero ($0) and (B) an amount equal to the LC Fee Expectation at such time; or

(z)prior to the occurrence of the Termination Date, at the election of the Borrower and in accordance with Section 2.02(d), to the payment of all or any portion of the outstanding Capital of the Lenders at such time (ratably, based on the aggregate outstanding Capital of each Lender at such time);

(iv)fourth, to the Credit Parties that are then Exiting Lenders (ratably, based on the amount due and owing at such time), for the payment of all other Borrower Obligations then due and owing by the Borrower to such Credit Parties;

(v)fifth, to the Credit Parties, the Affected Persons and the Borrower Indemnified Parties (ratably, based on the amount due and owing at such time), for the payment of all other Borrower Obligations then due and owing by the Borrower to the Credit Parties, the Affected Persons and the Borrower Indemnified Parties; and

(vi)sixth, the balance, if any, to be paid to the Borrower for its own account.

(b)All payments or distributions to be made by the Servicer, the Borrower and any other Person to the Lenders (or their respective related Affected Persons and the Borrower Indemnified Parties), the LC Bank and the LC Participants hereunder shall be paid or distributed to the Administrative Agent’s Account. The Administrative Agent, upon its receipt in the Administrative Agent’s Account of any such payments or distributions, shall distribute such amounts to the applicable Lenders, the LC Bank, LC Participants, Affected Persons and the Borrower Indemnified Parties ratably; provided that if the Administrative Agent shall have received insufficient funds to pay all of the above amounts in full on any such date, the Administrative Agent shall pay such amounts to the applicable Lenders, the LC Bank, the LC Participants, Affected Persons and the Borrower Indemnified Parties in accordance with the priority of payments set forth above, and with respect to any such category above for which there are insufficient funds to pay all amounts owing on such date, ratably (based on the amounts in such categories owing to each such Person) among all such Persons entitled to payment thereof.

(c)If and to the extent the Administrative Agent, any Credit Party, any Affected Person or any Borrower Indemnified Party shall be required for any reason to pay over to any Person any amount received on its behalf hereunder, such amount that is actually paid over shall be deemed not to have been so received but rather to have been retained by the Borrower and, accordingly, the Administrative Agent, such Credit Party, such Affected Person or such Borrower Indemnified Party, as the case may be, shall have a claim against the Borrower for such amount.

(d)For the purposes of this Section 4.01:

(i)if on any day the Outstanding Balance of any Pool Receivable is reduced or adjusted as a result of any defective, rejected, returned, repossessed or foreclosed goods or services, or any revision, cancellation, allowance, rebate, discount or other adjustment made by the Borrower, any Originator, the Transferor, the Servicer or any Affiliate of the Servicer, or any setoff or dispute between the Borrower or any Affiliate of the Borrower, the Transferor or any Affiliate of the Transferor, an Originator or any Affiliate of an Originator, or the Servicer or any Affiliate of the Servicer, and an Obligor, the Borrower shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such reduction or adjustment and shall immediately pay any and all such amounts in respect thereof to a Lock-Box Account (or as otherwise directed by the Administrative Agent at such time) for the benefit of the Credit Parties for application pursuant to Section 4.01(a);

(ii)if on any day any of the representations or warranties in Section 7.01 is not true with respect to any Pool Receivable, the Borrower shall be deemed to have received on such day a Collection of such Pool Receivable in full and shall immediately pay the amount of such deemed Collection to a Lock-Box Account (or as otherwise directed by the Administrative Agent at such time) for the benefit of the Credit Parties for application pursuant to Section 4.01(a) (Collections deemed to have been received pursuant to Section 4.01(d) are hereinafter sometimes referred to as “Deemed Collections”);

(iii)except as provided in clauses (i) or (ii) above or otherwise required by Applicable Law or the relevant Contract, all Collections received from an Obligor (or Eligible Supporting Letter of Credit Provider) of any Receivable shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates in writing its payment for application to specific Receivables or the relevant Contract provides otherwise; and

(iv)if and to the extent the Administrative Agent, any Credit Party, any Affected Person or any Borrower Indemnified Party shall be required for any reason to pay over to an Obligor (or any trustee, receiver, custodian or similar official in any Insolvency Proceeding) any amount received by it hereunder, such amount actually paid over shall be deemed not to have been so received by such Person but rather to have been retained by the Borrower and, accordingly, such Person shall have a claim against the Borrower for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof.

If Borrower pays any Deemed Collections with respect to any Pool Receivable in an amount equal to the full Outstanding Balance of such Receivable in accordance with clause (d) above, then the Borrower may convey such Receivable to the Transferor, without representation or warranty, free and clear of the security interests created by the Transaction Documents.

(e)The Servicer may, and shall at the direction of the Administrative Agent pursuant to Section 8.02(a)(ii), deliver an Interim Report to the Administrative Agent on any Business Day during a Minimum Fixed Charge Ratio Period. Upon receipt of such Interim Report, the Administrative Agent shall promptly review such Interim Report to determine if such Interim Report constitutes a Qualifying Interim Report. In the event that the Administrative Agent reasonably determines that such Interim Report constitutes a Qualifying Interim Report, so long as no Event of Default or Unmatured Event of Default has occurred and is continuing and the Administrative Agent is then exercising exclusive dominion and control over the Lock-Box Accounts, the Administrative Agent shall promptly remit to the Servicer from the Lock-Box Accounts (and the LC Collateral Account, if applicable) the lesser of (i) the amount identified on such Qualifying Interim Report as Collections and other amounts on deposit in the Lock-Box Accounts and/or LC Collateral Account in excess of the amount necessary to ensure that there is no Borrowing Base Deficit and (ii) the aggregate amount of available Collections and other amounts then on deposit in the Lock-Box Accounts and the LC Collateral Account. For purposes of this clause (e), “Qualifying Interim Report” shall mean any Interim Report that satisfies each of the following conditions: (A) such report shows that no Borrowing Base Deficit then exists; (B) such Interim Report is calculated as of the immediately prior Business Day and (C) the Administrative Agent does not in good faith reasonably believe that any of the information or calculations set forth in such Interim Report are false or incorrect in any material respect (and notice of any such determination shall be provided promptly to the Servicer).

SECTION 4.02. Payments and Computations, Etc. (a) All amounts to be paid by the Borrower or the Servicer to the Administrative Agent, any Credit Party, any Affected Person or any Borrower Indemnified Party hereunder shall be paid no later than 12:00 Noon (New York City time) on the day when due in same day funds to the Administrative Agent’s Account.

(b)Each of the Borrower and the Servicer shall, to the extent permitted by Applicable Law, pay interest on any amount not paid or deposited by it when due hereunder, at an interest rate per annum equal to 2.00% per annum above the Base Rate, payable on demand.

(c)All computations of interest under subsection (b) above and all computations of Interest, Fees and other amounts hereunder shall be made on the basis of a year of 360 days (or, in the case of amounts determined by reference to the Base Rate, 365 or 366 days, as applicable) for the actual number of days (including the first but excluding the last day) elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.

ARTICLE V

INCREASED COSTS; FUNDING LOSSES; TAXES; ILLEGALITY AND SECURITY
INTEREST

SECTION 5.01. Increased Costs.

(a)Increased Costs Generally. If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, liquidity, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or the LC Bank;

(ii)subject any Credit Party to any Taxes (except to the extent such Taxes are Indemnified Taxes for which relief is sought under Section 5.03 or Excluded Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)impose on any Credit Party any other condition, cost or expense (other than Taxes) (A) affecting the Collateral, this Agreement, any other Transaction Document, any Loan or any Letter of Credit or participation therein or (B) affecting its obligations or rights to make Loans or issue or participate in Letters of Credit;

and the result of any of the foregoing shall be to increase the cost to such Credit Party of (A) acting as the Administrative Agent or a Credit Party hereunder, (B) funding or maintaining any Loan or issuing or participating in, any Letter of Credit (or interests therein) or (C) maintaining its obligation to fund or maintain any Loan or issuing or participating in, any Letter of Credit, or to reduce the amount of any sum received or receivable by such Credit Party hereunder, then, upon request of such Credit Party, the Borrower shall pay to such Credit Party such additional amount or amounts as will compensate such Credit Party for such additional costs incurred or reduction suffered as reasonably determined by such Credit Party (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the Credit Party under agreements having provisions similar to this Section 5.01 after consideration of such factors as the Credit Party then reasonably determines to be relevant).

(b)Capital Requirements. If any Credit Party determines that any Change in Law affecting such Credit Party or any lending office of such Credit Party or such Credit Party’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Credit Party’s capital or on the capital of such Credit Party’s holding company, if any, as a consequence of (A) this Agreement or any other Transaction Document, (B) the commitments of such Credit Party hereunder or under any other Transaction Document, (C) the Loans, Letters of Credit or participations in Letters of Credit, made or issued by such Credit Party or (D) any Capital, to a level below that which such Credit Party or such Credit Party’s holding company could have achieved but for such Change in Law (taking into consideration such Credit Party’s policies and the policies of such Credit Party’s holding company with respect to capital adequacy and liquidity), then from time to time, upon request of such Credit Party, the Borrower will pay to such Credit Party such additional amount or amounts as will compensate such Credit Party or such Credit Party’s holding company for any such reduction suffered as reasonably determined by such Credit Party (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the Credit Party under agreements having provisions similar to this Section 5.01 after consideration of such factors as the Credit Party then reasonably determines to be relevant).

(c)[Reserved].

(d)Certificates for Reimbursement. A certificate of a Credit Party setting forth the amount or amounts necessary to compensate such Credit Party or its holding company, as the case may be, as specified in clause (a), or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error; provided, however, that in connection with making any such request for reimbursement by the Borrower hereunder pursuant to clause (a) or (b) of this Section, the applicable Credit Party shall certify to the Borrower that it or its Affiliates are also generally seeking reimbursement of similar costs from similarly situated customers, which certification shall be conclusive absent manifest error. The Borrower shall, subject to the priorities of payment set forth in Section 4.01, pay such Credit Party the amount shown as due on any such certificate on the first Settlement Date occurring after the Borrower’s receipt of such certificate.

(e)Delay in Requests. Failure or delay on the part of any Credit Party to demand compensation pursuant to this Section shall not constitute a waiver of such Credit Party’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Credit Party pursuant to this Section for any increased costs or reductions incurred more than nine-months prior to the date that such Credit Party notifies the Borrower of the

Change in Law giving rise to such increased costs or reductions and of such Credit Party’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 5.02. Funding Losses. In addition to the compensation or payments required by Section 5.01 or Section 5.03, the Borrower shall indemnify each Lender against all liabilities, losses or expenses (including loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain any Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract) which such Lender sustains or incurs as a consequence of any:

(a)payment, prepayment, conversion or renewal of any Loan to which the Term SOFR Rate applies on a day other than the last day of the corresponding Interest Period (whether or not any such payment or prepayment is mandatory, voluntary, or automatic and whether or not any such payment or prepayment is then due);

(b)attempt by the Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Request or notice relating to prepayments under Section 2.02(d) or failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan on the date or in the amount notified by the Borrower.

If any Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrower of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss or expense. Such notice shall specify in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to such Lender on the first Settlement Date occurring after such notice is given or, if such amount is payable due to clause (a) above, then on the date of such payment, prepayment, conversion, renewal or assignment so long as such notice has been given on or prior to such date.

SECTION 5.03. Taxes.

(a)Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Transaction Document shall be made without deduction or withholding for any Indemnified Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of the applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law, and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Credit Party receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or, at the option of the Administrative Agent, timely reimburse it for the payment of, any Other Taxes.

(c)Indemnification by the Borrower. To the extent not paid, reimbursed or compensated pursuant to Section 5.03(a) or (b), the Borrower shall indemnify each Credit Party, within ten days after demand therefor, for the full amount of any (I) Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Credit Party or required to be withheld or deducted from a payment to such Credit Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority and (II) Taxes that arise because a Loan is not treated for U.S. federal, state, local or franchise tax purposes as intended under Section 5.03(j) (such indemnification will include any U.S. federal, state or local income and franchise taxes necessary to make such Credit Party whole on an after-tax basis taking into account the taxability of receipt of payments under this clause (II) and any reasonable expenses (other than Taxes) arising out of, relating to, or resulting from the foregoing). Promptly upon having knowledge that any such Indemnified Taxes have been levied, imposed or assessed, and promptly upon notice by the Administrative Agent or any Affected Person, the Borrower shall pay such Indemnified Taxes directly to the relevant taxing authority or Governmental Authority or to the applicable Credit Party, as requested; provided that neither the Administrative Agent nor any Affected Person shall be under any obligation to provide any such notice to the Borrower. A certificate as to the amount of such payment or liability delivered to the Borrower by an Affected Person (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of an Affected Person, shall be conclusive absent manifest error.

(d)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender or any of its respective Affiliates that are Affected Persons (but only to the extent that the Borrower and its Affiliates have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting any obligation of the Borrower, the Servicer or their Affiliates to do so), (ii) any Taxes attributable to the failure of such Lender or any of its respective Affiliates that are Affected Persons to comply with Section 14.03(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender or any of their respective Affiliates that are Affected Persons, in each case, that are payable or paid by the Administrative Agent in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or any of its respective Affiliates that are Affected Persons under any Transaction Document or otherwise payable by the Administrative Agent to such Lender or any of its respective Affiliates that are Affected Persons from any other source against any amount due to the Administrative Agent under this clause (d).

(e)Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 5.03, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)Status of Credit Party. (i) Any Credit Party that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Credit Party, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Credit Party is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 5.03(f)(ii)(A), 5.03(f)(ii)(B) and 5.03(g)) shall not be required if, in the Credit Party’s reasonable judgment, such completion, execution or submission would subject such Credit Party to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Credit Party.

(ii)Without limiting the generality of the foregoing:

(A)any Credit Party that is a “United States Person” within the meaning of Section 7701(a)(30) of the Code, and not an exempt recipient described in Section 6049(b)(4) of the Code, shall deliver to the Borrower and the Administrative Agent from time to time upon the reasonable request of the Borrower or the Administrative Agent, executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by Applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Credit Party is a United States Person and whether such Credit Party is subject to backup withholding or information reporting requirements;

(B)any Credit Party that is organized under the laws of a jurisdiction other than the United States (including each State thereof and the District of Columbia) (a “Foreign Credit Party”) that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the Borrower or the Administrative Agent) on or prior to the date on which such Foreign Credit Party becomes a Credit Party with respect to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent, but only if such Foreign Credit Party is legally entitled to do so), whichever of the following is applicable:

(1)in the case of such a Credit Party claiming the benefits of an income tax treaty to which the United States is a party, executed originals of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable;

(2)executed originals of Internal Revenue Service Form W-8ECI;

(3)in the case of a Foreign Credit Party claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Credit Party is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E; or

(4)to the extent such Credit Party is not the beneficial owner, executed originals of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN, Internal Revenue Service Form W-8BEN-E, a U.S. Tax Compliance Certificate, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if such Credit Party is a partnership and one or more direct or indirect partners of such Credit Party are claiming the portfolio interest exemption, such Credit Party may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner; and

(C)any Foreign Credit Party, to the extent it is legally entitled to do so, shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient), from time to time upon the reasonable request of the Borrower or the Administrative Agent, executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the

Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(g)Documentation Required by FATCA. If a payment made to a Credit Party under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Credit Party were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Credit Party shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Credit Party has complied with such Credit Party’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with FATCA.

(h)Survival. Each party’s obligations under this Section 5.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Credit Party, the termination of the Commitments and the repayment, satisfaction or discharge of all the Borrower Obligations and the Servicer’s obligations hereunder.

(i)Updates. Each Credit Party agrees that if any form or certification it previously delivered pursuant to this Section 5.03 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(j)Intended Tax Treatment. Notwithstanding anything to the contrary herein or in any other Transaction Document, all parties to this Agreement covenant and agree to treat each Loan under this Agreement as debt (and all Interest as interest) for all U.S. federal, state, local and franchise tax purposes and agree not to take any position on any tax return inconsistent with the foregoing.

(k)Tax Benefit. If any Credit Party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.03 (including by the payment of additional amounts pursuant to this Section 5.03 (any such refund, a “Tax Benefit”), it shall pay to the indemnifying party an amount equal to such Tax Benefit (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such Tax Benefit), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such Tax Benefit). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (k) in the event that such indemnified party is required to repay such Tax Benefit to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph, in no event will the Credit Party be required to pay any amount to the indemnifying party pursuant to this paragraph the payment of which would place Credit Party in a less favorable net after-Tax position than the Credit Party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any Person.

SECTION 5.04. [Reserved].

SECTION 5.05. Security Interest.

(a)As security for the performance by the Borrower of all the terms, covenants and agreements on the part of the Borrower to be performed under this Agreement or any other Transaction Document, including the punctual payment when due of the Aggregate Capital and all Interest in respect of the Loans and all other Borrower Obligations, the Borrower hereby grants to the Administrative Agent for its benefit and the ratable benefit of the Secured Parties, a continuing security interest in, all of the Borrower’s right, title and interest in, to and under all of the following, whether now or hereafter owned, existing or arising (collectively, the “Collateral”): (i) all Pool Receivables, (ii) all Related Security with respect to such Pool Receivables, (iii) all Collections with respect to such Pool Receivables, (iv) the Lock-Boxes and Lock-Box Accounts and all amounts on deposit therein, and all certificates and instruments, if any, from time to time evidencing such Lock-Boxes and Lock-Box Accounts and amounts on deposit therein, (v) all rights (but none of the obligations) of the Borrower under the Sale Agreements and (vi) all proceeds of, and all amounts received or receivable under any or all of, the foregoing.

The Administrative Agent (for the benefit of the Secured Parties) shall have, with respect to all the Collateral, and in addition to all the other rights and remedies available to the Administrative Agent (for the benefit of the Secured Parties), all the rights and remedies of a secured party under any applicable UCC. The Borrower hereby authorizes the Administrative Agent to file financing statements describing as the collateral covered thereby as “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Agreement.

Immediately upon the occurrence of the Final Payout Date, the Collateral shall be automatically released from the lien created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent, the Lenders and the other Credit Parties hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Borrower; provided, however, that promptly following written request therefor by the Borrower delivered to the Administrative Agent following any such termination, and at the expense of the Borrower, the Administrative Agent shall deliver to the Borrower written authorization for the Borrower to file UCC-3 termination statements and such other documents as the Borrower shall reasonably request to evidence such termination.

SECTION 5.06. [Reserved].

ARTICLE VI

CONDITIONS TO EFFECTIVENESS AND CREDIT EXTENSIONS

SECTION 6.01. Conditions Precedent to Effectiveness and the Initial Credit Extension. This Agreement shall become effective as of the Closing Date when (a) the Administrative Agent shall have received each of the documents, agreements (in fully executed form), opinions of counsel, lien search results, UCC filings, certificates and other deliverables listed on the closing memorandum attached as Exhibit H hereto, in each case, in form and substance acceptable to the Administrative Agent and (b) all fees and expenses payable by the Borrower on the Closing Date to the Credit Parties have been paid in full in accordance with the terms of the Transaction Documents.

SECTION 6.02. Conditions Precedent to All Credit Extensions. Each Credit Extension hereunder on or after the Closing Date shall be subject to the conditions precedent that:

(a)in the case of a Loan, the Borrower shall have delivered to the Administrative Agent and each Lender a Loan Request for such Loan, and in the case of a Letter of Credit, the Borrower shall have delivered to the Administrative Agent, each Lender and the LC Bank, a Letter of Credit Application and an LC Request, in each case, in accordance with Section 2.02(a) or Section 3.02(a), as applicable;

(b)the Servicer shall have delivered to the Administrative Agent and each Lender all Information Packages required to be delivered hereunder;

(c)the conditions precedent to such Credit Extension specified in Section 2.01(i) through (iii) and Section 3.01(a), as applicable, shall be satisfied; and

(d)on the date of such Credit Extension the following statements shall be true and correct (and upon the occurrence of such Credit Extension, the Borrower and the Servicer shall be deemed to have represented and warranted that such statements are then true and correct):

(i)the representations and warranties of the Borrower and the Servicer contained in Sections 7.01 and 7.02 are true and correct in all material respects on and as of the date of such Credit Extension as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

(ii)no Event of Default or Unmatured Event of Default has occurred and is continuing, and no Event of Default or Unmatured Event of Default would result from such Credit Extension;

(iii)no Borrowing Base Deficit exists or would exist after giving effect to such Credit Extension; and

(iv)the Termination Date has not occurred.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

SECTION 7.01.Representations and Warranties of the Borrower.The Borrower represents and warrants to each Credit Party as of the Closing Date, on each Settlement Date and on each day on which a Credit Extension shall have occurred:

(a)Organization and Good Standing. The Borrower is a limited liability company and validly existing in good standing under the laws of the State of Delaware and has full power and authority to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted.

(b)Due Qualification. The Borrower is duly qualified to do business, is in good standing as a foreign entity and has obtained all necessary licenses and approvals in all jurisdictions in which the conduct of its business requires such qualification, licenses or approvals, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c)Power and Authority; Due Authorization. The Borrower (i) has all necessary power and authority to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (B) perform its obligations under this Agreement and the other Transaction Documents to which it is a party and (C) grant a security interest in the Collateral to the Administrative Agent on the terms and subject to the conditions herein provided and (ii) has duly authorized by all necessary action such grant and the execution, delivery and performance of, and the consummation of the transactions provided for in, this Agreement and the other Transaction Documents to which it is a party.

(d)Binding Obligations. This Agreement and each of the other Transaction Documents to which the Borrower is a party constitutes legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e)No Conflict or Violation. The execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement and the other Transaction Documents to which it is a party, and the fulfillment of the terms hereof and thereof, will not (i) conflict with, result in any breach of any of the terms or provisions of, or constitute (with or without notice or lapse of time or both) a default under its organizational documents or any indenture, sale agreement, credit agreement, loan agreement, security agreement, mortgage, deed of trust, or other agreement or instrument to which the Borrower is a party or by which it or any of its properties is bound, (ii) result in the creation or imposition of any Adverse Claim upon any of the Collateral pursuant to the terms of any such indenture, credit agreement, loan agreement, security agreement, mortgage, deed of trust, or other agreement or instrument other than this Agreement and the other Transaction Documents or (iii) conflict with or violate any Applicable Law. Without limiting the foregoing, the receivables securitization program evidenced by this Agreement and the other Transaction Documents is (and has been at all times on and after January 13, 2023) permitted and incurred pursuant to Section 5.02(b)(xi) of the Credit Agreement.

(f)Litigation and Other Proceedings. (i) There is no action, suit, proceeding or investigation pending or, to the best knowledge of the Borrower, threatened, against the Borrower before any Governmental Authority and (ii) the Borrower is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any Governmental Authority that, in the case of either of the foregoing clauses (i) and (ii), (A) asserts the invalidity of this Agreement or any other Transaction Document, (B) seeks to prevent the grant of a security interest in any Collateral by the Borrower to the Administrative Agent, the ownership or acquisition by the Borrower of any Pool Receivables or other Collateral or the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document, (C) seeks any determination or ruling that could materially and adversely affect the performance by the Borrower of its obligations under, or the validity or enforceability of, this Agreement or any other Transaction Document or (D) individually or in the aggregate for all such actions, suits, proceedings and investigations could reasonably be expected to have a Material Adverse Effect.

(g)Governmental Approvals. Except where the failure to obtain or make such authorization, consent, order, approval or action could not reasonably be expected to have a Material Adverse Effect, all authorizations, consents, orders and approvals of, or other actions by, any Governmental Authority that are required to be obtained by the Borrower in connection with the grant of a security interest in the Collateral to the Administrative Agent hereunder or the due execution, delivery and performance by the Borrower of this Agreement or any other Transaction Document to which it is a party and the consummation by the Borrower of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party have been obtained or made and are in full force and effect.

(h)Margin Regulations. The Borrower is not engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meanings of Regulations T, U and X of the Board of Governors of the Federal Reserve System).

(i)Taxes. The Borrower has timely filed all material Tax returns and reports required by Applicable Law to have been filed by it and has paid all material Taxes, assessments and governmental charges thereby shown to be owing by it, other than any such Taxes, assessments or charges that are being contested in good faith by appropriate proceedings and for which appropriate reserves in accordance with GAAP have been established.

(j)Solvency. After giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, the Borrower is Solvent.

(k)Offices; Legal Name. The Borrower’s sole jurisdiction of organization is the State of Delaware and such jurisdiction has not changed within four months prior to the date of this Agreement. The office of the Borrower is located at the applicable address specified on Schedule III hereto. The legal name of the Borrower is AROP Funding, LLC.

(l)Investment Company Act. The Borrower (i) is not, and is not controlled by an “investment company” registered or required to be registered under the Investment Company Act and (ii) is not a “covered fund” under the Volcker Rule. In determining that Borrower is not a “covered fund” under the Volcker Rule, Borrower is entitled to rely on the exemption from the definition of “investment company” set forth in Section 3(c)(5)(A) or (B) of the Investment Company Act.

(m)No Material Adverse Effect. Since the date of formation of the Borrower there has been no Material Adverse Effect with respect to the Borrower.

(n)Accuracy of Information. All Information Packages, Interim Reports, Loan Requests, LC Requests, Letter of Credit Applications, certificates, reports, statements, documents and other information furnished to the Administrative Agent or any other Credit Party by or on behalf of the Borrower pursuant to any provision of this Agreement or any other Transaction Document, or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement or any other Transaction Document, is, at the time the same are so furnished, complete and correct in all material respects on the date the same are furnished to the Administrative Agent or such other Credit Party, and does not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading (provided that with respect to any projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time).

(o)Sanctions and other Anti-Terrorism Laws. No: (a) Covered Entity, nor any employees, officers, directors, affiliates, consultants, brokers, or agents acting on a Covered Entity’s behalf in connection with this Agreement: (i) is a Sanctioned Person; (ii) directly, or indirectly through any third party, is engaged in any transactions or other dealings with or for the benefit of any Sanctioned Person or Sanctioned Jurisdiction, or any transactions or other dealings that otherwise are prohibited by any Anti-Terrorism Laws; (b) Collateral is ~~Embargoed~~Blocked Property.

(p)Perfection Representations.

(i)This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Borrower’s right, title and interest in, to and under the Collateral which (A) security interest has been perfected and is enforceable against creditors of and purchasers from the Borrower and (B) will be free of all Adverse Claims in such Collateral.

(ii)The Receivables constitute “accounts” (including, without limitation, “accounts” constituting “as-extracted collateral”) or “general intangibles” within the meaning of Section 9-102 of the UCC.

(iii)The Borrower owns and has good and marketable title to the Collateral free and clear of any Adverse Claim of any Person.

(iv)All appropriate financing statements, financing statement amendments and continuation statements have been filed in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect (and continue the perfection of) the sale of the Receivables and Related Security from each Originator to the Transferor pursuant to the Purchase and Sale Agreement, the sale and contribution of the Receivables and Related Security from the Transferor to the Borrower pursuant to the Sale and Contribution Agreement and the grant by the Borrower of a security interest in the Collateral to the Administrative Agent pursuant to this Agreement.

(v)Other than the security interest granted to the Administrative Agent pursuant to this Agreement, the Borrower has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Collateral except as permitted by this Agreement and the other Transaction Documents. The Borrower has not authorized the filing of and is not aware of any financing statements filed against the Borrower that include a description of collateral covering the Collateral other than any financing statement (i) in favor of the Administrative Agent or (ii) that has been terminated. The Borrower is not aware of any judgment lien, ERISA lien or tax lien filings against the Borrower.

(vi)Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations contained in this Section 7.01(p) shall be continuing and remain in full force and effect until the Final Payout Date.

(q)The Lock-Boxes and Lock-Box Accounts.

(i)Nature of Lock-Box Accounts. Each Lock-Box Account constitutes a “deposit account” within the meaning of the applicable UCC.

(ii)Ownership. Each Lock-Box and Lock-Box Account is in the name of the Borrower, and the Borrower owns and has good and marketable title to the Lock-Box Accounts free and clear of any Adverse Claim.

(iii)Perfection. The Borrower has delivered to the Administrative Agent a fully executed Lock-Box Agreement relating to each Lock-Box and Lock-Box Account, pursuant to which each applicable Lock-Box Bank has agreed to comply with the instructions originated by the Administrative Agent directing the disposition of funds in such Lock-Box and Lock-Box Account without further consent by the Borrower, the Servicer or any other Person. The Administrative Agent has “control” (as defined in Section 9-104 of the UCC) over each Lock-Box Account.

(iv)Instructions. Neither the Lock-Boxes nor the Lock-Box Accounts are in the name of any Person other than the Borrower. Neither the Borrower nor the Servicer has consented to the applicable Lock-Box Bank complying with instructions of any Person other than (i) the Administrative Agent or (ii) prior to the exercise of exclusive control over the applicable Lock-Box Accounts by the Administrative Agent, the Borrower or Servicer.

(r)Ordinary Course of Business. Each remittance of Collections by or on behalf of the Borrower to the Credit Parties under this Agreement will have been (i) in payment of a debt incurred by the Borrower in the ordinary course of business or financial affairs of the Borrower and (ii) made in the ordinary course of business or financial affairs of the Borrower.

(s)Compliance with Law. The Borrower has complied in all material respects with all Applicable Laws to which it may be subject.

(t)Bulk Sales Act. No transaction contemplated by this Agreement requires compliance by it with any bulk sales act or similar law.

(u)Eligible Receivables. Each Receivable included as an Eligible Receivable in the calculation of the Net Receivables Pool Balance as of any date is an Eligible Receivable as of such date.

(v)Opinions. The facts regarding the Borrower, the Receivables, the Related Security and the related matters set forth or assumed in each of the opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.

(w)Mortgages Covering As-Extracted Collateral. There are no mortgages that are effective as financing statements covering as-extracted collateral and that name any Originator as grantor, debtor or words of similar effect filed or recorded in any jurisdiction.

(x)Other Transaction Documents. Each representation and warranty made by the Borrower under each other Transaction Document to which it is a party is true and correct in all material respects as of the date when made.

(y)Reaffirmation of Representations and Warranties. On the date of each Credit Extension, on each Settlement Date and on the date each Information Package or Interim Report is delivered to the Administrative Agent or any Lender hereunder, the Borrower shall be deemed to have certified that (i) all representations and warranties of the Borrower hereunder are true and correct in all material respects on and as of such day as though made on and as of such day, except for representations and warranties which apply as to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such date) and (ii) no Event of Default or an Unmatured Event of Default has occurred and is continuing or will result from such Credit Extension.

(z)Liquidity Coverage Ratio. The Borrower has not issued any LCR Securities, and the Borrower is a consolidated subsidiary of Parent under generally accepted accounting principles

(aa)Beneficial Ownership Rule. As of January 16, 2019 the Borrower is an entity that is organized under the laws of the United States or of any state and at least 51% of whose common stock or analogous equity interest is owned directly or indirectly by a company listed on the New York Stock Exchange or the American Stock Exchange or designated as a NASDAQ National Market Security listed on the NASDAQ stock exchange and is excluded on that basis from the definition of “Legal Entity Customer” as defined in the Beneficial Ownership Rule

(bb)Anti-Corruption Laws. Each Covered Entity has (a) conducted its business in compliance with all Anti-Corruption Laws and (b) has instituted and maintains policies and procedures designed to ensure compliance with such Laws.

Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations contained in this Section shall be continuing, and remain in full force and effect until the Final Payout Date.

SECTION 7.02. Representations and Warranties of the Servicer. The Servicer represents and warrants to each Credit Party as of the Closing Date, on each Settlement Date and on each day on which a Credit Extension shall have occurred:

(a)Organization and Good Standing. The Servicer is a duly organized and validly existing limited liability company in good standing under the laws of the State of Delaware, with the power and authority under its organizational documents and under the laws of the State of Delaware to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted.

(b)Due Qualification. The Servicer is duly qualified to do business, is in good standing as a foreign entity and has obtained all necessary licenses and approvals in all jurisdictions in which the conduct of its business or the servicing of the Pool Receivables as required by this Agreement requires such qualification, licenses or approvals, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c)Power and Authority; Due Authorization. The Servicer has all necessary power and authority to (i) execute and deliver this Agreement and the other Transaction Documents to which it is a party and (ii) perform its obligations under this Agreement and the other Transaction Documents to which it is a party and the execution, delivery and performance of, and the consummation of the transactions provided for in, this Agreement and the other Transaction Documents to which it is a party have been duly authorized by the Servicer by all necessary action.

(d)Binding Obligations. This Agreement and each of the other Transaction Documents to which it is a party constitutes legal, valid and binding obligations of the Servicer, enforceable against the Servicer in accordance with their respective terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e)No Conflict or Violation. The execution and delivery of this Agreement and each other Transaction Document to which the Servicer is a party, the performance of the transactions contemplated by this Agreement and the other Transaction Documents and the fulfillment of the terms of this Agreement and the other Transaction Documents by the Servicer will not (i) conflict with, result in any breach of any of the terms or provisions of, or constitute (with or without notice or lapse of time or both) a default under, the organizational documents of the Servicer or any indenture, sale agreement, credit agreement, loan agreement, security agreement, mortgage, deed of trust or other agreement or instrument to which the Servicer is a party or by which it or any of its property is bound, (ii) result in the creation or imposition of any Adverse Claim upon any of its properties pursuant to the terms of any such indenture, credit agreement, loan agreement, agreement, mortgage, deed of trust or other agreement or instrument, other than this Agreement and the other Transaction Documents or (iii) conflict with or violate any Applicable Law, except to the extent that any such conflict, breach, default, Adverse Claim or violation could not reasonably be expected to have a Material Adverse Effect on Servicer. Without limiting the foregoing, the receivables securitization program evidenced by this Agreement and the other Transaction Documents is (and has been at all times on and after January 13, 2023) permitted and incurred pursuant to Section 5.02(b)(xi) of the Credit Agreement.

(f)Litigation and Other Proceedings. There is no action, suit, proceeding or investigation pending, or to the Servicer’s knowledge threatened, against the Servicer before any Governmental Authority: (i) asserting the invalidity of this Agreement or any of the other Transaction Documents; (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document; or (iii) seeking any determination or ruling that could materially and adversely affect the performance by the Servicer of its obligations under, or the validity or enforceability of, this Agreement or any of the other Transaction Documents.

(g)No Consents. The Servicer is not required to obtain the consent of any other party or any consent, license, approval, registration, authorization or declaration of or with any Governmental Authority in connection with the execution, delivery, or performance of this Agreement or any other Transaction Document to which it is a party that has not already been obtained or the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect.

(h)Compliance with Applicable Law. The Servicer (i) shall duly satisfy all obligations on its part to be fulfilled under or in connection with the Pool Receivables and the related Contracts, (ii) has maintained in effect all qualifications required under Applicable Law in order to properly service the Pool Receivables and (iii) has complied in all material respects with all Applicable Law in connection with servicing the Pool Receivables.

(i)Accuracy of Information. All Information Packages, Interim Reports, Loan Requests, LC Requests, Letter of Credit Applications, certificates, reports, statements, documents and other information furnished to the Administrative Agent or any other Credit Party by the Servicer pursuant to any provision of this Agreement or any other Transaction Document, or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement or any other Transaction Document, is, at the time the same are so furnished, complete and correct in all material respects on the date the same are furnished to the Administrative Agent or such other Credit Party, and does not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading (provided that with respect to any projected financial information, the Servicer represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time).

(j)Location of Records. The offices where the initial Servicer keeps all of its records relating to the servicing of the Pool Receivables are located at 1717 S. Boulder Ave., Suite 400, Tulsa, Oklahoma (or such other locations within the United States that have been notified by the Servicer to the Administrative Agent in writing and consented to in writing by the Administrative Agent, such consent not to be unreasonably withheld or delayed).

(k)Credit and Collection Policy. The Servicer has complied in all material respects with the Credit and Collection Policy with regard to each Pool Receivable and the related Contracts.

(l)Eligible Receivables. Each Receivable included as an Eligible Receivable in the calculation of the Net Receivables Pool Balance as of any date is an Eligible Receivable as of such date.

(m)Servicing Programs. No license or approval is required for the Administrative Agent’s use of any software or other computer program used by the Servicer, the Transferor, any Originator or any Sub-Servicer in the servicing of the Pool Receivables, other than those which have been obtained and are in full force and effect.

(n)Servicing of Pool Receivables. Since the Closing Date there has been no material adverse change in the ability of the Servicer or any Sub-Servicer to service and collect the Pool Receivables and the Related Security.

(o)Other Transaction Documents. Each representation and warranty made by the Servicer under each other Transaction Document to which it is a party is true and correct in all material respects as of the date when made.

(p)No Material Adverse Effect. Since June 30, 2014 there has been no Material Adverse Effect on the Servicer.

(q)Investment Company Act. The Servicer is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act.

(r)Sanctions and other Anti-Terrorism Laws. No: (a) Covered Entity, nor any employees, officers, directors, affiliates, consultants, brokers, or agents acting on a Covered Entity’s behalf in connection with this Agreement: (i) is a Sanctioned Person; (ii) directly, or indirectly through any third party, is engaged in any transactions or other dealings with or for the benefit of any Sanctioned Person or Sanctioned Jurisdiction, or any transactions or other dealings that otherwise are prohibited by any Anti-Terrorism Laws; (b) Collateral is ~~Embargoed~~Blocked Property.

(s)Financial Condition. The consolidated balance sheets of the Servicer and its consolidated Subsidiaries as of June 30, 2014 and the related statements of income and shareholders’ equity of the Servicer and its consolidated Subsidiaries for the fiscal quarter then ended, copies of which have been furnished to the Administrative Agent and the Lenders, present fairly in all material respects the consolidated financial position of the Servicer and its consolidated Subsidiaries for the period ended on such date, all in accordance with GAAP.

(t)[Reserved].

(u)Taxes. The Servicer has (i) timely filed all tax returns (federal, state and local) required to be filed by it and (ii) paid, or caused to be paid, all taxes, assessments and other governmental charges, if any, other than taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP, except where the failure to file or pay could not reasonably be expected to result in a Material Adverse Effect on Servicer.

(v)Opinions. The facts regarding the Borrower, the Transferor, the Servicer, each Originator, the Performance Guarantor, the Receivables, the Related Security and the related matters set forth or assumed in each of the opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.

(w)Reaffirmation of Representations and Warranties. On the date of each Credit Extension, on each Settlement Date and on the date each Information Package or Interim Report is delivered to the Administrative Agent or any Lender hereunder, the Servicer shall be deemed to have certified that (i) all representations and warranties of the Servicer hereunder are true and correct in all material respects on and as of such day as though made on and as of such day, except for representations and warranties which apply as to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such date) and (ii) no Event of Default or an Unmatured Event of Default has occurred and is continuing or will result from such Credit Extension.

(x)Anti-Corruption Laws. Each Covered Entity has (a) conducted its business in compliance with all Anti-Corruption Laws and (b) has instituted and maintains policies and procedures designed to ensure compliance with such Laws.

Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations contained in this Section shall be continuing, and remain in full force and effect until the Final Payout Date.

ARTICLE VIII

COVENANTS

SECTION 8.01. Covenants of the Borrower. At all times from the Closing Date until the Final Payout Date:

(a)Payment of Capital and Interest. The Borrower shall duly and punctually pay Capital, Interest, Fees and all other amounts payable by the Borrower hereunder in accordance with the terms of this Agreement.

(b)Existence. The Borrower shall keep in full force and effect its existence and rights as a limited liability company under the laws of the State of Delaware, and shall obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the other Transaction Documents and the Collateral.

(c)Financial Reporting. The Borrower will maintain a system of accounting established and administered in accordance with GAAP, and the Borrower (or the Servicer on its behalf) shall furnish to the Administrative Agent, the LC Bank and each Lender:

(i)Annual Financial Statements of the Borrower. Promptly upon completion and in no event later than 120 days after the close of each fiscal year of the Borrower, annual unaudited financial statements of the Borrower certified by a Financial Officer of the Borrower that they fairly present in all material respects, in accordance with GAAP, the financial condition of the Borrower as of the date indicated and the results of its operations for the periods indicated.

(ii)Quarterly Financial Statements of the Borrower. Promptly upon completion and in no event later than 60 days following the end of each of the first three fiscal quarters in each of the Borrower’s fiscal years, quarterly unaudited financial statements of the Borrower certified by a Financial Officer of the Borrower that they fairly present in all material respects, in accordance with GAAP, the financial condition of the Borrower as of the date indicated and the results of its operations for the periods indicated.

(iii)Information Packages and Interim Reports. (A) As soon as available and in any event not later than two (2) Business Days prior to each Settlement Date, an Information Package as of the most recently completed Fiscal Month; (B) at any time upon five (5) Business Days’ prior written notice from the Administrative Agent, a Weekly Report on the second Business Day of each calendar week as of the most recently completed calendar week and (C) at any time upon five (5) Business Days’ prior written notice from the Administrative Agent or during the continuance of an Event of Default, a Daily Report on each Business Day as of date that is one (1) Business Day prior to such date.

(iv)Other Information. Such other information (including non-financial information) as the Administrative Agent, the LC Bank or any Lender may

from time to time reasonably request; provided, however, that at any time that no Minimum Fixed Charge Coverage Ratio Period or Event of Default has occurred and is continuing, the Administrative Agent will not request an Interim Report be furnished with respect to the Pool Receivables.

(v)Quarterly Financial Statements of Parent. As soon as available and in no event later than 60 days following the end of each of the first three fiscal quarters in each of Parent’s fiscal years, (A) a consolidated balance sheet of the Parent and its Subsidiaries as of the end of such quarter and a consolidated statement of income and a consolidated statement of cash flows of the Parent and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and a consolidated statement of income and a consolidated statement of cash flows of the Parent and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding fiscal year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by a Financial Officer of the Parent (or its managing general partner) as having been prepared in accordance with GAAP.

(vi)Annual Financial Statements of Parent. Within 120 days after the close of each of Parent’s fiscal years, a copy of the annual audit report for such year for the Parent and its Subsidiaries, including therein a consolidated balance sheet of the Parent and its Subsidiaries as of the end of such fiscal year and a consolidated statement of income and a consolidated statement of cash flows of the Parent and its Subsidiaries for such fiscal year, in each case accompanied by an opinion of ~~Deloitte & Touche~~Grant Thornton LLP or other independent public accountants of recognized standing (without a “going concern” or like qualification or exception) to the effect that such consolidated financial statements present fairly in all material respects, in accordance with GAAP, the financial condition of Parent and its consolidated Subsidiaries as of the dates indicated and the results of their operations for the periods indicated.

(vii)Quarterly Financial Statements of Servicer. As soon as available and in no event later than 60 days following the end of each of the first three fiscal quarters in each of Servicer’s fiscal years, (A) a consolidated balance sheet of the Servicer and its Subsidiaries as of the end of such quarter and a consolidated statement of income and a consolidated statement of cash flows of the Servicer and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and a consolidated statement of income and a consolidated statement of cash flows of the Servicer and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding fiscal year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by a Financial Officer of the Servicer as having been prepared in accordance with GAAP.

(viii)Annual Financial Statements of Servicer. Within 120 days after the close of each of Servicer’s fiscal years, a copy of the annual audit report for such year for the Servicer and its Subsidiaries, including therein a consolidated balance sheet of the Servicer and its Subsidiaries as of the end of such fiscal year and a consolidated statement of income and a consolidated statement of cash flows of the Servicer and its Subsidiaries for such fiscal year, in each case accompanied by an opinion of Grant Thornton LLP or other independent public accountants of recognized standing (without a “going concern” or like qualification or exception) to the effect that such consolidated financial statements present fairly in all material respects, in accordance with GAAP, the financial condition of Servicer and its consolidated Subsidiaries as of the dates indicated and the results of their operations for the periods indicated.

Notwithstanding anything to the contrary herein, including Sections 8.01(c)(v) and (vi), during any period in which Parent is not preparing quarterly and annual consolidated financial statements in the ordinary course, the Borrower may in lieu of providing quarterly consolidated financial statements and annual audited consolidated financial statements of Parent and its Subsidiaries, provide the quarterly consolidated financial statements and annual audited consolidated financial statements of ARLP and its Subsidiaries. In such event, all references herein to Parent with respect to the financial statements, and calculations of financial covenants, ratios and other matters arising therefrom, shall instead be deemed to be references to ARLP.

(ix)~~(vii)~~ Other Reports and Filings. Promptly (but in any event within ten days) after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which Parent or any of its consolidated Subsidiaries shall publicly file with the SEC or deliver to holders (or any trustee, agent or other representative therefor) of any of its material Debt pursuant to the terms of the documentation governing the same.

(x)~~(viii)~~ Notwithstanding anything herein to the contrary, any financial information, proxy statements or other material required to be delivered pursuant to this paragraph (c) shall be deemed to have been furnished to each of the Administrative Agent, the LC Bank and each Lender on the date that such report, proxy statement or other material is posted on the SEC’s website at www.sec.gov.

(d)Notices. The Borrower (or the Servicer on its behalf) will notify the Administrative Agent, the LC Bank and each Lender in writing of any of the following events promptly upon (but in no event later than five (5) Business Days after) a Financial Officer or other Responsible Officer learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto:

(i)Notice of Events of Default or Unmatured Events of Default. A statement of a Financial Officer of the Borrower setting forth details of any Event of Default or Unmatured Event of Default that has occurred and is continuing and the action which the Borrower proposes to take with respect thereto.

(ii)Representations and Warranties. The failure of any representation or warranty made or deemed to be made by the Borrower under this Agreement or any other Transaction Document to be true and correct in any material respect when made.

(iii)Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding on the Borrower, the Servicer, the Performance Guarantor, the Transferor, or any Originator, which with respect to any Person other than the Borrower, could reasonably be expected to have a Material Adverse Effect.

(iv)Adverse Claim. (A) Any Person shall obtain an Adverse Claim upon the Collateral or any portion thereof, (B) any Person other than the Borrower, the Servicer or the Administrative Agent shall obtain any rights or direct any action with respect to any Lock-Box Account (or related Lock-Box) or (C) any Obligor shall receive any change in payment instructions with respect to Pool Receivable(s) from a Person other than the Servicer or the Administrative Agent.

(v)Name Changes. Any change in any Originator’s, the Transferor’s or the Borrower’s name, jurisdiction of organization or any other change requiring the amendment of UCC financing statements.

(vi)Change in Accountants or Accounting Policy. Any change in (i) the external accountants of the Borrower, the Servicer, any Originator, the Transferor, or the Parent, (ii) any accounting policy of the Borrower or (iii) any material accounting policy of any Originator that is relevant to the transactions contemplated by this Agreement or any other Transaction Document (it being understood that any change to the manner in which any Originator accounts for the Pool Receivables shall be deemed “material” for such purpose).

(vii)Termination Event. The occurrence of a Termination Event under any Sale Agreement.

(viii)Material Adverse Change. Any material adverse change in the business, operations, property or financial or other condition of the Borrower, any Originator, the Servicer, the Performance Guarantor or the Transferor.

(e)Conduct of Business. The Borrower will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and will do all things necessary to remain duly organized, validly existing and in good standing as a domestic organization in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

(f)Compliance with Laws. The Borrower will comply with all Applicable Laws to which it may be subject if the failure to comply could reasonably be expected to have a Material Adverse Effect.

(g)Furnishing of Information and Inspection of Receivables. The Borrower will furnish or cause to be furnished to the Administrative Agent, the LC Bank and each Lender from time to time such information with respect to the Pool Receivables and the other Collateral as the Administrative Agent, the LC Bank or any Lender may reasonably request. The Borrower will, at the Borrower’s expense, during regular business hours with prior written notice (i) permit the Administrative Agent, the LC Bank and each Lender or their respective agents or representatives to (A) examine and make copies of and abstracts from all books and records relating to the Pool Receivables or other Collateral, (B) visit the offices and properties of the Borrower for the purpose of examining such books and records and (C) discuss matters relating to the Pool Receivables, the other Collateral or the Borrower’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of the Borrower having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, during regular business hours, at the Borrower’s expense, upon prior written notice from the Administrative Agent, permit certified public accountants or other auditors acceptable to the Administrative Agent to conduct a review of its books and records with respect to such Pool Receivables and other Collateral; provided, that the Borrower shall be required to reimburse the Administrative Agent for only one (1) such review pursuant to clause (ii) above in any twelve-month period, unless an Event of Default has occurred and is continuing.

(h)Payments on Receivables, Lock-Box Accounts. The Borrower (or the Servicer on its behalf) will, and will cause each Originator to, at all times, instruct all Obligors to deliver payments on the Pool Receivables to a Lock-Box Account or a Lock-Box. The Borrower (or the Servicer on its behalf) will, and will cause each Originator to, at all times, maintain such books and records necessary to identify Collections received from time to time on Pool Receivables and to segregate such Collections from other property of the Servicer, the Transferor and the Originators. If any payments on the Pool Receivables or other Collections are received by the Borrower, the Servicer, the Transferor or an Originator, it shall hold such payments in trust for the benefit of the Administrative Agent and the other Secured Parties and promptly (but in any event within two (2) Business Days after receipt) remit such funds into a Lock-Box Account. The Borrower (or the Servicer on its behalf) will, unless otherwise agreed in writing by the Administrative Agent, instruct each Originator, in its capacity as the beneficiary (or prospective beneficiary) of an Eligible Supporting Letter of Credit, to instruct the related Eligible Supporting Letter of Credit Provider to make payments in respect of Eligible Supporting Letters of Credit issued (or confirmed by) such Eligible Supporting Letter of Credit Provider directly to a Lock-Box Account if the Servicer fails to do so and, if an Eligible Supporting Letter of Credit Provider fails to so deliver payments to a Lock-Box Account, the Borrower (or the Servicer on its behalf) will, unless otherwise agreed in writing by the Administrative Agent, use all reasonable efforts to cause the applicable Originator to cause such Eligible Supporting Letter of Credit Provider to deliver subsequent payments (if any) in respect of Eligible Supporting Letters of Credit issued (or confirmed by) such Eligible Supporting Letter of Credit Provider directly to a Lock-Box Account if the Servicer fails to do so. The Borrower (or the Servicer on its behalf) will cause each Lock-Box Bank to comply with the terms of each applicable Lock-Box Agreement. The Borrower shall not permit funds other than (i) Collections on Pool Receivables and other Collateral and (ii) collections on Excluded Receivables or Subject Affiliate Receivables, to be deposited into any Lock-Box Account. If such funds (including any collections on Excluded Receivables or Subject Affiliate Receivables) are nevertheless deposited into any Lock-Box Account, the Borrower (or the Servicer on its behalf) will within two (2) Business Days of receipt identify and transfer such funds to the appropriate Person entitled to such funds. The Borrower will not, and will not permit the Servicer, the Transferor, any Originator or any other Person to commingle Collections or other funds to which the Administrative Agent or any other Secured Party is entitled, with any other funds (other than the temporary commingling of Collections with collections on Excluded Receivables or Subject Affiliate Receivables provided that such collections on Excluded Receivables or Subject Affiliate Receivables are identified and removed from the applicable Lock-Box Account within two (2) Business Days following receipt thereof). The Borrower shall only add a Lock-Box Account (or a related Lock-Box) or a Lock-Box Bank to those listed on Schedule II to this Agreement, if the Administrative Agent has received notice of such addition and an executed and acknowledged (not to be unreasonably withheld, conditioned or delayed) copy of a Lock-Box Agreement (or an amendment thereto) in form and substance reasonably acceptable to the Administrative Agent from the applicable Lock-Box Bank. The Borrower shall only terminate a Lock-Box Bank or close a Lock-Box Account (or a related Lock-Box) with the prior written consent of the Administrative Agent, not to be unreasonably withheld, conditioned or delayed. The Borrower shall, upon 30 days’ prior written direction by the Administrative Agent, direct any Obligor of a Subject Affiliate Receivable to direct collections thereon to an account that is not a Lock-Box Account.

(i)Sales, Liens, etc. Except as otherwise provided herein, the Borrower will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Pool Receivable or other Collateral, or assign any right to receive income in respect thereof.

(j)Extension or Amendment of Pool Receivables. Except as otherwise permitted in Section 9.02, the Borrower will not, and will not permit the Servicer to, alter the delinquency status or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract (nothing herein preventing amending, modifying or waiving a Contract with respect to future Receivables so long as an Event of Default has not occurred and is continuing). The Borrower shall at its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply with the Credit and Collection Policy with regard to each Pool Receivable and the related Contract.

(k)Change in Credit and Collection Policy. The Borrower will not make any material change in the Credit and Collection Policy without the prior written consent of the Administrative Agent and the Majority Lenders, not to be unreasonably withheld, conditioned or delayed. Promptly following any change in the Credit and Collection Policy, the Borrower will deliver a copy of the updated Credit and Collection Policy to the Administrative Agent and each Lender.

(l)Fundamental Changes. The Borrower shall not, without the prior written consent of the Administrative Agent and the Majority Lenders, permit itself (i) to merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person (except for a transfer of assets to Parent) or (ii) to be directly owned by any Person other than the Transferor. The Borrower shall provide the Administrative Agent with at least 30 days’ prior written notice before making any change in the Borrower’s name or location or making any other change in the Borrower’s identity or corporate structure that could impair or otherwise render any UCC financing statement filed in connection with this Agreement or any other Transaction Document “seriously misleading” as such term (or similar term) is used in the applicable UCC; each notice to the Administrative Agent pursuant to this sentence shall set forth the applicable change and the proposed effective date thereof.

(m)Books and Records. The Borrower shall maintain and implement (or cause the Servicer to maintain and implement) administrative and operating procedures (including (i) an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof and (ii) procedures to identify and track sales with respect to, and collections on, Excluded Receivables and Subject Affiliate Receivables), and keep and maintain (or cause the Servicer to keep and maintain) all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables and the identification and reporting of all Excluded Receivables and Subject Affiliate Receivables (including records adequate to permit the daily identification of each Pool Receivable, Excluded Receivable and Subject Affiliate Receivable and all Collections of and adjustments to each existing Pool Receivable, Excluded Receivable and Subject Affiliate Receivable).

(n)Identifying of Records. The Borrower shall: (i) identify (or cause the Servicer to identify) its master data processing records relating to Pool Receivables and related Contracts with a legend that indicates that the Pool Receivables have been pledged in accordance with this Agreement and (ii) cause each Originator and the Transferor so to identify its master data processing records with such a legend.

(o)Change in Payment Instructions to Obligors. The Borrower shall not (and shall not permit the Servicer or any Sub-Servicer to) add, replace or terminate any Lock-Box Account (or any related Lock-Box) or make any change in its (or their) instructions to the Obligors regarding payments to be made to the Lock-Box Accounts (or any related Lock-Box), other than any instruction to remit payments to a different Lock-Box Account (or any related Lock-Box), unless the Administrative Agent shall have received (i) prior written notice of such addition, termination or change and (ii) a signed and acknowledged Lock-Box Agreement (or an amendment thereto) with respect to such new Lock-Box Accounts (or any related Lock-Box), and the Administrative Agent shall have consented to such change in writing (not to be unreasonably withheld, conditioned or delayed).

(p)Security Interest, Etc. The Borrower shall (and shall cause the Servicer to), at its expense, take all action necessary or reasonably desirable to establish and maintain a valid and enforceable first priority perfected security interest in the Collateral, in each case free and clear of any Adverse Claim, in favor of the Administrative Agent (on behalf of the Secured Parties), including taking such action to perfect, protect or more fully evidence the security interest of the Administrative Agent (on behalf of the Secured Parties) as the Administrative Agent or any Secured Party may reasonably request. In order to evidence the security interests of the Administrative Agent under this Agreement, the Borrower shall, from time to time take such action, or execute and deliver such instruments as may be necessary (including, without limitation, such actions as are reasonably requested by the Administrative Agent) to maintain and perfect, as a first-priority interest, the Administrative Agent’s security interest in the Receivables, Related Security and Collections.The Borrower shall, from time to time and within the time limits established by law, prepare and present to the Administrative Agent for the Administrative Agent’s authorization and approval, all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement, or other filings necessary to continue, maintain and perfect the Administrative Agent’s security interest as a first-priority interest. The Administrative Agent’s approval of such filings shall authorize the Borrower to file such financing statements under the UCC without the signature of the Borrower, the Transferor, any Originator or the Administrative Agent where allowed by Applicable Law. Notwithstanding anything else in the Transaction Documents to the contrary, the Borrower shall not have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements filed in connection with the Transaction Documents, without the prior written consent of the Administrative Agent.

(q)Certain Agreements. Without the prior written consent of the Administrative Agent and the Lenders, the Borrower will not (and will not permit any Originator, the Transferor or the Servicer to) amend, modify, waive, revoke or terminate any Transaction Document to which it is a party or any provision of the Borrower’s organizational documents which requires the consent of the “Independent Director” (as such term is used in the Borrower’s Certificate of Formation and Limited Liability Company Agreement).

(r)Other Business. The Borrower will not: (i) engage in any business other than the transactions contemplated by the Transaction Documents, (ii) create, incur or permit to exist any Debt of any kind (or cause or permit to be issued for its account any letters of credit (excluding, for the avoidance of doubt, Letters of Credit issued hereunder) or bankers’ acceptances other than pursuant to this Agreement or the Subordinated Notes or (iii) form any Subsidiary or make any investments in any Person other than Parent.

(s)Use of Collections Available to the Borrower. The Borrower shall apply the Collections available to the Borrower to make payments in the following order of priority: (i) the payment of its obligations under this Agreement and each of the other Transaction Documents (other than the Subordinated Notes), (ii) the payment of accrued and unpaid interest on the Subordinated Notes and (iii) other legal and valid purposes.

(t)Further Assurances; Change in Name or Jurisdiction of Origination, etc.

(i)The Borrower hereby authorizes and hereby agrees from time to time, at its own expense, promptly to execute (if necessary) and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Administrative Agent may reasonably request, to perfect, protect or more fully evidence the security interest granted pursuant to this Agreement or any other Transaction Documents, or to enable the Administrative Agent (on behalf of the Secured Parties) to exercise and enforce the Secured Parties’ rights and remedies under this Agreement and the other Transaction Document. Without limiting the foregoing, the Borrower hereby authorizes, and will, upon the request of the Administrative Agent, at the Borrower’s own expense, execute (if necessary) and file such financing statements or continuation statements (including as-extracted collateral filings), or amendments thereto, and such other instruments and documents, that may be necessary or desirable, or that the Administrative Agent may reasonably request, to perfect, protect or evidence any of the foregoing.

(ii)The Borrower authorizes the Administrative Agent to file financing statements, continuation statements and amendments thereto and assignments thereof, relating to the Receivables, the Related Security, the related Contracts, Collections with respect thereto and the other Collateral without the signature of the Borrower. A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by law.

(iii)The Borrower shall at all times be organized under the laws of the State of Delaware and shall not take any action to change its jurisdiction of organization.

(iv)The Borrower will not change its name, location, identity or corporate structure unless (x) the Borrower, at its own expense, shall have taken all action necessary or appropriate to perfect or maintain the perfection of the security interest under this Agreement (including, without limitation, the filing of all financing statements and the taking of such other action as the Administrative Agent may request in connection with such change or relocation) and (y) if requested by the Administrative Agent, the Borrower shall cause to be delivered to the Administrative Agent, an opinion, in form and substance satisfactory to the Administrative Agent as to such UCC perfection and priority matters as the Administrative Agent may request at such time.

(u)Sanctions and other Anti-Terrorism Laws; Anti-Corruption Laws. The Borrower covenants and agrees that:

(i)it shall immediately notify the Administrative Agent and each of the Lenders in writing upon the occurrence of a Reportable Compliance Event;

(ii)if, at any time, any Collateral becomes ~~Embargoed~~Blocked Property, then, in addition to all other rights and remedies available to the Administrative Agent and each of the Lenders, upon request by the Administrative Agent or any of the Lenders, the Borrower shall provide substitute Collateral acceptable to the Administrative Agent that is not ~~Embargoed~~Blocked Property;

(iii)it shall, and shall require each other Covered Entity to, conduct its business in compliance with all Anti-Corruption Laws and maintain policies and procedures designed to ensure compliance with such Laws;

(iv)it and its Subsidiaries will not: (A) become a Sanctioned Person or allow any employees, officers, directors, affiliates, consultants, brokers, or agents acting on its behalf in connection with this Agreement to become a Sanctioned Person; (B) directly, or indirectly through a third party, engage in any transactions or other dealings with or for the benefit of any Sanctioned Person or Sanctioned Jurisdiction, including any use of the proceeds of the Loans: (1) to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Person or Sanctioned Jurisdiction, (2) in any manner that could result in a violation by any Person of

Anti-Corruption Law (including the Administrative Agent, any Lender, underwriter, advisor, investor, or otherwise), or (3) in violation of any Applicable Law, including, without limitation, any applicable Anti-Corruption Law; (C) pay or repay any Borrower Obligations with ~~Embargoed~~Blocked Property or funds derived from any unlawful activity; (D) permit any Collateral to become ~~Embargoed~~Blocked Property; or (E) cause any Lender or the Administrative Agent to violate any Anti-Terrorism Law; and

(v)it will not, and will not permit any its Subsidiaries to, directly or indirectly, use the Loans or any proceeds thereof for any purpose which would breach any Anti-Corruption Laws in any jurisdiction in which any Covered Entity conducts business.

(v)The Borrower has not used and will not use the proceeds of any Credit Extension to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

(w)Borrower’s Net Worth. The Borrower shall not permit the Borrower’s Net Worth to be less than the Required Capital Amount.

(x)Borrower’s Tax Status. The Borrower will remain a wholly-owned subsidiary of a United States person (within the meaning of Section 7701(a)(30) of the Code) and not be subject to withholding under Section 1446 of the Code. No action will be taken that would cause the Borrower to be treated as an association taxable as a corporation or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes.

(y)Liquid Coverage Ratio. The Borrower shall not issue any LCR Security.

(z)Beneficial Ownership Rule. Promptly following any change that would result in a change to the status as an excluded “Legal Entity Customer” under (and as defined in) the Beneficial Ownership Rule, the Borrower shall execute and deliver to the Administrative Agent a Certification of Beneficial Owner(s) complying with the Beneficial Ownership Rule, in form and substance reasonably acceptable to the Administrative Agent.

(aa)Credit Agreement Carve-Out. The Borrower shall at all times cause the receivables securitization program evidenced by this Agreement and the other Transaction Documents to be permitted and incurred pursuant to Section 5.02(b)(xi) of the Credit Agreement. The Borrower shall not permit Section 5.02(b)(xi) of the Credit Agreement to be amended, removed or otherwise modified, except with the Administrative Agent’s prior written consent.

SECTION 8.02. Covenants of the Servicer. At all times from the Closing Date until the Final Payout Date:

(a)Financial Reporting. The Servicer will maintain a system of accounting established and administered in accordance with GAAP, and the Servicer shall furnish to the Administrative Agent, the LC Bank and each Lender:

(i)Compliance Certificates. (a) A compliance certificate promptly upon completion of the annual report of ARLP and the ~~Parent~~Servicer and in no event later than 120 days after the close of the Servicer’s fiscal year, in form and substance substantially similar to Exhibit G signed by a Financial Officer of the Servicer stating that no Event of Default or Unmatured Event of Default has occurred and is continuing, or if any Event of Default or Unmatured Event of Default has occurred and is continuing, stating the nature and status thereof, (b) within 60 days after the close of each fiscal quarter of the Servicer, a compliance certificate in form and substance substantially similar to Exhibit G signed by a Financial Officer of the Servicer stating that no Event of Default or Unmatured Event of Default has occurred and is continuing, or if any Event of Default or Unmatured Event of Default has occurred and is continuing, stating the nature and status thereof and (c) within 45 days after the close of each fiscal quarter of ARLP and the ~~Parent~~Servicer, a certificate signed by a Financial Officer of the Servicer certifying that the location of any Originator’s Mined Properties or mineheads is accurately set forth on Schedule V to this Agreement, as amended prior to the date thereof.

(ii)Information Packages and Interim Reports. (A) As soon as available and in any event not later than two (2) Business Days prior to each Settlement Date, an Information Package as of the most recently completed Fiscal Month; (B) at any time upon five (5) Business Days’ prior written notice from the Administrative Agent, a Weekly Report on the second Business Day of each calendar week as of the most recently completed calendar week and (C) at any time upon five (5) Business Days’ prior written notice from the Administrative Agent or during the continuance of an Event of Default, a Daily Report on each Business Day as of date that is one (1) Business Day prior to such date.

(iii)Other Information. Such other information (including non-financial information) as the Administrative Agent, the LC Bank or any Lender may from time to time reasonably request, including any information available to the Borrower, the Servicer, the Transferor or any Originator; provided, however, that at any time that no Minimum Fixed Charge Coverage Ratio Period or Event of Default has occurred and is continuing, the Administrative Agent will not request an Interim Report be furnished with respect to the Pool Receivables.

(b)Notices. The Servicer will notify the Administrative Agent, the LC Bank and each Lender in writing of any of the following events promptly upon (but in no event later than five (5) Business Days after) a Financial Officer or other Responsible Officer learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto:

(i)Notice of Events of Default or Unmatured Events of Default. A statement of a Financial Officer of the Servicer setting forth details of any Event of Default or Unmatured Event of Default that has occurred and is continuing and the action which the Servicer proposes to take with respect thereto.

(ii)Representations and Warranties. The failure of any representation or warranty made or deemed made by the Servicer under this Agreement or any other Transaction Document to be true and correct in any material respect when made.

(iii)Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding which could reasonably be expected to have a Material Adverse Effect.

(iv)Adverse Claim. (A) Any Person shall obtain an Adverse Claim upon the Collateral or any portion thereof, (B) any Person other than the Borrower, the Servicer or the Administrative Agent shall obtain any rights or direct any action with respect to any Lock-Box Account (or related Lock-Box) or (C) any Obligor shall receive any change in payment instructions with respect to Pool Receivable(s) from a Person other than the Servicer or the Administrative Agent.

(v)Name Changes. At least thirty (30) days before any change in any Originator’s, the Transferor’s or the Borrower’s name or any other change requiring the amendment of UCC financing statements, a notice setting forth such changes and the effective date thereof.

(vi)Change in Accountants or Accounting Policy. Any change in (i) the external accountants of the Borrower, the Servicer, any Originator, the Transferor or the Parent, (ii) any accounting policy of the Borrower or (iii) any material accounting policy of any Originator that is relevant to the transactions contemplated by this Agreement or any other Transaction Document (it being understood that any change to the manner in which any Originator accounts for the Pool Receivables shall be deemed “material” for such purpose).

(vii)Material Adverse Change. Promptly after the occurrence thereof, notice of any material adverse change in the business, operations, property or financial or other condition of any Originator, the Transferor, the Servicer, the Performance Guarantor, or the Borrower.

(c)Conduct of Business. The Servicer will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted, and will do all things necessary to remain duly organized, validly existing and in good standing as a domestic organization in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted if the failure to have such authority could reasonably be expected to have a Material Adverse Effect.

(d)Compliance with Laws. The Servicer will comply with all Applicable Laws to which it may be subject if the failure to comply could reasonably be expected to have a Material Adverse Effect.

(e)Furnishing of Information and Inspection of Receivables. The Servicer will furnish or cause to be furnished to the Administrative Agent, the LC Bank and each Lender from time to time such information with respect to the Pool Receivables and the other Collateral as the Administrative Agent, the LC Bank or any Lender may reasonably request. The Servicer will, at the Servicer’s expense, during regular business hours with prior written notice, (i) permit the Administrative Agent, the LC Bank and each Lender or their respective agents or representatives to (A) examine and make copies of and abstracts from all books and records relating to the Pool Receivables or other Collateral, (B) visit the offices and properties of the Servicer for the purpose of examining such books and records and (C) discuss matters relating to the Pool Receivables, the other Collateral or the Servicer’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of the Servicer (provided that representatives of the Servicer are present during such discussions) having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, during regular business hours, at the Servicer’s expense, upon prior written notice from the Administrative Agent, permit certified public accountants or other auditors acceptable to the Administrative Agent to conduct a review of its books and records with respect to the Pool Receivables and other Collateral; provided, that the Servicer shall be required to reimburse the Administrative Agent for only one (1) such review pursuant to clause (ii) above in any twelve-month period unless an Event of Default has occurred and is continuing.

(f)Payments on Receivables, Lock-Box Accounts. The Servicer will at all times, instruct (or cause a Sub-Servicer to instruct) all Obligors to deliver payments on the Pool Receivables to a Lock-Box Account or a Lock-Box. The Servicer will, at all times, maintain such books and records necessary to identify Collections received from time to time on Pool Receivables and to segregate such Collections from other property of the Servicer, the Transferor and the Originators. If any payments on the Pool Receivables or other Collections are received by the Borrower (other than into a Lock-Box Account), the Servicer, the Transferor or an Originator, it shall hold such payments in trust for the benefit of the Administrative Agent and the other Secured Parties and promptly (but in any event within two (2) Business Days after receipt) remit such funds into a Lock-Box Account. The Servicer will (on behalf of the Borrower), unless otherwise agreed in writing by the Administrative Agent, instruct each Originator, in its capacity as the beneficiary of an Eligible Supporting Letter of Credit, to instruct each Eligible Supporting Letter of Credit Provider to make payments in respect of Eligible Supporting Letters of Credit issued (or confirmed by) such Eligible Supporting Letter of Credit Provider directly to a Lock-Box Account if the applicable Originator fails to do so and, if an Eligible Supporting Letter of Credit Provider fails to so deliver payments to a Lock-Box Account, the Servicer will, unless otherwise agreed in writing by the Administrative Agent, use all reasonable efforts to cause the applicable Originator to cause such Eligible Supporting Letter of Credit Provider to deliver subsequent payments (if any) in respect of Eligible Supporting Letters of Credit issued (or confirmed by) such Eligible Supporting Letter of Credit Provider directly to a Lock-Box Account if the applicable Originator fails to do so. The Servicer shall not permit funds other than (i) Collections on Pool Receivables and other Collateral and (ii) collections on Excluded Receivables and Subject Affiliate Receivables, to be deposited into any Lock-Box Account. If such funds or any collections (including on Excluded Receivables or Subject Affiliate Receivables) are nevertheless deposited into any Lock-Box Account, the Servicer will within two (2) Business Days of receipt identify and transfer such funds to the appropriate Person entitled to such funds. The Servicer will not, and will not permit the Borrower, any Originator or any other Person to commingle Collections or other funds to which the Administrative Agent or any other Secured Party is entitled, with any other funds (other than the temporary commingling of Collections with collections on Excluded Receivables and Subject Affiliate Receivables provided that such collections on Excluded Receivables or Subject Affiliate Receivables are identified and removed from the applicable Lock-Box Account within two (2) Business Days following receipt thereof). The Servicer shall only add a Lock-Box

Account (or a related Lock-Box), or a Lock-Box Bank to those listed on Schedule II to this Agreement, if the Administrative Agent has received notice of such addition and an executed and acknowledged copy of a Lock-Box Agreement (or an amendment thereto) in form and substance acceptable to the Administrative Agent from the applicable Lock-Box Bank (not to be unreasonably withheld, conditioned or delayed). The Servicer shall only terminate a Lock-Box Bank or close a Lock-Box Account (or a related Lock-Box) with the prior written consent of the Administrative Agent. The Servicer shall, upon 30 days’ prior written direction by the Administrative Agent, direct any Obligor of a Subject Affiliate Receivable to direct collections thereon to an account that is not a Lock-Box Account.

(g)Extension or Amendment of Pool Receivables. Except as otherwise permitted in Section 9.02, the Servicer will not alter the delinquency status or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract (nothing herein preventing amending, modifying or waiving a Contract with respect to future Receivables so long as an Event of Default has not occurred and is continuing). The Servicer shall at its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply with the Credit and Collection Policy with regard to each Pool Receivable and the related Contract.

(h)Change in Credit and Collection Policy. The Servicer will not make any material change in the Credit and Collection Policy without the prior written consent of the Administrative Agent and the Majority Lenders, not to be unreasonably withheld, conditioned or delayed. Promptly following any change in the Credit and Collection Policy, the Servicer will deliver a copy of the updated Credit and Collection Policy to the Administrative Agent and each Lender.

(i)Records. The Servicer will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables (including records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

(j)Identifying of Records. The Servicer shall identify its master data processing records relating to Pool Receivables and related Contracts with a legend that indicates that the Pool Receivables have been pledged in accordance with this Agreement.

(k)Change in Payment Instructions to Obligors. The Servicer shall not (and shall not permit any Sub-Servicer to) add, replace or terminate any Lock-Box Account (or any related Lock-Box) or make any change in its instructions to the Obligors regarding payments to be made to the Lock-Box Accounts (or any related Lock-Box), other than any instruction to remit payments to a different Lock-Box Account (or any related Lock-Box), unless the Administrative Agent shall have received (i) prior written notice of such addition, termination or change and (ii) a signed and acknowledged Lock-Box Agreement (or an amendment thereto) with respect to such new Lock-Box Accounts (or any related Lock-Box) and the Administrative Agent shall have consented to such change in writing, not to be unreasonably withheld, conditioned or delayed.

(l)Security Interest, Etc. The Servicer shall, at its expense, take all action necessary or reasonably desirable to establish and maintain a valid and enforceable first priority perfected security interest in the Collateral, in each case free and clear of any Adverse Claim in favor of the Administrative Agent (on behalf of the Secured Parties), including taking such action to perfect, protect or more fully evidence the security interest of the Administrative Agent (on behalf of the Secured Parties) as the Administrative Agent or any Secured Party may reasonably request. In order to evidence the security interests of the Administrative Agent under this Agreement, the Servicer shall, from time to time take such action, or execute and deliver such instruments as may be necessary (including, without limitation, such actions as are reasonably requested by the Administrative Agent) to maintain and perfect, as a first-priority interest, the Administrative Agent’s security interest in the Receivables, Related Security and Collections. The Servicer shall, from time to time and within the time limits established by law, prepare and present to the Administrative Agent for the Administrative Agent’s authorization and approval, all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement, or other filings necessary to continue, maintain and perfect the Administrative Agent’s security interest as a first-priority interest. The Administrative Agent’s approval of such filings shall authorize the Servicer to file such financing statements under the UCC without the signature of the Borrower, any Originator, the Transferor or the Administrative Agent where allowed by Applicable Law. Notwithstanding anything else in the Transaction Documents to the contrary, the Servicer shall not have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements filed in connection with the Transaction Documents, without the prior written consent of the Administrative Agent.

(m)Sanctions and other Anti-Terrorism Laws; Anti-Corruption Laws. The Servicer covenants and agrees that:

(i)it shall immediately notify the Administrative Agent and each of the Lenders in writing upon the occurrence of a Reportable Compliance Event;

(ii)if, at any time, any Collateral becomes ~~Embargoed~~Blocked Property, then, in addition to all other rights and remedies available to the Administrative Agent and each of the Lenders, upon request by the Administrative Agent or any of the Lenders, the Servicer shall cause the Borrower to provide substitute Collateral acceptable to the Administrative Agent that is not ~~Embargoed~~Blocked Property;

(iii)it shall, and shall require each other Covered Entity to, conduct its business in compliance with all Anti-Corruption Laws and maintain policies and procedures designed to ensure compliance with such Laws;

(iv)it and its Subsidiaries will not: (A) become a Sanctioned Person or allow any employees, officers, directors, affiliates, consultants, brokers, or agents acting on its behalf in connection with this Agreement to become a Sanctioned Person; (B)

directly, or indirectly through a third party, engage in any transactions or other dealings with or for the benefit of any Sanctioned Person or Sanctioned Jurisdiction, including any use of the proceeds of the Loans (1) to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Person or Sanctioned Jurisdiction, (2) in any manner that could result in a violation by any Person of Anti-Corruption Law (including the Administrative Agent, any Lender, underwriter, advisor, investor, or otherwise), or (3) in violation of any Applicable Law, including, without limitation, any applicable Anti-Corruption Law; (C) pay or repay any Borrower Obligations with ~~Embargoed~~Blocked Property or funds derived from any unlawful activity; (D) permit any Collateral to become ~~Embargoed~~Blocked Property; or (E) cause any Lender or the Administrative Agent to violate any Anti-Terrorism Law; and

(v)it will not, and will not permit any its Subsidiaries to, directly or indirectly, use the Loans or any proceeds thereof for any purpose which would breach any Anti-Corruption Laws in any jurisdiction in which any Covered Entity conducts business.

(n)Mining Operations and Mineheads. The Servicer shall (and shall cause each applicable Originator to) promptly, and in any event not later than the later of (x) February 15, 2021 and (y) 5 days after any addition to the location of any Originator’s Mined Properties or mineheads set forth on Schedule V to this Agreement, (i) notify the Administrative Agent of such addition, (ii) cause the filing or recording of such financing statements and amendments and/or releases to financing statements, mortgages or other instruments, if any, necessary to preserve and maintain the perfection and priority of the ownership and security interests of the Borrower and the Administrative Agent in the Collateral pursuant to the Purchase and Sale Agreement and this Agreement, in each case in form and substance satisfactory to the Administrative Agent, (iii) deliver to the Administrative Agent an updated Schedule V to this Agreement reflecting such change, deletion or addition and (iv) if requested by the Administrative Agent, cause to be delivered to the Administrative Agent, an opinion, in form and substance satisfactory to the Administrative Agent as to such UCC perfection matters as the Administrative Agent may request at such time.

(o)Credit Agreement Carve-Out. The Servicer shall at all times cause the receivables securitization program evidenced by this Agreement and the other Transaction Documents to be permitted and incurred pursuant to Section 5.02(b)(xi) of the Credit Agreement. The Servicer shall not permit Section 5.02(b)(xi) of the Credit Agreement to be amended, removed or otherwise modified, except with the Administrative Agent’s prior written consent.

SECTION 8.03. Separate Existence of the Borrower. Each of the Borrower and the Servicer hereby acknowledges that the Secured Parties and the Administrative Agent are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon the Borrower’s identity as a legal entity separate from any Originator, the Transferor, the Servicer, the Performance Guarantor and their Affiliates. Therefore, each of the Borrower and Servicer shall take all steps specifically required by this Agreement or reasonably required by the Administrative Agent or any Lender to continue the Borrower’s identity as a separate legal entity and to make it apparent to third Persons that the Borrower is an entity with assets and liabilities distinct from those of the Performance Guarantor, the Originators, the Transferor, the Servicer and any other Person, and is not a division of the Performance

Guarantor, the Originators, the Transferor, the Servicer, its Affiliates or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, each of the Borrower and the Servicer shall take such actions as shall be required in order that:

(a)Special Purpose Entity. The Borrower will be a special purpose company whose primary activities are restricted in its Certificate of Formation to: (i) purchasing or otherwise acquiring from the Transferor, owning, holding, collecting, granting security interests or selling interests in, the Collateral, (ii) entering into agreements for the selling, servicing and financing of the Receivables Pool (including the Transaction Documents) and (iii) conducting such other activities as it deems necessary or appropriate to carry out its primary activities.

(b)No Other Business or Debt. The Borrower shall not engage in any business or activity except as set forth in this Agreement nor, incur any indebtedness or liability other than as expressly permitted by the Transaction Documents.

(c)Independent Director. Not fewer than one member of the Borrower’s board of directors (the “Independent Director”) shall be a natural person who (i) has never been, and shall at no time be, an equityholder, director, officer, manager, member, partner, officer, employee or associate, or any relative of the foregoing, of any member of the Parent Group (as hereinafter defined) (other than his or her service as an Independent Director of the Borrower or an independent director of any other bankruptcy-remote special purpose entity formed for the sole purpose of securitizing, or facilitating the securitization of, financial assets of any member or members of the Parent Group), (ii) is not a customer or supplier of any member of the Parent Group (other than his or her service as an Independent Director of the Borrower or an independent director of any other bankruptcy-remote special purpose entity formed for the sole purpose of securitizing, or facilitating the securitization of, financial assets of any member or members of the Parent Group), (iii) is not any member of the immediate family of a person described in (i) or (ii) above, and (iv) has (x) prior experience as an independent director for a corporation or limited liability company whose organizational or charter documents required the unanimous consent of all independent directors thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (y) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities. For purposes of this clause (c), “Parent Group” shall mean (i) the Parent, the Servicer, the Transferor, the Performance Guarantor and each Originator, (ii) each person that directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, five percent (5%) or more of the membership interests in the Parent, (iii) each person that controls, is controlled by or is under common control with the Parent and (iv) each of such person’s officers, directors, managers, joint venturers and partners. For the purposes of this definition, “control” of a person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise. A person shall be deemed to be an “associate” of (A) a corporation or organization of which such person is an officer, director, partner or manager or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, (B) any trust or other estate in which such person serves as trustee or in a similar capacity and (C) any relative or spouse of a person described in clause (A) or (B) of this sentence, or any relative of such spouse.

The Borrower shall (A) give written notice to the Administrative Agent of the election or appointment, or proposed election or appointment, of a new Independent Director of the Borrower, which notice shall be given not later than ten (10) Business Days prior to the date such appointment or election would be effective (except when such election or appointment is necessary to fill a vacancy caused by the death, disability, or incapacity of the existing Independent Director, or the failure of such Independent Director to satisfy the criteria for an Independent Director set forth in this clause (c), in which case the Borrower shall provide written notice of such election or appointment within one (1) Business Day) and (B) with any such written notice, certify to the Administrative Agent that the Independent Director satisfies the criteria for an Independent Director set forth in this clause (c).

The Borrower’s Limited Liability Company Agreement shall provide that: (A) the Borrower’s board of directors shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Borrower unless the Independent Director shall approve the taking of such action in writing before the taking of such action and (B) such provision and each other provision requiring an Independent Director cannot be amended without the prior written consent of the Independent Director.

The Independent Director shall not at any time serve as a trustee in bankruptcy for the Borrower, the Parent, the Performance Guarantor, any Originator, the Transferor, the Servicer or any of their respective Affiliates.

(d)Organizational Documents. The Borrower shall maintain its organizational documents in conformity with this Agreement, such that it does not amend, restate, supplement or otherwise modify its ability to comply with the terms and provisions of any of the Transaction Documents, including, without limitation, Section 8.01(p).

(e)Conduct of Business. The Borrower shall conduct its affairs strictly in accordance with its organizational documents and observe all necessary, appropriate and customary company formalities, including, but not limited to, holding all regular and special members’ and board of directors’ meetings appropriate to authorize all company action, keeping separate and accurate minutes of its meetings, passing all resolutions or consents necessary to authorize actions taken or to be taken, and maintaining accurate and separate books, records and accounts, including, but not limited to, payroll and intercompany transaction accounts.

(f)Compensation. Any employee, consultant or agent of the Borrower will be compensated from the Borrower’s funds for services provided to the Borrower, and to the extent that Borrower shares the same officers or other employees as the Servicer (or any other Affiliate thereof), the salaries and expenses relating to providing benefits to such officers and other employees shall be fairly allocated among such entities, and each such entity shall bear its fair share of the salary and benefit costs associated with such common officers and employees. The Borrower will not engage any agents other than its attorneys, auditors and other professionals, and a servicer and any other agent contemplated by the Transaction Documents for the Receivables Pool, which servicer will be fully compensated for its services by payment of the Servicing Fee.

(g)Servicing and Costs. The Borrower will contract with the Servicer to perform for the Borrower all operations required on a daily basis to service the Receivables Pool. The Borrower will not incur any indirect or overhead expenses for items shared with the Servicer (or any other Affiliate thereof) that are not reflected in the Servicing Fee. To the extent, if any, that the Borrower (or any Affiliate thereof) shares items of expenses not reflected in the Servicing Fee, such as legal, auditing and other professional services, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered.

(h)Operating Expenses. The Borrower’s operating expenses will not be paid by the Servicer, the Parent, the Performance Guarantor, any Originator or any Affiliate thereof.

(i)Stationary. The Borrower will have its own separate stationary.

(j)Books and Records. The Borrower’s books and records will be maintained separately from those of the Servicer, the Parent, the Performance Guarantor, the Originators and any of their Affiliates and in a manner such that it will not be difficult or costly to segregate, ascertain or otherwise identify the assets and liabilities of the Borrower.

(k)Disclosure of Transactions. All financial statements of the Servicer, the Parent, the Performance Guarantor, the Originators, the Transferor or any Affiliate thereof that are consolidated to include the Borrower will disclose that (i) the Borrower’s sole business consists of the purchase or acceptance through capital contributions of the Receivables and Related Rights from the Transferor and the subsequent retransfer of or granting of a security interest in such Receivables and Related Rights to the Administrative Agent pursuant to this Agreement, (ii) the Borrower is a separate legal entity with its own separate creditors who will be entitled, upon its liquidation, to be satisfied out of the Borrower’s assets prior to any assets or value in the Borrower becoming available to the Borrower’s equity holders and (iii) the assets of the Borrower are not available to pay creditors of the Servicer, the Parent, the Performance Guarantor, the Transferor, the Originators or any Affiliate thereof.

(l)Segregation of Assets. The Borrower’s assets will be maintained in a manner that facilitates their identification and segregation from those of the Servicer, the Parent, the Performance Guarantor, the Transferor, the Originators or any Affiliates thereof.

(m)Corporate Formalities. The Borrower will strictly observe corporate formalities in its dealings with the Servicer, the Parent, the Performance Guarantor, the Originators, the Transferor or any Affiliates thereof, and funds or other assets of the Borrower will not be commingled with those of the Servicer, the Parent, the Performance Guarantor, the Transferor, the Originators or any Affiliates thereof except as permitted by this Agreement in connection with servicing the Pool Receivables. The Borrower shall not maintain joint bank accounts or other depository accounts to which the Servicer, the Parent, the Performance Guarantor, the Transferor, the Originators or any Affiliate thereof (other than the Servicer solely in its capacity as such) has independent access. The Borrower is not named, and has not entered into any agreement to be named, directly or indirectly, as a direct or contingent beneficiary or loss payee on any insurance policy with respect to any loss relating to the property of the Servicer, the Parent, the Performance Guarantor, the Transferor, the Originators or any Subsidiaries or other Affiliates thereof. The Borrower will pay to the appropriate Affiliate the marginal increase or, in the absence of such increase, the market amount of its portion of the premium payable with respect to any insurance policy that covers the Borrower and such Affiliate.

(n)Arm’s-Length Relationships. The Borrower will maintain arm’s-length relationships with the Servicer, the Parent, the Performance Guarantor, the Transferor, the Originators and any Affiliates thereof. Any Person that renders or otherwise furnishes services to the Borrower will be compensated by the Borrower at market rates for such services it renders or otherwise furnishes to the Borrower. Neither the Borrower on the one hand, nor the Servicer, the Parent, the Performance Guarantor, the Transferor, any Originator or any Affiliate thereof, on the other hand, will be or will hold itself out to be responsible for the debts of the other or the decisions or actions respecting the daily business and affairs of the other. The Borrower, the Servicer, the Parent, the Performance Guarantor, the Transferor, the Originators and their respective Affiliates will immediately correct any known misrepresentation with respect to the foregoing, and they will not operate or purport to operate as an integrated single economic unit with respect to each other or in their dealing with any other entity.

(o)Allocation of Overhead. To the extent that Borrower, on the one hand, and the Servicer, the Parent, the Performance Guarantor, the Transferor, any Originator or any Affiliate thereof, on the other hand, have offices in the same location, there shall be a fair and appropriate allocation of overhead costs between them, and the Borrower shall bear its fair share of such expenses, which may be paid through the Servicing Fee or otherwise.

(p)No-Petition Letter. The Borrower and Servicer shall cause the Credit Agreement Administrative Agent to enter into the No-Petition Letter not later than the earliest of any date occurring after June 14, 2018 on which the Credit Agreement is, with and pursuant to the consent of the ‘Required Lenders’ thereunder, amended, restated, amended and restated or otherwise modified. This paragraph (p) shall not apply if at such time the Credit Agreement Administrative Agent has no Adverse Claim on the issued and outstanding Capital Stock or other equity interests of Borrower.

ARTICLE IX

ADMINISTRATION AND COLLECTION

OF RECEIVABLES

SECTION 9.01. Appointment of the Servicer.

(a)The servicing, administering and collection of the Pool Receivables shall be conducted by the Person so designated from time to time as the Servicer in accordance with this Section 9.01. Until the Administrative Agent gives notice to Alliance (in accordance with this Section 9.01) of the designation of a new Servicer, Alliance is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof.

Upon the occurrence of an Event of Default and during its continuance, the Administrative Agent may (with the consent of the Majority Lenders) and shall (at the direction of the Majority Lenders) designate as Servicer any Person (including itself) to succeed Alliance or any successor Servicer, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Servicer pursuant to the terms hereof.

(b)Upon the designation of a successor Servicer as set forth in clause (a) above, Alliance agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrative Agent reasonably determines will facilitate the transition of the performance of such activities to the new Servicer, and Alliance shall cooperate with and assist such new Servicer. Such cooperation shall include access to and transfer of records (including copies of all Contracts) related to Pool Receivables and use by the new Servicer of all licenses (or the obtaining of new licenses), hardware or software necessary or reasonably desirable to collect the Pool Receivables and the Related Security.

(c)Alliance acknowledges that, in making its decision to execute and deliver this Agreement, the Administrative Agent and each Credit Party have relied on Alliance’s agreement to act as Servicer hereunder. Accordingly, Alliance agrees that it will not voluntarily resign as Servicer without the prior written consent of the Administrative Agent and the Majority Lenders.

(d)The Servicer may delegate its duties and obligations hereunder, in whole or part, to one or more subservicers (each a “Sub-Servicer”); provided, that, in each such delegation: (i) such Sub-Servicer shall agree in writing to perform the delegated duties and obligations of the Servicer pursuant to the terms hereof, (ii) the Servicer shall remain liable for the performance of the duties and obligations so delegated, (iii) the Borrower, the Administrative Agent, and each Credit Party shall have the right to look solely to the Servicer for performance, (iv) the terms of any agreement with any Sub-Servicer shall provide that the Administrative Agent may terminate such agreement upon the termination of the Servicer hereunder by giving notice of its desire to terminate such agreement to the Servicer (and the Servicer shall provide appropriate notice to each such Sub-Servicer) and (v) if such Sub-Servicer is not an Affiliate of the Parent, the Administrative Agent and the Majority Lenders shall have consented in writing in advance to such delegation.

SECTION 9.02. Duties of the Servicer.

(a)The Servicer shall take or cause to be taken all such action as may be necessary or reasonably advisable to service, administer and collect each Pool Receivable from time to time, all in accordance with this Agreement and all Applicable Laws, with reasonable care and diligence, and in accordance with the Credit and Collection Policy and consistent with the past practices of the Originators. The Servicer shall set aside, for the accounts of each Credit Party, the amount of Collections to which each such Credit Party is entitled in accordance with Article IV hereof. The Servicer may, in accordance with the Credit and Collection Policy and consistent with past practices of the Originators, take such action, including modifications, waivers or restructurings of Pool Receivables and related Contracts, as the Servicer may reasonably determine to be appropriate to maximize Collections thereof or reflect adjustments expressly permitted under the Credit and Collection Policy or as expressly required under

Applicable Laws or the applicable Contract; provided, that for purposes of this Agreement: (i) such action shall not, and shall not be deemed to, change the number of days such Pool Receivable has remained unpaid from the date of the original due date related to such Pool Receivable, (ii) such action shall not alter the status of such Pool Receivable as a Delinquent Receivable or a Defaulted Receivable or limit the rights of any Secured Party under this Agreement or any other Transaction Document and (iii) if an Event of Default has occurred and is continuing, the Servicer may take such action only upon the prior written consent of the Administrative Agent. The Borrower shall deliver to the Servicer and the Servicer shall hold for the benefit of the Administrative Agent (individually and for the benefit of each Credit Party), in accordance with their respective interests, all records and documents (including computer tapes or disks) with respect to each Pool Receivable. Notwithstanding anything to the contrary contained herein, if an Event of Default has occurred and is continuing, the Administrative Agent may direct the Servicer to commence or settle any legal action to enforce collection of any Pool Receivable that is a Defaulted Receivable or to foreclose upon or repossess any Related Security with respect to any such Defaulted Receivable.

(b)The Servicer shall, as soon as practicable following actual receipt of collected funds, turn over to the Borrower the collections for Borrower’s account of any indebtedness that is not a Pool Receivable, less, if Alliance or an Affiliate thereof is not the Servicer, all reasonable and appropriate out-of-pocket costs and expenses of such Servicer of servicing, collecting and administering such collections. The Servicer, if other than Alliance or an Affiliate thereof, shall, as soon as practicable upon demand, deliver to the Borrower all records in its possession that evidence or relate to any indebtedness that is not a Pool Receivable, and copies of records in its possession that evidence or relate to any indebtedness that is a Pool Receivable.

(c)The Servicer’s obligations hereunder shall terminate on the Final Payout Date. Promptly following the Final Payout date, the Servicer shall deliver to the Borrower all books, records and related materials that the Borrower previously provided to the Servicer, or that have been obtained by the Servicer, in connection with this Agreement.

SECTION 9.03. Lock-Box Account and LC Collateral Account Arrangements. Prior to the Closing Date, the Borrower shall have entered into Lock-Box Agreements with all of the Lock-Box Banks and delivered executed counterparts of each to the Administrative Agent. During the continuance of an Event of Default or during a Minimum Fixed Charge Ratio Period, the Administrative Agent may and shall (upon the direction of the Majority Lenders) at any time thereafter give notice to each Lock-Box Bank that the Administrative Agent is exercising its rights under the Lock-Box Agreements to do any or all of the following: (a) to have the exclusive ownership and control of the Lock-Box Accounts transferred to the Administrative Agent (for the benefit of the Secured Parties) and to exercise exclusive dominion and control over the funds deposited therein for application under Section 4.01, (b) to have the proceeds that are sent to the respective Lock-Box Accounts redirected pursuant to the Administrative Agent’s instructions for application under Section 4.01 rather than deposited in the applicable Lock-Box Account and (c) to take any or all other actions permitted under the applicable Lock-Box Agreement.The Servicer and the Borrower each hereby agree that if the Administrative Agent at any time takes any action set forth in the preceding sentence, the Administrative Agent shall have exclusive control (for the benefit of the Secured Parties, Servicer and Borrower in accordance with Section

4.01)) of the proceeds (including Collections) of all Pool Receivables and the Servicer and the Borrower hereby further agree to take any other action that the Administrative Agent may reasonably request to transfer such control or to ensure that the Administrative Agent maintains such control. Any proceeds of Pool Receivables received by the Borrower or the Servicer thereafter shall be sent immediately to, or as otherwise instructed by, the Administrative Agent to be applied under Section 4.01. The Borrower and the Servicer hereby irrevocably instruct the Administrative Agent, and the Administrative Agent agrees, on each Business Day during the Minimum Fixed Charge Ratio Period, so long as the Administrative Agent has taken exclusive dominion and control over each of the Lock-Box Accounts and no Event of Default or Unmatured Event of Default exists, to transfer all available amounts on deposit in the Lock-Box Accounts as of the end of each Business Day as required pursuant to Section 4.01(e) and, after giving effect to any distributions to the Servicer on such day pursuant to Section 4.01(e), to transfer all remaining available amounts to the LC Collateral Account, if applicable.

The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account and the Borrower hereby grants the Administrative Agent a security interest in the LC Collateral Account and all money or other assets on deposit therein or credited thereto. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the LC Collateral Account. Moneys in the LC Collateral Account shall be applied by the Administrative Agent to reimburse the LC Bank for each drawing under a Letter of Credit and for repayment of amounts owing by the Borrower hereunder and under each of the other Transaction Documents to each of the other Secured Parties, it being understood and agreed that certain amounts on deposit in the LC Collateral Account shall, from time to time, be remitted to the Servicer pursuant to Section 4.01(e). Amounts, if any, on deposit in the LC Collateral Account on the Final Payout Date shall be remitted by the Administrative Agent to the Borrower.

The Administrative Agent shall, on each Settlement Date (if such date occurs on or after the Termination Date), remove any available amounts then on deposit in the LC Collateral Account and (i) deposit such amounts into each Lender’s account in accordance with the priorities set forth in Section 4.01(a), to the extent that any amounts are then due and owing after giving effect to the distribution, if any, by the Servicer on such date in accordance with Section 4.01(a) and (ii) remit the balance, if any, to the Borrower.

SECTION 9.04. Enforcement Rights.

(a)At any time following the occurrence and during the continuation of an Event of Default:

(i)the Administrative Agent (at the Borrower’s expense) may direct the Obligors that payment of all amounts payable under any Pool Receivable is to be made directly to the Administrative Agent or its designee;

(ii)the Administrative Agent may instruct the Borrower or the Servicer to give notice of the Secured Parties’ interest in Pool Receivables to each

Obligor, which notice shall direct that payments be made directly to the Administrative Agent or its designee (on behalf of the Secured Parties), and the Borrower or the Servicer, as the case may be, shall give such notice at the expense of the Borrower or the Servicer, as the case may be; provided, that if the Borrower or the Servicer, as the case may be, fails to so notify each Obligor within two (2) Business Days following instruction by the Administrative Agent, the Administrative Agent (at the Borrower’s or the Servicer’s, as the case may be, expense) may so notify the Obligors;

(iii)the Administrative Agent may request the Servicer to, and upon such request the Servicer shall: (A) assemble all of the records necessary or desirable to collect the Pool Receivables and the Related Security, and transfer or license to a successor Servicer the use of all software necessary or desirable to collect the Pool Receivables and the Related Security, and make the same available to the Administrative Agent or its designee (for the benefit of the Secured Parties) at a place selected by the Administrative Agent and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections in a manner reasonably acceptable to the Administrative Agent and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrative Agent or its designee;

(iv)notify the Lock-Box Banks that the Borrower and the Servicer will no longer have any access to the Lock-Box Accounts;

(v)the Administrative Agent may (or, at the direction of the Majority Lenders shall) replace the Person then acting as Servicer; and

(vi)the Administrative Agent may collect any amounts due from an Originator under the Purchase and Sale Agreement, the Transferor under the Sale and Contribution Agreement or the Performance Guarantor under the Performance Guaranty.

Following the cure of any Event of Default or, if such Event of Default is not cured, following the Final Payment Date, the Administrative Agent shall upon Borrower’s request and at Borrower’s sole expense, return all records, rescind all notices redirecting payment and otherwise cooperate in instructing Obligors and Lock-Box Banks to make payments to and provide access to Lock-Box Accounts and cooperate with such Persons as Borrower may reasonably request.

(b)The Borrower hereby authorizes the Administrative Agent (on behalf of the Secured Parties), and irrevocably appoints the Administrative Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Borrower, which appointment is coupled with an interest, to take any and all steps in the name of the Borrower and on behalf of the Borrower necessary or desirable, in the reasonable determination of the Administrative Agent, after the occurrence and during the continuation of an Event of Default, to collect any and all amounts or portions thereof due under any and all Collateral, including endorsing the name of the Borrower on checks and other instruments representing Collections and enforcing such Collateral. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.

(c)The Servicer hereby authorizes the Administrative Agent (on behalf of the Secured Parties), and irrevocably appoints the Administrative Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Servicer, which appointment is coupled with an interest, to take any and all steps in the name of the Servicer and on behalf of the Servicer necessary or desirable, in the reasonable determination of the Administrative Agent, after the occurrence and during the continuation of an Event of Default, to collect any and all amounts or portions thereof due under any and all Collateral, including endorsing the name of the Servicer on checks and other instruments representing Collections and enforcing such Collateral. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.

SECTION 9.05. Responsibilities of the Borrower.

(a)Anything herein to the contrary notwithstanding, the Borrower shall: (i) perform all of its obligations, if any, under the Contracts related to the Pool Receivables to the same extent as if interests in such Pool Receivables had not been transferred hereunder, and the exercise by the Administrative Agent, or any other Credit Party of their respective rights hereunder shall not relieve the Borrower from such obligations and (ii) pay when due any taxes, including any sales taxes payable in connection with the Pool Receivables and their creation and satisfaction. None of the Credit Parties shall have any obligation or liability with respect to any Collateral, nor shall any of them be obligated to perform any of the obligations of the Borrower, the Servicer or any Originator thereunder.

(b)Alliance hereby irrevocably agrees that if at any time it shall cease to be the Servicer hereunder, it shall act (if the then-current Servicer so requests) as the data-processing agent of the Servicer and, in such capacity, Alliance shall conduct the data-processing functions of the administration of the Receivables and the Collections thereon in substantially the same way that Alliance conducted such data-processing functions while it acted as the Servicer. In connection with any such processing functions, the Borrower shall pay to Alliance its reasonable out-of-pocket costs and expenses from the Borrower’s own funds (subject to the priority of payments set forth in Section 4.01).

SECTION 9.06. Servicing Fee.

(a)Subject to clause (b) below, the Borrower shall pay the Servicer a fee (the “Servicing Fee”) equal to 1.00% per annum (the “Servicing Fee Rate”) of the daily average aggregate Outstanding Balance of the Pool Receivables. Accrued Servicing Fees shall be payable from Collections to the extent of available funds in accordance with Section 4.01.

(b)If the Servicer ceases to be Alliance or an Affiliate thereof, the Servicing Fee shall be the greater of: (i) the amount calculated pursuant to clause (a) above and (ii) an alternative amount specified by the successor Servicer not to exceed 110% of the aggregate reasonable costs and expenses incurred by such successor Servicer in connection with the performance of its obligations as Servicer hereunder.

ARTICLE X

EVENTS OF DEFAULT

SECTION 10.01. Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a)(i) the Borrower, the Transferor, any Originator, the Performance Guarantor or the Servicer shall fail to perform or observe any term, covenant or agreement under this Agreement or any other Transaction Document (other than any such failure which would constitute an Event of Default under clause (ii) or (iii) of this paragraph (a)), and such failure, solely to the extent capable of cure, shall continue for ten (10) Business Days, (ii) the Borrower, the Transferor, any Originator, the Performance Guarantor or the Servicer shall fail to make when due (x) any payment or deposit to be made by it under this Agreement or any other Transaction Document and such failure shall continue unremedied for two (2) Business Days, (iii) Alliance shall resign as Servicer, and no successor Servicer reasonably satisfactory to the Administrative Agent shall have been appointed or (iv) the Borrower, any Originator, the Performance Guarantor or the Servicer shall breach Sections 8.01(u) or 8.02(m);

(b)any representation or warranty made or deemed made by the Borrower, the Transferor, any Originator, the Performance Guarantor or the Servicer (or any of their respective officers) under or in connection with this Agreement or any other Transaction Document or any information or report delivered by the Borrower, the Transferor, any Originator, the Performance Guarantor or the Servicer pursuant to this Agreement or any other Transaction Document, shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered; provided, however, that such breach shall not constitute an Event of Default pursuant to this clause (b) if such breach, solely to the extent capable of cure, is cured within ten (10) Business Days following the date that a Financial Officer or other Responsible Officer has knowledge or has received notice of such breach;

(c)the Borrower or the Servicer shall fail to deliver an Information Package pursuant to this Agreement, and such failure shall remain unremedied for two (2) Business Days;

(d)this Agreement or any security interest granted pursuant to this Agreement or any other Transaction Document shall for any reason cease to create, or for any reason cease to be, a valid and enforceable first priority perfected security interest in favor of the Administrative Agent with respect to the Collateral, free and clear of any Adverse Claim;

(e)the Borrower, the Transferor, any Originator, the Performance Guarantor or the Servicer shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any Insolvency Proceeding shall be instituted by or against the Borrower, the Transferor, any Originator, the Performance Guarantor or the Servicer and, in the case of any such proceeding instituted against such Person (but not instituted by such Person), either such proceeding shall remain undismissed or unstayed for a period of 60 consecutive days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower, the Transferor, any Originator, the Performance Guarantor or the Servicer shall take any corporate or organizational action to authorize any of the actions set forth above in this paragraph;

(f)(i) the average for three consecutive Fiscal Months of: (A) the Default Ratio shall exceed 3.0%, (B) the Delinquency Ratio shall exceed 5.0% or (C) the Dilution Ratio shall exceed 3.0% or (ii) the Days’ Sales Outstanding shall exceed 50 days; provided, that, an Excluded Calculation Obligor Receivable shall be excluded from each component of the calculations used to determine compliance with the tests set forth in this clause (f) during the continuation of an Excluded Calculation Obligor Ineligibility Period with respect to such Excluded Calculation Obligor;

(g)a Change in Control shall occur;

(h)a Borrowing Base Deficit shall occur, and shall not have been cured within two (2) Business Days following the date that a Financial Officer or other Responsible Officer has knowledge or has received notice of such Borrowing Base Deficit;

(i)(i) the Borrower shall fail to pay any principal of or premium or interest on any of its Debt when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement, mortgage, indenture or instrument relating to such Debt (whether or not such failure shall have been waived under the related agreement); (ii) any Originator, the Transferor, the Performance Guarantor or the Servicer, or any of their respective Subsidiaries, individually or in the aggregate, shall fail to pay any principal of or premium or interest on any of its Debt that is outstanding in a principal amount in excess of $35,000,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement, mortgage, indenture or instrument relating to such Debt (whether or not such failure shall have been waived under the related agreement); (iii) any other event shall occur or condition shall exist under any agreement, mortgage, indenture or instrument relating to any such Debt (as referred to in clause (i) or (ii) of this paragraph and shall continue after the applicable grace period, if any, specified in such agreement, mortgage, indenture or instrument (whether or not such failure shall have been waived under the related agreement), if the effect of such event or condition is to give the applicable debtholders the right (whether acted upon or not) to accelerate the maturity of such Debt (as referred to in clause (i) or (ii) of this paragraph) or to terminate the commitment of any lender thereunder, or (iv) any such Debt (as referred to in clause (i) or (ii) of this paragraph) shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made or the commitment of any lender thereunder terminated, in each case before the stated maturity thereof;

(j)the Performance Guarantor shall fail to perform any of its obligations under the Performance Guaranty;

(k)the Borrower shall fail (x) at any time (other than for ten (10) Business Days following notice of the death or resignation of any Independent Director) to have an Independent Director who satisfies each requirement and qualification specified in Section 8.03(c) of this Agreement for Independent Directors, on the Borrower’s board of directors or (y) to timely notify the Administrative Agent of any replacement or appointment of any director that is to serve as an Independent Director on the Borrower’s board of directors as required pursuant to Section 8.03(c) of this Agreement;

(l)there shall have occurred any event which materially adversely impairs, in the reasonable discretion of Administrative Agent, the collectibility of the Pool Receivables generally or any material portion thereof (excluding any Excluded Calculation Obligor Receivable during the continuation of an Excluded Calculation Obligor Ineligibility Period with respect to such Excluded Calculation Obligor);

(m)any Letter of Credit is drawn upon and is not fully reimbursed by the Borrower within two (2) Business Days after a Financial Officer or other Responsible Officer has knowledge or has received notice of such draw;

(n)either (i) the Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code with regard to any assets of the Borrower, the Transferor, any Originator or the Parent or (ii) the PBGC shall file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Borrower, the Servicer, any Originator, the Transferor or the Parent;

(o)(i) the occurrence of a Reportable Event; (ii) the adoption of an amendment to a Pension Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (iii) the existence with respect to any Multiemployer Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (iv) the failure to satisfy the minimum funding standard under Section 412 of the Code with respect to any Pension Plan (v) the incurrence of any liability under Title IV of ERISA with respect to the termination of any Pension Plan or the withdrawal or partial withdrawal of any of the Borrower, any Originator, the Transferor, the Servicer, the Parent or any of their respective ERISA Affiliates from any Multiemployer Plan; (vi) the receipt by any of the Borrower, any Originator, the Transferor, the Servicer, the Parent or any of their respective ERISA Affiliates from the PBGC or any plan administrator of any notice relating to the intention to terminate any Pension Plan or Multiemployer Plan or to appoint a trustee to administer any Pension Plan or Multiemployer Plan; (vii) the receipt by the Borrower, any Originator, the Transferor, the Servicer, the Parent or any of their respective ERISA Affiliates of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (viii) the occurrence of a prohibited transaction with respect to any of the Borrower, any Originator, the Transferor, the Servicer, the Parent or any of their respective ERISA Affiliates (pursuant to Section 4975 of the Code); (ix) the occurrence or existence of any other similar event or condition with respect to a Pension Plan or a Multiemployer Plan, with respect to each of clause (i) through (ix), either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(p)a Termination Event shall occur under any Sale Agreement;

(q)the Borrower shall be required to register as an “investment company” within the meaning of the Investment Company Act;

(r)any material provision of this Agreement or any other Transaction Document shall cease to be in full force and effect or any of the Borrower, the Transferor, any Originator, the Performance Guarantor or the Servicer (or any of their respective Affiliates) shall so state in writing;

(s)one or more judgments or decrees shall be entered against the Borrower, any Originator, the Transferor, the Performance Guarantor or the Servicer, or any Affiliate of any of the foregoing involving in the aggregate a liability (not paid or to the extent not covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 45 consecutive days, and the aggregate amount of all such judgments equals or exceeds $35,000,000 (or solely with respect to the Borrower, $12,500); or

(t)the Borrower transfers or sells substantially all of its assets, other than with respect to (i) any payment required pursuant to the Sale and Contribution Agreement or (ii) any transfer of funds that have been distributed to the Borrower pursuant to Section 4.1 of this Agreement;

then, and in any such event, the Administrative Agent may (or, at the direction of the Majority Lenders shall) by notice to the Borrower (x) declare the Termination Date to have occurred (in which case the Termination Date shall be deemed to have occurred), (y) declare the Final Maturity Date to have occurred (in which case the Final Maturity Date shall be deemed to have occurred) and (z) declare the Aggregate Capital and all other Borrower Obligations to be immediately due and payable (in which case the Aggregate Capital and all other Borrower Obligations shall be immediately due and payable); provided that, automatically upon the occurrence of any event (without any requirement for the giving of notice) described in subsection (e) of this Section 10.01 with respect to the Borrower, the Termination Date shall occur and the Aggregate Capital and all other Borrower Obligations shall be immediately due and payable. Upon any such declaration or designation or upon such automatic termination, the Administrative Agent and the other Secured Parties shall have, in addition to the rights and remedies which they may have under this Agreement and the other Transaction Documents, all other rights and remedies provided after default under the UCC and under other Applicable Law, which rights and remedies shall be cumulative. Any proceeds from liquidation of the Collateral shall be applied in the order of priority set forth in Section 4.01.

ARTICLE XI

THE ADMINISTRATIVE AGENT

SECTION 11.01. Authorization and Action. Each Credit Party hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall not have any duties other than those expressly set forth in the Transaction Documents, and no implied obligations or liabilities shall be read into any Transaction Document, or otherwise exist, against the Administrative Agent. The Administrative Agent does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Borrower or any Affiliate thereof or any Credit Party except for any obligations expressly set forth herein. Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall the Administrative Agent ever be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to any provision of any Transaction Document or Applicable Law.

SECTION 11.02. Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Administrative Agent under or in connection with this Agreement (including, without limitation, the Administrative Agent’s servicing, administering or collecting Pool Receivables in the event it replaces the Servicer in such capacity pursuant to Section 9.01), in the absence of its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Administrative Agent: (a) may consult with legal counsel (including counsel for any Credit Party or the Servicer), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Credit Party (whether written or oral) and shall not be responsible to any Credit Party for any statements, warranties or representations (whether written or oral) made by any other party in or in connection with this Agreement; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of any Credit Party or to inspect the property (including the books and records) of any Credit Party; (d) shall not be responsible to any Credit Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (e) shall be entitled to rely, and shall be fully protected in so relying, upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 11.03. Administrative Agent and Affiliates. With respect to any Credit Extension or interests therein owned by any Credit Party that is also the Administrative Agent, such Credit Party shall have the same rights and powers under this Agreement as any other Credit Party and may exercise the same as though it were not the Administrative Agent. The Administrative Agent and any of its Affiliates may generally engage in any kind of business with the Borrower or any Affiliate thereof and any Person who may do business with or own securities of the Borrower or any Affiliate thereof, all as if the Administrative Agent were not the

Administrative Agent hereunder and without any duty to account therefor to any other Secured Party.

SECTION 11.04. Indemnification of Administrative Agent. Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower or any Affiliate thereof), ratably according to the respective Percentage of such Lender, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Transaction Document or any action taken or omitted by the Administrative Agent under this Agreement or any other Transaction Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct.

SECTION 11.05. Delegation of Duties. The Administrative Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

SECTION 11.06. Action or Inaction by Administrative Agent. The Administrative Agent shall in all cases be fully justified in failing or refusing to take action under any Transaction Document unless it shall first receive such advice or concurrence of the Majority Lenders and assurance of its indemnification by the Lenders, as it deems appropriate. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or at the direction of the Majority Lenders, and such request or direction and any action taken or failure to act pursuant thereto shall be binding upon all Credit Parties. The Credit Parties and the Administrative Agent agree that unless any action to be taken by the Administrative Agent under a Transaction Document (i) specifically requires the advice or concurrence of the Majority Lenders or (ii) may be taken by the Administrative Agent alone or without any advice or concurrence of a Lender, then the Administrative Agent may take action based upon the advice or concurrence of the Majority Lenders.

SECTION 11.07. Notice of Events of Default; Action by Administrative Agent. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Unmatured Event of Default or Event of Default unless the Administrative Agent has received notice from any Credit Party or the Borrower stating that an Unmatured Event of Default or Event of Default has occurred hereunder and describing such Unmatured Event of Default or Event of Default. If the Administrative Agent receives such a notice, it shall promptly give notice thereof to each Credit Party. The Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, concerning an Unmatured Event of Default or Event of Default or any other matter hereunder as the Administrative Agent deems advisable and in the best interests of the Secured Parties.

SECTION 11.08. Non-Reliance on Administrative Agent and Other Parties. Each Credit Party expressly acknowledges that neither the Administrative Agent nor any of its directors,

officers, agents or employees has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent. Each Credit Party represents and warrants to the Administrative Agent that, independently and without reliance upon the Administrative Agent or any other Credit Party and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Borrower, each Originator, the Transferor, the Performance Guarantor or the Servicer and the Pool Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. Except for items expressly required to be delivered under any Transaction Document by the Administrative Agent to any Credit Party, the Administrative Agent shall not have any duty or responsibility to provide any Credit Party with any information concerning the Borrower, any Originator, the Transferor, the Performance Guarantor or the Servicer that comes into the possession of the Administrative Agent or any of its directors, officers, agents, employees, attorneys-in-fact or Affiliates.

SECTION 11.09. Successor Administrative Agent.

(a)The Administrative Agent may, upon at least thirty (30) days’ notice to the Borrower, the Servicer and each Credit Party, resign as Administrative Agent. Except as provided below, such resignation shall not become effective until a successor Administrative Agent is appointed by the Majority Lenders as a successor Administrative Agent and has accepted such appointment. If no successor Administrative Agent shall have been so appointed by the Majority Lenders, within thirty (30) days after the departing Administrative Agent’s giving of notice of resignation, the departing Administrative Agent may, on behalf of the Secured Parties, appoint a successor Administrative Agent as successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Majority Lenders within sixty (60) days after the departing Administrative Agent’s giving of notice of resignation, the departing Administrative Agent may, on behalf of the Secured Parties, petition a court of competent jurisdiction to appoint a successor Administrative Agent.

(b)Upon such acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights and duties of the resigning Administrative Agent, and the resigning Administrative Agent shall be discharged from its duties and obligations under the Transaction Documents. After any resigning Administrative Agent’s resignation hereunder, the provisions of this Article XI and Article XIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent.

SECTION 11.10. Erroneous Payments.

(a)If the Administrative Agent notifies a Credit Party or Secured Party, or any Person who has received funds on behalf of a Credit Party or Secured Party such Credit Party (any Credit Party, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment

Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Credit Party, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender, Credit Party or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)Without limiting immediately preceding clause (a), each Lender, Credit Party or Secured Party, or any Person who has received funds on behalf of a Lender, Credit Party or Secured Party such Credit Party, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Credit Party or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)(A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)such Lender, Credit Party or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 11.10(b).

(c)Each Lender, Credit Party or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Credit Party or Secured Party under any Transaction Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Credit Party or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Credit Party that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Credit Party at any time, (i) such Credit Party shall be deemed to have assigned its Loans (but not its Commitments) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Credit Party shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Credit Party, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Credit Party shall cease to be a Credit Party, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning Credit Party and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Credit Party shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Credit Party (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Credit Party and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, Credit Party or Secured Party under the Transaction Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e)The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower, the Parent, the Originators, the Servicer, the Performance Guarantor or their respective Affiliates, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower, the Parent, the Originators, the Servicer, the Performance Guarantor or their respective Subsidiaries for the purpose of making such Erroneous Payment. In no event shall this Section be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the amounts payable by the Borrower, the Transferor, any Originator, the Performance Guarantor or the Servicer under this Agreement or the other Transaction Documents relative to the amount (and/or timing for payment) that would have been payable had such Erroneous Payment not been made by the Administrative Agent.

(f)To the extent permitted by Applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine

(g)Each party’s obligations, agreements and waivers under this Section 11.10 shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Transaction Document.

ARTICLE XII

[RESERVED]

ARTICLE XIII

INDEMNIFICATION

SECTION 13.01. Indemnities by the Borrower.

(a)Without limiting any other rights that the Administrative Agent, the Credit Parties, the Affected Persons and their respective assigns, officers, directors, agents and employees (each, a “Borrower Indemnified Party”) may have hereunder or under Applicable Law, the Borrower hereby agrees to indemnify each Borrower Indemnified Party from and against any and all claims, losses and liabilities (including Attorney Costs) (all of the foregoing being collectively referred to as “Borrower Indemnified Amounts”) arising out of or resulting from this Agreement or any other Transaction Document or the use of proceeds of the Credit Extensions or the security interest in respect of any Pool Receivable or any other Collateral; excluding, however, (a) Borrower Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Borrower Indemnified Amounts resulted solely from the gross negligence or willful misconduct by the Borrower Indemnified Party seeking indemnification or any of its Controlled Related Parties and (b) Taxes that are covered by Section 5.03. Without limiting or being limited by the foregoing, the Borrower shall pay on demand (it being understood that if any portion of such payment obligation is made from Collections, such payment will be made at the time and in the order of priority set forth in Section 4.01), to each Borrower Indemnified Party any and all amounts necessary to indemnify such Borrower Indemnified Party from and against any and all Borrower Indemnified Amounts relating to or resulting from any of the following (but excluding Borrower Indemnified Amounts and Taxes described in clauses (a) and (b) above):

(i)any Pool Receivable which the Borrower or the Servicer includes as an Eligible Receivable as part of the Net Receivables Pool Balance but which is not an Eligible Receivable at such time;

(ii)any representation, warranty or statement made or deemed made by the Borrower (or any of its respective officers) under or in connection with this Agreement, any of the other Transaction Documents, any Information Package or any other information or report delivered by or on behalf of the Borrower pursuant hereto which shall have been untrue or incorrect when made or deemed made;

(iii)the failure by the Borrower to comply with any Applicable Law with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such Applicable Law;

(iv)the failure to vest in the Administrative Agent a first priority perfected security interest in all or any portion of the Collateral, in each case free and clear of any Adverse Claim;

(v)the failure to have filed, or any delay in filing, financing statements (including as-extracted collateral filings), financing statement amendments, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to any Pool Receivable and the other Collateral and Collections in respect thereof, whether at the time of any Credit Extension or at any subsequent time;

(vi)any dispute, claim or defense (other than discharge in bankruptcy) of an Obligor to the payment of any Pool Receivable (including, without limitation, a defense based on such Pool Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from or relating to collection activities with respect to such Pool Receivable;

(vii)any failure of the Borrower to perform any its duties or obligations in accordance with the provisions hereof and of each other Transaction Document related to Pool Receivables or to timely and fully comply with the Credit and Collection Policy in regard to each Pool Receivable;

(viii)any products liability, environmental or other claim arising out of or in connection with any Pool Receivable or other merchandise, goods or services which are the subject of or related to any Pool Receivable;

(ix)the commingling of Collections of Pool Receivables at any time with other funds;

(x)any investigation, litigation or proceeding (actual or threatened) related to this Agreement or any other Transaction Document or the use of proceeds of any Credit Extensions or in respect of any Pool Receivable or other Collateral or any related Contract;

(xi)any failure of the Borrower to comply with its covenants, obligations and agreements contained in this Agreement or any other Transaction Document;

(xii)any setoff with respect to any Pool Receivable;

(xiii)any claim brought by any Person other than a Borrower Indemnified Party arising from any activity by the Borrower or any Affiliate of the Borrower in servicing, administering or collecting any Pool Receivable;

(xiv)the failure by the Borrower to pay when due any taxes, including, without limitation, sales, excise or personal property taxes;

(xv)any failure of a Lock-Box Bank to comply with the terms of the applicable Lock-Box Agreement or any amounts payable by the Administrative Agent to a Lock-Box Bank under any Lock-Box Agreement;

(xvi)any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Pool Receivable (including, without limitation, a defense based on such Pool Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of goods or the rendering of services related to such Pool Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;

(xvii)any action taken by the Administrative Agent as attorney-in-fact for the Borrower, any Originator, the Transferor or the Servicer pursuant to this Agreement or any other Transaction Document;

(xviii)the use of proceeds of any Credit Extension or the usage of any Letter of Credit; or

(xix)any reduction in Capital as a result of the distribution of Collections if all or a portion of such distributions shall thereafter be rescinded or otherwise must be returned for any reason.

(b)Notwithstanding anything to the contrary in this Agreement, solely for purposes of the Borrower’s indemnification obligations in clauses (ii), (iii), (vii) and (xi) of this Article XIII, any representation, warranty or covenant qualified by the occurrence or non-occurrence of a material adverse effect or similar concepts of materiality shall be deemed to be not so qualified.

(c)If for any reason the foregoing indemnification is unavailable to any Borrower Indemnified Party or insufficient to hold it harmless, then the Borrower shall contribute to such Borrower Indemnified Party the amount paid or payable by such Borrower Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Borrower and its Affiliates on the one hand and such Borrower Indemnified Party on the other hand in the matters contemplated by this Agreement as well as the relative fault of the Borrower and its Affiliates and such Borrower Indemnified Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Borrower under this Section shall be in addition to any liability which the Borrower may otherwise have, shall extend upon the same terms and conditions to each Borrower Indemnified Party, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Borrower and the Borrower Indemnified Parties.

(d)Any indemnification or contribution under this Section shall survive the termination of this Agreement.

SECTION 13.02. Indemnification by the Servicer.

(a)The Servicer hereby agrees to indemnify and hold harmless the Borrower, the Administrative Agent, the Credit Parties, the Affected Persons and their respective assigns, officers, directors, agents and employees (each, a “Servicer Indemnified Party”), from and against any loss, liability, expense, damage or injury suffered or sustained by reason of any acts, omissions or alleged acts or omissions arising out of activities of the Servicer pursuant to this Agreement or any other Transaction Document, including any judgment, award, settlement, Attorney Costs and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim (all of the foregoing being collectively referred to as, “Servicer Indemnified Amounts”); excluding (i) Servicer Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Servicer Indemnified Amounts resulted solely from the gross negligence or willful misconduct by the Servicer Indemnified Party seeking indemnification or any of its Controlled Related Parties, (ii) Taxes that are covered by Section 5.03 and (iii) Servicer Indemnified Amounts to the extent the same includes losses in respect of Pool Receivables that are uncollectible solely on account of the insolvency, bankruptcy or other credit related reasons with respect to the relevant Obligor. Without limiting or being limited by the foregoing, the Servicer shall pay on demand, to each Servicer Indemnified Party any and all amounts necessary to indemnify such Servicer Indemnified Party from and against any and all Servicer Indemnified Amounts relating to or resulting from any of the following (but excluding Servicer Indemnified Amounts described in clauses (i), (ii) and (iii) above):

(i)any representation, warranty or statement made or deemed made by the Servicer (or any of its respective officers) under or in connection with this Agreement, any of the other Transaction Documents, any Information Package or any other information or report delivered by or on behalf of the Servicer pursuant hereto which shall have been untrue or incorrect when made or deemed made;

(ii)the failure by the Servicer to comply with any Applicable Law with respect to any Pool Receivable or the related Contract; or

(iii)any failure of the Servicer to comply with its covenants, obligations and agreements contained in this Agreement or any other Transaction Document.

(b)If for any reason the foregoing indemnification is unavailable to any Servicer Indemnified Party or insufficient to hold it harmless, then the Servicer shall contribute to the amount paid or payable by such Servicer Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Servicer and its Affiliates on the one hand and such Servicer Indemnified Party on the other hand in the matters contemplated by this Agreement as well as the relative fault of the Servicer and its Affiliates and such Servicer Indemnified Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Servicer under this Section shall be in addition to any liability which the Servicer may otherwise have, shall extend upon the same terms and conditions to Servicer Indemnified Party, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Servicer and the Servicer Indemnified Parties.

(c)Any indemnification or contribution under this Section shall survive the termination of this Agreement.

ARTICLE XIV

MISCELLANEOUS

SECTION 14.01. Amendments, Etc.

(a)No failure on the part of any Credit Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. No amendment or waiver of any provision of this Agreement or consent to any departure by any of the Borrower or any Affiliate thereof shall be effective unless in a writing signed by the Administrative Agent, the LC Bank and the Majority Lenders (and, in the case of any amendment, also signed by the Borrower), and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (A) no amendment, waiver or consent shall, unless in writing and signed by the Servicer, affect the rights or duties of the Servicer under this Agreement; (B) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, Borrower and each Credit Party:

(i)change (directly or indirectly) the definitions of, Borrowing Base Deficit, Defaulted Receivable, Delinquent Receivable, Eligible Receivable, Facility Limit, Final Maturity Date, Minimum Fixed Charge Ratio Period, Net Receivables Pool Balance or Total Reserves contained in this Agreement, or increase the then existing Concentration Percentage for any Obligor or change the calculation of the Borrowing Base;

(ii)reduce the amount of Capital or Interest that is payable on account of any Loan or with respect to any other Credit Extension or delay any scheduled date for payment thereof;

(iii)change any Event of Default;

(iv)change any of the provisions of this Section 14.01 or the definition of “Majority Lenders”; or

(v)change the order of priority in which Collections are applied pursuant to Section 4.01.

Notwithstanding the foregoing, (A) no amendment, waiver or consent shall increase any Lender’s or LC Participant’s Commitment hereunder without the consent of such Lender or LC Participant, as applicable and (B) no amendment, waiver or consent shall reduce any Fees payable by the Borrower to any Credit Party or delay the dates on which any such Fees are payable, in either case, without the consent of such Credit Party.

SECTION 14.02. Notices, Etc. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile communication) and faxed or delivered, to each party hereto, at its address set forth under its name on Schedule III hereto or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by facsimile shall be effective when sent (and shall be followed by hard copy sent by regular mail), and notices and communications sent by other means shall be effective when received.

SECTION 14.03. Assignability; Addition of Lenders.

(a)Assignment by Lenders. Each Lender may assign to any Eligible Assignee or to any other Lender all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and any Loan or interests therein owned by it); provided, however that

(i)except for an assignment by a Lender to either an Eligible Assignee or any other Lender, each such assignment shall require the prior written consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that such consent shall not be required if an Event of Default or an Unmatured Event of Default has occurred and is continuing);

(ii)each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement;

(iii)the amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance Agreement with respect to such assignment) shall in no event be less than the lesser of (x) $5,000,000 and (y) all of the assigning Lender’s Commitment; and

(iv)the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance Agreement.

Upon such execution, delivery, acceptance and recording from and after the effective date specified in such Assignment and Acceptance Agreement, (x) the assignee thereunder shall be a party to this Agreement, and to the extent that rights and obligations under this Agreement have been assigned to it pursuant to such Assignment and Acceptance Agreement, have the rights and obligations of a Lender hereunder and (y) the assigning Lender shall, to the extent that rights and obligations have been assigned by it pursuant to such Assignment and Acceptance Agreement, relinquish such rights and be released from such obligations under this Agreement (and, in the case of an Assignment and Acceptance Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b)Register. The Administrative Agent shall, acting solely for this purpose as an agent of the Borrower, maintain at its address referred to on Schedule III of this Agreement (or such other address of the Administrative Agent notified by the Administrative Agent to the other parties hereto) a copy of each Assignment and Acceptance Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders, the Commitment of each Lender and the aggregate outstanding Capital (and stated interest) of the Loans of each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Servicer, the Administrative Agent, and the other Credit Parties may treat each Person whose name is recorded in the Register as a Lender under this Agreement for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the LC Bank, or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(c)Procedure. Upon its receipt of an Assignment and Acceptance Agreement executed and delivered by an assigning Lender and an Eligible Assignee or assignee Lender in accordance with Section 14.03(a), the Administrative Agent shall, if such Assignment and Acceptance Agreement has been duly completed, (i) accept such Assignment and Acceptance Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and the Servicer.

(d)Participations. Each Lender may sell participations to one or more Eligible Assignees (each, a “Participant”) in or to all or a portion of its rights and/or obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the interests in the Loans owned by it); provided, however, that

(i)such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, and

(ii)such Lender shall remain solely responsible to the other parties to this Agreement for the performance of such obligations.

The Administrative Agent, the LC Bank, the LC Participants, the Lenders, the Borrower and the Servicer shall have the right to continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(e)Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f)Assignments by Administrative Agent. This Agreement and the rights and obligations of the Administrative Agent herein shall be assignable by the Administrative Agent and its successors and assigns; provided that in the case of an assignment to a Person that is neither an Affiliate of the Administrative Agent nor a Lender hereunder, so long as no Event of Default or Unmatured Event of Default has occurred and is continuing, such assignment shall require the Borrower’s consent (not to be unreasonably withheld, conditioned or delayed).

(g)Assignments by the Borrower or the Servicer. Neither the Borrower nor, except as provided in Section 9.01, the Servicer may assign any of its respective rights or obligations hereunder or any interest herein without the prior written consent of the Administrative Agent, the LC Bank and each Lender (such consent to be provided or withheld in the sole discretion of such Person).

(h)Addition of New Lenders and LC Participants. Subject to Section 2.02(c), the Borrower may, with the prior written consent of the Administrative Agent and the LC Bank,

add additional Persons as Lenders and LC Participants. Each new Lender and LC Participant shall become a party hereto, by executing and delivering to the Administrative Agent, the LC Bank and the Borrower, an assumption agreement (each, an “Assumption Agreement”) in the form of Exhibit C hereto.

(i)Pledge to a Federal Reserve Bank. Notwithstanding anything to the contrary set forth herein, (i) any Credit Party or any of their respective Affiliates may at any time pledge or grant a security interest in all or any portion of its interest in, to and under this Agreement (including, without limitation, rights to payment of Capital and Interest) and any other Transaction Document to secure its obligations to a Federal Reserve Bank, without notice to or the consent of the Borrower, the Servicer, any Affiliate thereof or any Credit Party; provided, however, that that no such pledge shall relieve such assignor of its obligations under this Agreement.

SECTION 14.04. Costs and Expenses. In addition to the rights of indemnification granted under Section 13.01 hereof and except as otherwise provided within this Agreement, the Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Transaction Documents (together with all amendments, restatements, supplements, consents and waivers, if any, from time to time hereto and thereto), including, without limitation, (i) the reasonable Attorney Costs for the Administrative Agent and the other Credit Parties and any of their respective Affiliates with respect thereto and with respect to advising the Administrative Agent and the other Credit Parties and their respective Affiliates as to their rights and remedies under this Agreement and the other Transaction Documents and (ii) reasonable accountants’, auditors’ and consultants’ fees and expenses for the Administrative Agent and the other Credit Parties and any of their respective Affiliates incurred in connection with the administration and maintenance of this Agreement or advising the Administrative Agent or any other Credit Party as to their rights and remedies under this Agreement or as to any actual or reasonably claimed breach of this Agreement or any other Transaction Document. In addition, the Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses (including reasonable Attorney Costs), of the Administrative Agent and the other Credit Parties and their respective Affiliates, incurred in connection with the enforcement of any of their respective rights or remedies under the provisions of this Agreement and the other Transaction Documents. Notwithstanding the foregoing, the Attorney Costs for preparation, negotiation, execution and delivery of this Agreement and the other Transaction Documents on and prior to the Closing Date shall be limited to the extent set forth in that certain letter agreement, dated September 11, 2014, by and between PNC Capital Markets LLC and Alliance Resource Partners, L.P.

SECTION 14.05. No Proceedings. The Servicer hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, the Borrower any Insolvency Proceeding until one year and one day after the Final Payout Date.

SECTION 14.06. Confidentiality.

(a)Each of the Borrower and the Servicer covenants and agrees to hold in confidence, and not disclose to any Person, either (i) the Fee Letter or any of the contents thereof or (ii) any fees, interest, costs or expenses paid or payable in connection with this Agreement or any other Transaction Document, except as the Administrative Agent and each Lender may have consented to in writing prior to any proposed disclosure; provided, however, that it may disclose such information (i) to its Advisors and Representatives, (ii) to the extent such information has become available to the public other than as a result of a disclosure by or through the Borrower, the Servicer or their Advisors and Representatives or (iii) to the extent it or its Affiliates should be (A) required by Applicable Law, the rules of any securities exchange, or in connection with any legal or regulatory proceeding or (B) requested by any Governmental Authority to disclose such information; provided, that, in the case of clause (iii) above, the Borrower and the Servicer will use reasonable efforts to maintain confidentiality and will (unless otherwise prohibited by Applicable Law) notify the Administrative Agent and the affected Credit Party of its intention to make any such disclosure prior to making such disclosure.Each of the Borrower and the Servicer agrees to be responsible for any breach of this Section by its Representatives and Advisors and agrees that its Representatives and Advisors will be advised by it of the confidential nature of such information and shall agree to comply with this Section. Notwithstanding the foregoing, it is expressly agreed that each of the Borrower, the Servicer and their respective Affiliates may publish a press release or otherwise publicly announce, including by filing of this Agreement as an exhibit to registration statements and periodic reports filed with the SEC, the existence and principal amount of the Commitments under this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, the Borrower consents to the publication by the Administrative Agent or any other Credit Party of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement.

(b)Each of the Administrative Agent and each other Credit Party, severally and with respect to itself only, agrees to hold in confidence, and not disclose to any Person, any confidential and proprietary information concerning the Borrower, the Servicer and their respective Affiliates and their businesses or the terms of this Agreement (including any fees payable in connection with this Agreement or the other Transaction Documents), except as the Borrower or the Servicer may have consented to in writing prior to any proposed disclosure; provided, however, that it may disclose such information (i) to its Advisors and Representatives, (ii) to its assignees and Participants and potential assignees and Participants and their respective counsel if they agree in writing to hold it confidential, (iii) to the extent such information has become available to the public other than as a result of a disclosure by or through it or its Representatives or Advisors, (iv) at the request of a bank examiner or other regulatory authority or in connection with an examination of any of the Administrative Agent or any Lender or their respective Affiliates or (v) to the extent it should be (A) required by Applicable Law, or in connection with any legal or regulatory proceeding or (B) requested by any Governmental Authority to disclose such information; provided, that, in the case of clause (v) above, the Administrative Agent and each Lender will use reasonable efforts to maintain confidentiality and will (unless otherwise prohibited by Applicable Law) notify the Borrower and the Servicer of its making any such disclosure as promptly as reasonably practicable thereafter. Each of the Administrative Agent and each Lender, severally and with respect to itself only, agrees to be responsible for any breach of this Section by its Representatives and Advisors and agrees that its Representatives and Advisors will be advised by it of the confidential nature of such information and shall agree to comply with this Section.

(c)As used in this Section, (i) “Advisors” means, with respect to any Person, such Person’s accountants, attorneys and other confidential advisors and (ii) “Representatives” means, with respect to any Person, such Person’s Affiliates, Subsidiaries, directors, managers, officers, employees, members, investors, financing sources, insurers, professional advisors, representatives and agents; provided that such Persons shall not be deemed to be Representatives of a Person unless (and solely to the extent that) confidential information is furnished to such Person.

SECTION 14.07. GOVERNING LAW. THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF, EXCEPT TO THE EXTENT THAT THE PERFECTION, THE EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF ADMINISTRATIVE AGENT OR ANY LENDER IN THE COLLATERAL IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK).

SECTION 14.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart hereof by facsimile or other electronic means shall be equally effective as delivery of an originally executed counterpart.

SECTION 14.09. Integration; Binding Effect; Survival of Termination. This Agreement and the other Transaction Documents contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until the Final Payout Date; provided, however, that the provisions of Sections 3.08, 3.09, 3.10, 5.01, 5.02, 5.03, 11.04, 11.06, 13.01, 13.02, 14.04, 14.05, 14.06, 14.09, 14.10, and 14.12 shall survive any termination of this Agreement.

SECTION 14.10. CONSENT TO JURISDICTION. (a) EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO (I) WITH RESPECT TO THE BORROWER AND THE SERVICER, THE EXCLUSIVE JURISDICTION, AND (II) WITH RESPECT TO EACH OF THE OTHER PARTIES HERETO, THE NON-EXCLUSIVE JURISDICTION, IN EACH CASE, OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK CITY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING (I) IF BROUGHT BY THE BORROWER, THE SERVICER OR ANY AFFILIATE THEREOF, SHALL BE HEARD AND DETERMINED, AND (II) IF BROUGHT BY ANY OTHER PARTY TO THIS AGREEMENT, MAY BE HEARD AND DETERMINED,

IN EACH CASE, IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. NOTHING IN THIS SECTION 14.10 SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY OTHER CREDIT PARTY TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR THE SERVICER OR ANY OF THEIR RESPECTIVE PROPERTY IN THE COURTS OF OTHER JURISDICTIONS. EACH OF THE BORROWER AND THE SERVICER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING. THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(b)EACH OF THE BORROWER AND THE SERVICER CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO IT AT ITS ADDRESS SPECIFIED IN SECTION 14.02. NOTHING IN THIS SECTION 14.10 SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY OTHER CREDIT PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

SECTION 14.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.

SECTION 14.12. Ratable Payments. If any Credit Party, whether by setoff or otherwise, has payment made to it with respect to any Borrower Obligations in a greater proportion than that received by any other Credit Party entitled to receive a ratable share of such Borrower Obligations, such Credit Party agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Borrower Obligations held by the other Credit Parties so that after such purchase each Credit Party will hold its ratable proportion of such Borrower Obligations; provided that if all or any portion of such excess amount is thereafter recovered from such Credit Party, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

SECTION 14.13. Limitation of Liability.

(a)No claim may be made by the Borrower or any Affiliate thereof or any other Person against any Credit Party or their respective Affiliates, members, directors, officers, employees, incorporators, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Transaction Document, or any act, omission or event occurring in connection herewith or therewith; and each of the Borrower and the Servicer hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. None of the Credit Parties and their respective Affiliates shall have any liability to the Borrower or any Affiliate thereof or any other Person asserting claims on behalf of or in right of the Borrower or any Affiliate thereof in connection with or as a result of this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Borrower or any Affiliate thereof result from the breach of contract, gross negligence or willful misconduct of such Credit Party in performing its duties and obligations hereunder and under the other Transaction Documents to which it is a party.

(b)The obligations of the Administrative Agent and each of the other Credit Parties under this Agreement and each of the Transaction Documents are solely the corporate obligations of such Person. No recourse shall be had for any obligation or claim arising out of or based upon this Agreement or any other Transaction Document against any member, director, officer, employee or incorporator of any such Person.

SECTION 14.14. Intent of the Parties. The Borrower has structured this Agreement with the intention that the Loans and the obligations of the Borrower hereunder will be treated under United States federal, and applicable state, local and foreign tax law as debt (the “Intended Tax Treatment”). The Borrower, the Servicer, the Administrative Agent and the other Credit Parties agree to file no tax return, or take any action, inconsistent with the Intended Tax Treatment unless required by law. Each assignee and each Participant acquiring an interest in a Credit Extension, by its acceptance of such assignment or participation, agrees to comply with the immediately preceding sentence.

SECTION 14.15. USA Patriot Act. Each of the Administrative Agent and each of the other Credit Parties hereby notifies the Borrower and the Servicer that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), the Administrative Agent and the other Credit Parties may be required to obtain, verify and record information that identifies the Borrower, the Transferor, the Originators, the Servicer and the Performance Guarantor, which information includes the name, address, tax identification number and other information regarding the Borrower, the Transferor, the Originators, the Servicer and the Performance Guarantor that will allow the Administrative Agent and the other Credit Parties to identify the Borrower, the Transferor, the Originators, the Servicer and the Performance Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act. Each of the Borrower and the Servicer agrees to provide the Administrative Agent and each other Credit Parties, from time to time, with all documentation and other information required by bank regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

SECTION 14.16. Right of Setoff. Each Credit Party is hereby authorized (in addition to any other rights it may have), at any time during the continuance of an Event of Default, to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Credit Party (including by any branches or agencies of such Credit Party) to, or for the account of, the Borrower against amounts owing by the Borrower hereunder or to, or for the account of, the

Servicer against amounts owing by the Servicer hereunder; provided that such Credit Party shall notify the Borrower or the Servicer, as applicable, promptly following such setoff.

SECTION 14.17. Severability. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 14.18. Mutual Negotiations. This Agreement and the other Transaction Documents are the product of mutual negotiations by the parties thereto and their counsel, and no party shall be deemed the draftsperson of this Agreement or any other Transaction Document or any provision hereof or thereof or to have provided the same. Accordingly, in the event of any inconsistency or ambiguity of any provision of this Agreement or any other Transaction Document, such inconsistency or ambiguity shall not be interpreted against any party because of such party’s involvement in the drafting thereof.

SECTION 14.19. Captions and Cross References. The various captions (including the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. Unless otherwise indicated, references in this Agreement to any Section, Schedule or Exhibit are to such Section Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.

SECTION 14.20. Structuring Agent. Each of the parties hereto hereby acknowledges and agrees that the Structuring Agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement, other than the Structuring Agent’s right to receive fees pursuant to Section 2.03. Each party acknowledges that it has not relied, and will not rely, on the Structuring Agent in deciding to enter into this Agreement and to take, or omit to take, any action under the Transaction Documents.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

AROP FUNDING, LLC

By:
Name:	~~R. Eberley Davis~~
Title:	~~Senior Vice President, General Counsel and~~ Secretary

ALLIANCE COAL, LLC,
as the Servicer

By:
Name:	~~R. Eberley~~ Davis
Title:	~~Senior Vice President, General Counsel and~~ Secretary

S-1	Receivables Financing Agreement

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:
Name:
Title:

PNC BANK, NATIONAL ASSOCIATION,
as LC Bank and as an LC Participant

By:
Name:
Title:

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:
Name:
Title:

S-2	Receivables Financing Agreement

PNC CAPITAL MARKETS LLC,
as Structuring Agent

By:
Name:
Title:

S-3	Receivables Financing Agreement

EXHIBIT A

Form of [Loan Request] [LC Request]

[Letterhead of Borrower]

[Date]

[Administrative Agent]

Re: [Loan Request] [LC Request]

Ladies and Gentlemen:

Reference is hereby made to that certain Receivables Financing Agreement, dated as of December 5, 2014 among AROP Funding, LLC (the “Borrower”), Alliance Coal, LLC, as Servicer (the “Servicer”), the Lenders party thereto, the LC Participants party thereto and PNC Bank, National Association, as Administrative Agent (in such capacity, the “Administrative Agent”) and as the LC Bank (as amended, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms used in this [Loan Request] [LC Request] and not otherwise defined herein shall have the meanings assigned thereto in the Agreement.

[This letter constitutes a Loan Request pursuant to Section 2.02(a) of the Agreement. The Borrower hereby request a Loan in the amount of [$      ] to be made on [         , 20     ] (of which $[      ] will be funded by PNC and $[      ] will be funded by the [      ]. The proceeds of such Loan should be deposited to [Account number], at [Name, Address and ABA Number of Bank]. After giving effect to such Loan, the Aggregate Capital will be [$        ].]

[This letter constitutes an LC Request pursuant to Section 3.02(a) of the Agreement. The Borrower hereby request that the LC Bank issue a Letter of Credit with a face amount of [$          ] on [       , 20    ]. After giving effect to such issuance, the LC Participation Amount will be [$               ].

The Borrower hereby represents and warrants as of the date hereof, and after giving effect to such Credit Extension, as follows:

(i)the representations and warranties of the Borrower and the Servicer contained in Sections 7.01 and 7.02 of the Agreement are true and correct in all material respects on and as of the date of such Credit Extension as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

(ii)no Event of Default or Unmatured Event of Default has occurred and is continuing, and no Event of Default or Unmatured Event of Default would result from such Credit Extension;

Exhibit A-1

(iii)no Borrowing Base Deficit exists or would exist after giving effect to such Credit Extension; and

(iv)the Termination Date has not occurred.

IN WITNESS WHEREOF, the undersigned has executed this letter by its duly authorized officer as of the date first above written.

Very truly yours,

AROP FUNDING, LLC

By:
Name:
Title:

EXHIBIT B

Form of Assignment and Acceptance Agreement

Dated as of              , 20

Section 1.

Commitment assigned:	$[ ]
Assignor’s remaining Commitment:	$[ ]
Capital allocable to Commitment assigned:	$[ ]
Assignor’s remaining Capital:	$[ ]
Interest (if any) allocable to Capital assigned:	$[ ]
Interest (if any) allocable to Assignor’s remaining Capital:	$[ ]

Section 2.

Effective Date of this Assignment and Acceptance Agreement: [               ]

Upon execution and delivery of this Assignment and Acceptance Agreement by the assignee and the assignor and the satisfaction of the other conditions to assignment specified in Section 14.03(b) of the Agreement (as defined below), from and after the effective date specified above, the assignee shall become a party to, and, to the extent of the rights and obligations thereunder being assigned to it pursuant to this Assignment and Acceptance Agreement, shall have the rights and obligations of a Lender under that certain Receivables Financing Agreement, dated as of December 5, 2014 among AROP Funding, LLC, Alliance Coal, LLC, as Servicer, the Lenders party thereto, the LC Participants party thereto and PNC Bank, National Association, as Administrative Agent and as the LC Bank (as amended, supplemented or otherwise modified from time to time, the “Agreement”).

(Signature Pages Follow)

Exhibit B-1

ASSIGNOR:	[ ]

By:
Name:
Title:

ASSIGNEE:	[ ]

By:
Name:
Title:

[Address]

Accepted as of date first above written:

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:
Name:
Title:

AROP FUNDING, LLC,
as Borrower

By:
Name:
Title:

Exhibit B-2

EXHIBIT C

Form of Assumption Agreement

THIS ASSUMPTION AGREEMENT (this “Agreement”), dated as of [      ,       ], is between AROP FUNDING, LLC (the “Borrower”) and [         ], as lender (the “Lender”).

BACKGROUND

The Borrower and various others are parties to a certain Receivables Financing Agreement, dated as of December 5, 2014 (as amended through the date hereof and as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Receivables Financing Agreement”). Capitalized terms used and not otherwise defined herein have the respective meaning assigned to such terms in the Receivables Financing Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1. This letter constitutes an Assumption Agreement pursuant to Section 14.03(h) of the Receivables Financing Agreement. The Borrower desires the Lender to [become a party to] [increase its existing Commitment under] the Receivables Financing Agreement, and upon the terms and subject to the conditions set forth in the Receivables Financing Agreement, the [[       ] Lenders] agree[s] to [become Lenders thereunder] [increase its Commitment to the amount set forth as its “Commitment” under the signature of such [      ] Lender hereto].

The Borrower hereby represents and warrants to the [        ] Lenders and the [       ] Administrative Agent as of the date hereof, as follows:

(i)the representations and warranties of the Borrower contained in Section 7.01 of the Receivables Financing Agreement are true and correct in all material respects on and as of such date as though made on and as of such date;

(ii)no Event of Default or Unmatured Event of Default has occurred and is continuing, or would result from the assumption contemplated hereby; and

(iii)the Termination Date shall not have occurred.

SECTION 2. Upon execution and delivery of this Agreement by the Borrower and [       ] (including the written consent of the Administrative Agent and the LC Bank) and receipt by the Administrative Agent of counterparts of this Agreement (whether by facsimile or otherwise) executed by each of the parties hereto, [the [       ] Lender shall become a party to, and have the rights and obligations of a Lender under, the Receivables Financing Agreement and a “Commitment” as shall be as set forth under the signature of each such Lender hereto].

SECTION 3. THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE

Exhibit C-1

OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF. This Agreement may not be amended or supplemented except pursuant to a writing signed be each of the parties hereto and may not be waived except pursuant to a writing signed by the party to be charged. This Agreement may be executed in counterparts, and by the different parties on different counterparts, each of which shall constitute an original, but all together shall constitute one and the same agreement.

(Signature Pages Follow)

Exhibit C-2

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the date first above written.

AROP FUNDING, LLC

By:
Name Printed:
Title:

[ ], as a Lender

By:
Name Printed:
Title:
[Address]

Exhibit C-3

EXHIBIT D

Form of Letter of Credit Application

(Attached)

Exhibit D-1

EXHIBIT E

Credit and Collection Policy

(Attached)

Exhibit E-1

EXHIBIT F

Form of Information Package

(Attached)

Exhibit F-1

EXHIBIT G

Form of Compliance Certificate

To: PNC Bank, National Association, as Administrative Agent

This Compliance Certificate is furnished pursuant to Section 8.02(a)(i) of that certain Receivables Financing Agreement, dated as of December 5, 2014 among AROP Funding, LLC (the “Borrower”), Alliance Coal, LLC, as Servicer (the “Servicer”), the Lenders party thereto, the LC Participants party thereto and PNC Bank, National Association, as Administrative Agent (in such capacity, the “Administrative Agent”) and as the LC Bank (as amended, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.I am the duly elected                    of the Servicer.

2.I have reviewed the terms of the Agreement and each of the other Transaction Documents and I have made, or have caused to be made under my supervision, a detailed review of the transactions and condition of the Borrower during the accounting period covered by the attached financial statements.

3.The examinations described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or an Unmatured Event of Default, as each such term is defined under the Agreement, during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate[, except as set forth in paragraph 5 below].

4.Schedule I attached hereto sets forth financial statements of ~~the Parent~~[ARLP] [Servicer] and its Subsidiaries for the period referenced on such Schedule I.

[5.Described below are the exceptions, if any, to paragraph 3 above by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Borrower has taken, is taking, or proposes to take with respect to each such condition or event:]

Exhibit G-1

The foregoing certifications are made and delivered this               day of                , 20         .

ALLIANCE COAL, LLC

By:
Name:
Title:

Exhibit G-2

SCHEDULE I TO COMPLIANCE CERTIFICATE

A.Schedule of Compliance as of               , 20 with Section 8.02(a) of the Agreement. Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

This schedule relates to the month ended:             .

B.The following financial statements of ~~the Parent~~[ARLP][Servicer] and its Subsidiaries for the period ending on           , 20    , are attached hereto:

Exhibit G-3

EXHIBIT H

Closing Memorandum

(Attached)

Exhibit H

EXHIBIT I-1

Weekly Report

Exhibit I-1

EXHIBIT I-2

Daily Report

Exhibit I-2

SCHEDULE I

Commitments

Party	Capacity	Commitment
PNC	Lender	$~~90,000,000~~75,000,000
PNC	LC Participant	$~~90,000,000~~75,000,000
PNC	LC Bank	$~~90,000,000~~75,000,000

Schedule I-1

SCHEDULE II

Lock-Boxes, Lock-Box Accounts and Lock-Box Banks

Lock-Box Bank	Lock-Box	Lock-Box Account
Fifth Third Bank	633905	07021290650

Schedule II-1

SCHEDULE III

Notice Addresses

(A)in the case of the Borrower, at the following address:

1717 South Boulder Avenue

Tulsa, Oklahoma 74119

Facsimile: 918-295-7361

Attn: Cary P. Marshall

with a copy to:

1146 Monarch St.

Lexington, Kentucky 40513

Facsimile: 859-223-3057

Attn: ~~R. Eberley Davis~~Steven C. Schnitzer

(B)in the case of the Servicer, at the following address:

1717 South Boulder Avenue

Tulsa, Oklahoma 74119

Facsimile: 918-295-7361

Attn: Cary P. Marshall

with a copy to:

1146 Monarch St.

Lexington, Kentucky 40513

Facsimile: 859-223-3057

Attn: ~~R. Eberley Davis~~Steven C. Schnitzer

(C)in the case of the Administrative Agent, at the following address:

PNC Bank, National Association

The Tower at PNC Plaza

300 Fifth Avenue, 11th Floor

Pittsburgh, PA 15222

Attention: Brian Stanley

Telephone: 412-768-2001

Facsimile: 412-803-7142

Email: brian.stanley@pnc.com

ABFAdmin@pnc.com

(D)in the case of the LC Bank, at the following address:

PNC Bank, National Association

Schedule III-1

The Tower at PNC Plaza

300 Fifth Avenue, 11th Floor

Pittsburgh, PA 15222

Attention: Brian Stanley

Telephone: 412-768-2001

Facsimile: 412-803-7142

Email: brian.stanley@pnc.com

ABFAdmin@pnc.com

(E)in the case of any other Person, at the address for such Person specified in the other Transaction Documents; in each case, or at such other address as shall be designated by such Person in a written notice to the other parties to this Agreement.

Schedule III-2

SCHEDULE IV

Excluded Receivables

LOCATION OF MINING OPERATIONS

MINEHEAD	STATE	COUNTY
MC Mining	KY	Pike

Schedule IV-1

SCHEDULE V

Mining Location

[Separately Provided]

Schedule V-1

SCHEDULE VI

Excluded Calculation Obligors and Excluded Calculation Obligor Ineligibility Period

Excluded Calculation Obligor	Excluded Calculation Obligor Ineligibility Period
Reliance Bulk Trading DMCC or any Affiliate thereof	On and after April 20, 2023
Xcoal Energy & Resources LLC or any Affiliate thereof	On or after October 22, 2019

Schedule VI-1